As filed with the Securities and Exchange Commission on April 28, 2006
File No. 333-________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Procera Networks, Inc.
(Name of small business issuer in its charter)

Nevada	33-0974674
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

100 Cooper Court
Los Gatos, California 95032
(408) 354-7200
(Address and telephone number of principal executive offices and principal place of business)

Douglas J. Glader
President
Procera Networks, Inc.
100 Cooper Court
Los Gatos, California 95032

(Name, address and telephone number of agent for service)

Copies to:
James C. Chapman, Esq.
Stephen W. Clinton, Esq.
Silicon Valley Law Group
25 Metro Drive
Suite 600
San Jose, California 95110
(408) 573-5700
Telecopier: (408) 573-5701

Approximate Date of Proposed Sale to Public: As soon as practicable after this
Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box ☒.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed Maximum offering price per unit (2)	Proposed Maximum aggregate offering price (2)	Amount of registration fee

COMMON STOCK, 0.001 PAR VALUE	16,886,025 SHARES	$0.63	$ 10,638,195	$ 1,139

TOTAL	16,886,025 SHARES	$0.63	$ 10,638,195	$ 1,139

(1) Includes 1,540,000 shares of common stock issuable upon exercise of outstanding warrants. In accordance with Rule 416 under the Securities Act, there are also being registered hereby such indeterminate number of additional shares of common stock as may become issuable pursuant to adjustment provisions of the warrants.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(g) of the Securities Act.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES, AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES, IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

Subject to Completion, April 28, 2006

PROCERA
Networks
More Productivity - Better Control

Procera Networks, Inc.

16,886,025 Shares

Common Stock

The shares of common stock covered by this Prospectus are being registered to permit the selling stockholders to sell such shares from time to time in the public market. Such sales may occur through ordinary brokerage transactions, directly to market makers of our shares or through any other means described in the section entitled "Plan of Distribution." If any underwriters are involved in the sale of any securities in respect of which this prospectus is being delivered, the names of such underwriters and any applicable commissions or discounts will be set forth in a prospectus supplement. We will not receive any of the proceeds from the sale of common stock by selling stockholders. We will receive proceeds from the exercise by certain selling stockholders who have warrants to purchase our common stock.

Our common stock is listed on the Over-The-Counter Bulletin Board. Our trading symbol is "PRNW." On March 30, 2006, the closing price of our common stock was $0.69 per share.

AN INVESTMENT IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD PURCHASE OUR SECURITIES ONLY IF YOU CAN AFFORD A COMPLETE LOSS OF YOUR INVESTMENT. SEE "RISK FACTORS" BEGINNING AT PAGE 5.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

PROCERA NETWORKS, INC.

ABOUT THIS PROSPECTUS

You should rely only on the information contained in this prospectus. We have not authorized any person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The selling stockholders are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

Procera and our logo are trademarks of Procera Networks, Inc. All other brand names or trademarks appearing in this prospectus are the property of their respective holders.

PROSPECTUS SUMMARY

The following summary is qualified in its entirety by the more detailed information appearing elsewhere or incorporated by reference in this prospectus. Investors should read carefully the entire prospectus including the information set forth under "Risk Factors" and the documents incorporated by reference in this prospectus before making an investment decision. Unless the context otherwise requires, the terms "Procera Networks, Inc.," "Procera Networks," "we," "us," and "our" refer to Procera Networks, Inc.

OUR COMPANY

We are a development stage, high technology device company engaged in the development and marketing of wire-speed Intelligent Content Management network solutions. Our OptimIP Intelligent Network Appliance product family provides wire-speed switching, routing, content control, flow metering (bandwidth limiting), packet shaping (quality of service prioritization) and surveillance (monitoring and archiving of emails, instant messaging) for secure delivery of information and applications across wireless and wireline networks. Our products enable the computer network to manage information in a more sophisticated manner, thereby increasing employee and computer network efficiency and substantially reducing the costs of network expansion. Our hardware and software solutions present an affordable opportunity for medium and small sized enterprises to manage their networks more efficiently on an individual, end-user basis in order to: (i) increase efficiency of the computer network; (ii) minimize legal liability issues arising from employees' use of company-provided computer networks for non-business purposes; and (iii) simplify the increasing demands on businesses to comply with new laws regarding data storage and email archiving.

Our principal executive offices are located at 100 Cooper Court Los Gatos, California 95032. Our telephone number is (408) 354-7200. The address of our website is www.proceranetworks.com. Information on our website is not part of this prospectus.

THE OFFERING

Common stock offered by the selling stockholders:	16,886,025 shares, including shares of common stock issuable upon exercise of the warrants held by certain selling stockholders.

Common stock to be outstanding after this offering:	45,965,342 shares, excluding shares of common stock issuable upon exercise of warrants and options.

Use of proceeds:
We will not receive any of the proceeds from the sale of shares by the selling stockholders; however, if certain selling stockholders who have warrants decide to exercise such warrants, we may receive proceeds from the exercise of those warrants, which will be used for working capital and general corporate purposes.

Risk Factors:	An investment in our common stock involves a high degree of risk. See "Risk Factors" beginning on page 4 of this prospectus.

OTCBB Symbol:	"PRNW"

The number of shares that will be outstanding after the offering is based on the number of shares outstanding as of March 30, 2006 and excludes (i) 3,916,970 shares of common stock issuable upon exercise of outstanding stock options, (ii) 8,713,178 shares of common stock issuable upon exercise of outstanding warrants, (iii) 150,000 shares of common stock issuable upon exercise of rights to purchase common stock outstanding as of March 30, 2006, and (iv) common stock subscriptions for 183,332 shares of common stock.

SUMMARY FINANCIAL DATA

The summary financial data set forth below with respect to our consolidated statements of operations and balance sheets for the fiscal years ended January 2, 2005 and January 1, 2006. Such financial data should be read in conjunction with, our audited consolidated financial statements and the notes thereto included elsewhere in this prospectus.

	TWELVE MONTHS ENDED
	January 1,	January 2,
	2006	2005
STATEMENT OF OPERATIONS DATA:
Sales	$254,809	$97,611
Cost of sales	307,799	160,383
Gross margin	(52,990)	(62,772)
Total operating expenses	6,696,503	6,285,048
Loss from operations	(6,749,493)	(6,347,820)
Net loss	(6,738,915)	(6,363,169)
Net loss per share - basic and diluted	($0.22)	($0.27)

BALANCE SHEET DATA:
Cash and cash equivalents	$1,254,831	$4,147,930
Working capital	733,993	3,982,619
Total assets	1,697,531	4,652,771
Total current liabilities	830,328	545,367
Total shareholders' equity	$850,974	$4,107,404

RISK FACTORS

An investment in the shares of our common stock involves a high degree of risk. You should consider carefully the following risk factors as well as the other information set forth in this prospectus before you decide to buy our common stock.

WE ARE AN EARLY STAGE COMPANY AND THE PRODUCT OF A RECENT MERGER, AND HAVE A LIMITED OPERATING HISTORY ON WHICH TO EVALUATE OUR POTENTIAL FOR FUTURE SUCCESS.

We were formed as a result of a merger of two separate companies, Procera Networks, Inc., a Delaware corporation ("PNI") and Zowcom, Inc., a Nevada corporation ("Zowcom"), in October 2003, and to date have only two fiscal years of combined operations. In addition, both Zowcom and PNI had only a limited operating history prior to the merger. Therefore, we have a limited operating history upon which you can evaluate our business and prospects, and it has yet to develop sufficient experience regarding actual revenues to be received from our combined operations.

We have only recently launched many of the products and services described herein and therefore we are a start-up company. You must consider the risks and uncertainties frequently encountered by early stage companies in new and rapidly evolving markets. If we are unsuccessful in addressing these risks and uncertainties, our business, results of operations and financial condition will be materially and adversely affected.

WE EXPECT LOSSES FOR THE FORSEEABLE FUTURE.

For the year ended January 1, 2006, we had losses from operations of $6,738,915. We will continue to incur losses from operations for the foreseeable future. These losses will result primarily from costs related to product development and substantial sales and marketing expenses. In addition, our plans are to invest heavily in marketing and promotion, to hire additional employees, and to enhance our network content and management technologies. Our management believes these expenditures are necessary to build and maintain hardware and software technology and to penetrate the markets for our products. If our revenue growth is slower than anticipate or our operating expenses exceed expectations, our losses will be significantly greater. We may never achieve profitability.

WE MAY NEED FURTHER CAPITAL.

Based on current reserves and anticipated cash flow from operations, we currently anticipate that the available funds, following the closing of our financing transaction on February 28, 2006 (the “February Placement”), will be sufficient to meet our anticipated needs for working capital, capital expenditures and business expansion through December 2006. Thereafter, wet will need to raise additional funds. If any of our assumptions are incorrect, we may need to raise capital before the end of December 2006. If additional funds are raised through the issuance of equity or convertible debt securities, the percentage ownership of our stockholders will be reduced, stockholders may experience additional dilution and such securities may have rights, preferences and privileges senior to those of our common stock. There can be no assurance that additional financing will be available on terms favorable to us or at all. If adequate funds are not available on acceptable terms, we may not be able to fund expansion, take advantage of unanticipated acquisition opportunities, develop or enhance services or products or respond to competitive pressures. In addition, we may be required to cancel product development programs and/or lay-off employees. Such inability could have a material adverse effect on our business, results of operations and financial condition.

HOLDERS OF OUR COMMON STOCK MAY BE DILUTED IN THE FUTURE.

We are authorized to issue up to 100,000,000 shares of common stock and to the extent of such authorization, our Board of Directors will have the ability, without seeking stockholder approval, to issue additional shares of common stock in the future for such consideration as our Board of Directors may consider sufficient. The issuance of additional common stock in the future will reduce the proportionate ownership and voting power of our common stock held by existing stockholders. At January 1, 2006, there were 30,945,317 shares of common stock outstanding, common stock subscriptions for 3,545,833 shares, warrants to purchase 7,213,178 shares of common stock, stock options to purchase 3,916,970 shares of common stock, and rights to purchase 292,100 shares of common stock. Further, after the February Placement and as of March 30, 2006, there were 45,965,342 shares of common stock outstanding, common stock subscriptions for 183,332 shares of common stock, warrants to purchase 8,713,178 shares of common stock, stock options to purchase 3,916,970 shares of common stock, and right to purchase 150,000 shares of common stock.

COMPETITION FOR EXPERIENCED PERSONNEL IS INTENSE AND OUR INABILITY TO ATTRACT AND RETAIN QUALIFIED PERSONNEL COULD SIGNIFICANTLY INTERRUPT OUR BUSINESS OPERATIONS.

Our future success will depend, to a significant extent, on the ability of our management to operate effectively, both individually and as a group. Given our early stage of development, we are dependent on our ability to attract, retain and motivate high caliber key personnel. We have recently expanded our sales force, and we are actively searching for systems engineers, research and development engineers and sales and marketing personnel, all of whom are in short supply. We currently have a small indirect channel partner and end-user service and support organization and will need to increase our staff to support new indirect channel partners and end users and the expanding needs of existing indirect channel partners and end users. Additionally, we rely on qualified systems engineers and service and support personnel to provide pre- and post-sales technical support for our products. Competition for qualified personnel in the networking industry, including systems engineers, sales and service and support personnel, is intense, and we may not be successful in attracting and retaining such personnel. There may be only a limited number of persons with the requisite skills to serve in these key positions and it may become increasingly difficult to hire such persons. Our business will suffer if it encounters delays in hiring these additional personnel.

Our performance is substantially dependent on the continued services and on the performance of our executive officers and other key employees, particularly Douglas J. Glader, our Chief Executive Officer, Anil Sahai, our Chief Technical Officer, and Gary J. Johnson, our Senior Vice President of Sales and Marketing. The loss of the services of any of our executive officers or key employees could materially and adversely affect our business. Additionally, we believe it will need to attract, retain and motivate talented management and other highly skilled employees to be successful. It may be unable to retain our key employees or attract, assimilate and retain other highly qualified employees in the future. Competitors and others have in the past, and may in the future, attempt to recruit our employees. We do not have employment contracts with any of our personnel. We currently do not have key person insurance in place. If we lose one of the key officers, we must attract, hire, and retain an equally competent person to take his place. There is no assurance that we would be able to find such an employee. If we fail to find one or find one timely, our product development may slow down or stop. We could fail to implement our strategy or lose the sales and marketing momentum.

WE MAY BE UNABLE TO COMPETE EFFECTIVELY WITH OTHER COMPANIES IN OUR MARKET SECTOR WHO ARE SUBSTANTIALLY LARGER AND MORE ESTABLISHED AND HAVE SIGNIFICANTLY GREATER RESOURCES.

We compete in a new, rapidly evolving and highly competitive sector of the networking technology market. We expect competition to persist and intensify in the future from a number of different sources. Increased competition could result in reduced prices and gross margins for our products and could require increased spending by it on research and development, sales and marketing and customer support, any of which could have a negative financial impact on our business. We compete with Cisco Systems, Inc., Packeteer, Inc., Foundry Networks, Inc. and Extreme Networks, Inc., which sell products incorporating competing technologies. We also compete with several small private companies that utilize competing technologies to provide bandwidth management. In addition, our products and technology compete for information technology budget allocations with products that offer monitoring capabilities, such as probes and related software. Lastly, we face indirect competition from companies that offer enterprises and service providers increased bandwidth and infrastructure upgrades that increase the capacity of their networks, which may lessen or delay the need for bandwidth management solutions.

Many of our competitors are substantially larger than it is and have significantly greater financial, sales and marketing, technical, manufacturing and other resources and more established distribution channels. These competitors may be able to respond more rapidly to new or emerging technologies and changes in customer requirements or devote greater resources to the development, promotion and sale of their products than it can. We have encountered, and expect to encounter, customers who are extremely confident in and committed to the product offerings of our competitors. Furthermore, some of our competitors may make strategic acquisitions or establish cooperative relationships among themselves or with third parties to increase their ability to rapidly gain market share by addressing the needs of our prospective customers. These competitors may enter our existing or future markets with solutions that may be less expensive, provide higher performance or additional features or be introduced earlier than our solutions. Given the market opportunity in the bandwidth management solutions market, we also expect that other companies may enter our market with alternative products and technologies, which could reduce the sales or market acceptance of our products and services, perpetuate intense price competition or make our products obsolete. If any technology that is competing with our’s is or becomes more reliable, higher performing, less expensive or has other advantages over our technology, then the demand for our products and services would decrease, which would harm our business.

OUR FAMILY OF PRODUCTS IS CURRENTLY OUR ONLY SUITE OF PRODUCTS, AND ALL OF OUR CURRENT REVENUES AND A SIGNIFICANT PORTION OF OUR FUTURE GROWTH DEPENDS ON OUR COMMERCIAL SUCCESS.

All of our current revenues and a significant portion of our future growth depend on the commercial success of our family of products, which are the only products that we currently offer. If we target customers that do not widely adopt, purchase and successfully deploy our switching family of products, our revenues will not grow significantly.

THE MARKET IN WHICH WE COMPETE IS SUBJECT TO RAPID TECHNOLOGICAL PROGRESS AND TO COMPETE WE MUST CONTINUALLY INTRODUCE NEW PRODUCTS THAT ACHIEVE BROAD MARKET ACCEPTANCE.

The network equipment market is characterized by rapid technological progress, frequent new product introductions, changes in customer requirements and evolving industry standards. If we do not regularly introduce new products in this dynamic environment, our product lines will become obsolete. Developments in routers and routing software could also significantly reduce demand for our products. Alternative technologies could achieve widespread market acceptance and displace the technology on which we have based our product architecture. We cannot assure you that our technological approach will achieve broad market acceptance or that other technologies or devices will not supplant our products and technology.

IF THE BANDWIDTH MANAGEMENT SOLUTIONS MARKET FAILS TO GROW, OUR BUSINESS WILL FAIL.

The market for bandwidth management solutions is in an early stage of development and our success is not guaranteed. Therefore, we cannot accurately assess the size of the market, the products needed to address the market, the optimal distribution strategy, or the competitive environment that will develop. In order for us to be successful, our potential customers must recognize the value of more sophisticated bandwidth management solutions, decide to invest in the management of our networks and the performance of important business software applications and, in particular, adopt our bandwidth management solutions. The growth of the bandwidth management solutions market also depends upon a number of factors, including the availability of inexpensive bandwidth, especially in international markets, and the growth of wide area networks. The failure of the market to rapidly grow would adversely affect our sales and sales prospects leading to sustained financial losses.

FUTURE PERFORMANCE WILL DEPEND ON THE INTRODUCTION AND ACCEPTANCE OF NEW PRODUCTS.

Our future performance will also depend on the successful development, introduction and market acceptance of new and enhanced products that address customer requirements in a timely and cost-effective manner. In the past, we have experienced delays in product development and such delays may occur in the future. The introduction of new and enhanced products may cause our customers to defer or cancel orders for existing products. Such actions would substantially hurt sales and negatively affect future profitability.

INTRODUCTION OF NEW PRODUCTS MAY CAUSE CUSTOMERS TO DEFER PURCHASES OF OUR EXISTING PRODUCTS WHICH COULD HARM OUR OPERATING RESULTS.

When we announce new products or product enhancements that have the potential to replace or shorten the life cycle of our existing products, customers may defer purchasing our existing products. These actions could harm our operating results by unexpectedly decreasing sales, increasing inventory levels of older products and exposing it to greater risk of product obsolescence.

IF WE ARE UNABLE TO EFFECTIVELY MANAGE OUR GROWTH, WE MAY EXPERIENCE OPERATING INEFFICIENCIES AND HAVE DIFFICULTY MEETING DEMAND FOR OUR PRODUCTS.

We have been careful to regulate our growth due to capital requirements. If our customer base and market grow rapidly, we would need to expand to meet this demand. This expansion could place a significant strain on our management, products and support operations, sales and marketing personnel and other resources, which could harm our business.

In the future, we may experience difficulties meeting the demand for our products and services. The installation and use of our products requires training. If we are unable to provide training and support for our products, the implementation process will be longer and customer satisfaction may be lower. In addition, our management team may not be able to achieve the rapid execution necessary to fully exploit the market for our products and services. We cannot assure you that our systems, procedures or controls will be adequate to support the anticipated growth in our operations. The failure to meet the challenges presented by rapid customer and market expansion would cause us to miss sales opportunities and otherwise have a negative impact on our sales and profitability.

We may not be able to install management information and control systems in an efficient and timely manner, and our current or planned personnel, systems, procedures and controls may not be adequate to support our future operations.

LIMITED ABILITY TO PROTECT OUR INTELLECTUAL PROPERTY AND DEFEND AGAINST CLAIMS MAY ADVERSELY AFFECT OUR ABILITY TO COMPETE.

We rely on a combination of patent, copyright, trademark and trade secret laws and restrictions on disclosure to protect our intellectual property rights. However, we cannot assure you that the actions we have taken will adequately protect our intellectual property rights or that other parties will not independently develop similar or competing products that do not infringe on our patents. We enter into confidentiality or license agreements with our employees, consultants and corporate partners, and control access to and distribution of the software, documentation and other proprietary information. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy or otherwise misappropriate or use our products or technology.

Our industry is characterized by the existence of a large number of patents and frequent claims and related litigation regarding patent and other intellectual property rights. If we are found to infringe the proprietary rights of others, or if we otherwise settle such claims, we could be compelled to pay damages or royalties and either obtain a license to those intellectual property rights or alter our products so that they no longer infringe upon such proprietary rights. Any license could be very expensive to obtain or may not be available at all. Similarly, changing our products or processes to avoid infringing the rights of others may be costly or impractical. Litigation resulting from claims that we are infringing the proprietary rights of others could result in substantial costs and a diversion of resources, and could have a material adverse effect on our business, financial condition and results of operations.

DEPENDENCE ON CONTRACT MANUFACTURERS FOR SUBSTANTIALLY ALL OF OUR MANUFACTURING REQUIREMENTS COULD HARM OUR OPERATING RESULTS.

If the demand for our products grows, we will need to increase ourmaterial purchases, contract manufacturing capacity, and internal test and quality functions. Any disruptions in product flow could limit our revenue, adversely affect our competitive position and reputation, and result in additional costs or cancellation of orders under agreements with our customers.

We rely on independent contractors to manufacture our products. We do not have long-term contracts with any of these manufacturers. Delays in product shipments from contract manufacturers are not unusual. Similar or other problems may arise in the future, such as inferior quality, insufficient quantity of products, or the interruption or discontinuance of operations of a manufacturer, any of which could have a material adverse effect on our business and operating results.

We do not know whether we will effectively manage our contract manufacturers or that these manufacturers will meet our future requirements for timely delivery of products of sufficient quality and quantity. We intend to transition the manufacture of some of our products from one contract manufacturer to another. We also intend to regularly introduce new products and product enhancements, which will require that we rapidly achieve volume production by coordinating our efforts with those of our suppliers and contract manufacturers. The inability of our contract manufacturers to provide us with adequate supplies of high-quality products or a reduction in the number of contract manufacturers may cause a delay in our ability to fulfill orders and may have a material adverse effect on our business, operating results and financial condition.

As part of our cost-reduction efforts, we will need to realize lower per unit product costs from our contract manufacturers by means of volume efficiencies and the utilization of manufacturing sites in lower-cost geographies. However, we cannot be certain when or if such price reductions will occur. The failure to obtain such price reductions would adversely affect our gross margins and operating results.

IF OUR PRODUCTS CONTAIN UNDETECTED SOFTWARE OR HARDWARE ERRORS, WE COULD INCUR SIGNIFICANT UNEXPECTED EXPENSES AND LOSE SALES.

Network products frequently contain undetected software or hardware errors when new products or new versions or updates of existing products are first released to the marketplace. In the past, we have experienced such errors in connection with new products and product upgrades. We expect that such errors or component failures will be found from time to time in the future in new or existing products, including the components incorporated therein, after the commencement of commercial shipments. These problems may have a material adverse effect on our business by causing us to incur significant warranty and repair costs, diverting the attention of our engineering personnel from new product development efforts, delaying the recognition of revenue and causing significant customer relations problems. Further, if our product is not accepted by customers due to defects, and such returns exceed the amount we accrued for defect returns based on our historical experience, our operating results would be adversely affected.

Our products must successfully interface with products from other vendors. As a result, when problems occur in a computer or communications network, it may be difficult to identify the sources of these problems. The occurrence of hardware and software errors, whether or not caused by our products, could result in the delay or loss of market acceptance of our products and any necessary revisions may cause us to incur significant expenses. The occurrence of any such problems would likely have a material adverse effect on our business, operating results and financial condition.

WE EXPECT THE AVERAGE SELLING PRICES OF OUR PRODUCTS TO DECREASE, WHICH MAY REDUCE GROSS MARGIN OR REVENUE.

The network equipment industry has traditionally experienced a rapid erosion of average selling prices due to a number of factors, including competitive pricing pressures, promotional pricing, technological progress and a slowdown in the economy that has resulted in excess inventory and lower prices as companies attempt to liquidate this inventory. We anticipate that the average selling prices of our products will decrease in the future in response to competitive pricing pressures, excess inventories, increased sales discounts and new product introductions by us or our competitors. We may experience substantial decreases in future operating results due to the erosion of our average selling prices.

SOME OF OUR CUSTOMERS MAY NOT HAVE THE RESOURCES TO PAY FOR OUR PRODUCTS AS A RESULT OF THE CURRENT ECONOMIC ENVIRONMENT.

With the current economic slowdown, some of our customers are forecasting that their revenue for the foreseeable future will generally be lower than originally anticipated. Some of these customers are experiencing, or are likely to experience, serious cash flow problems and, as a result, find it increasingly difficult to obtain financing, if at all. If some of these customers are not successful in generating sufficient revenue or securing alternate financing arrangements, they may not be able to pay, or may delay payment for, the amounts that they owe us. Furthermore, they may not order as many products from us as forecast, or cancel orders entirely. The inability of some of our potential customers to pay us for our products may adversely affect our cash flow, the timing of our revenue recognition and the amount of revenue, which may cause our stock price to decline.

LEGISLATIVE ACTIONS, HIGHER INSURANCE COSTS AND POTENTIAL NEW ACCOUNTING PRONOUNCEMENTS ARE LIKELY TO IMPACT OUR FUTURE FINANCIAL POSITION AND RESULTS OF OPERATIONS.

Recent regulatory changes, including the Sarbanes-Oxley Act of 2002, and future accounting pronouncements and regulatory changes, will have an impact on our future financial position and results of operations. These changes and proposed legislative initiatives are likely to increase our general and administrative costs. In addition, insurance costs, including health and workers' compensation insurance premiums, have been dramatically increasing and likely to continue to increase in the future as a result of high claims rates over the past year. Further, proposed initiatives could result in changes in accounting rules, including legislative and other proposals to account for employee stock options as an expense. These and other potential changes could materially increase the expenses we report under generally accepted accounting principles, and adversely affect our operating results.

OUR PRODUCTS MUST COMPLY WITH EVOLVING INDUSTRY STANDARDS AND COMPLEX GOVERNMENT REGULATIONS OR ELSE OUR PRODUCTS MAY NOT BE WIDELY ACCEPTED, WHICH MAY PREVENT US FROM GROWING OUR NET REVENUE OR ACHIEVING PROFITABILITY.

The market for network equipment products is characterized by the need to support industry standards as different standards emerge, evolve and achieve acceptance. We will not be competitive unless we continually introduce new products and product enhancements that meet these emerging standards. In the past, we have introduced new products that were not compatible with certain technological standards, and in the future it may not be able to effectively address the compatibility and interoperability issues that arise as a result of technological changes and evolving industry standards. Our products must comply with various United States federal government requirements and regulations and standards defined by agencies such as the Federal Communications Commission, in addition to standards established by governmental authorities in various foreign countries and recommendations of the International Telecommunication Union. If we do not comply with existing or evolving industry standards or if we fail to obtain timely domestic or foreign regulatory approvals or certificates we will not be able to sell our products where these standards or regulations apply, which may prevent us from sustaining our net revenue or achieving profitability.

FAILURE TO SUCCESSFULLY EXPAND OUR SALES AND SUPPORT TEAMS OR EDUCATE THEM ABOUT TECHNOLOGIES AND OUR PRODUCT FAMILIES MAY HARM OUR OPERATING RESULTS.

The sale of our products and services requires a concerted effort that is frequently targeted at several levels within a prospective customer's organization. We may not be able to increase net revenue unless we expand our sales and support teams in order to address all of the customer requirements necessary to sell our products.

We cannot assure you that we will be able to successfully integrate our employees into the company or to educate current and future employees in regard to rapidly evolving technologies and our product families. Failure to do so may hurt our revenue growth and operating results.

WE MUST CONTINUE TO DEVELOP AND INCREASE THE PRODUCTIVITY OF OUR INDIRECT DISTRIBUTION CHANNELS TO INCREASE NET REVENUE AND IMPROVE OUR OPERATING RESULTS.

Our distribution strategy focuses primarily on developing and increasing the productivity of our indirect distribution channels through resellers and distributors. If we fail to develop and cultivate relationships with significant resellers, or if these resellers are not successful in their sales efforts, sales of our products may decrease and our operating results could suffer. Many of our resellers also sell products from other vendors that compete with our products. We cannot assure you that we will be able to enter into additional reseller and/or distribution agreements or that we will be able to successfully manage our product sales channels. Our failure to do any of these could limit our ability to grow or sustain revenue. In addition, our operating results will likely fluctuate significantly depending on the timing and amount of orders from our resellers. We cannot assure you that our resellers and/or distributors will continue to market or sell our products effectively or continue to devote the resources necessary to provide us with effective sales, marketing and technical support. Such failure would negatively affect revenue and profitability.

OUR HEADQUARTERS ARE LOCATED IN NORTHERN CALIFORNIA WHERE DISASTERS MAY OCCUR THAT COULD DISRUPT OUR OPERATIONS AND HARM OUR BUSINESS.

Our corporate headquarters are located in Silicon Valley in Northern California. Historically, this region has been vulnerable to natural disasters and other risks, such as earthquakes, which at times have disrupted the local economy and posed physical risks to us and our manufacturers' property.

In addition, terrorist acts or acts of war targeted at the United States, and specifically Silicon Valley, could cause damage or disruption to us, our employees, facilities, partners, suppliers, distributors and resellers, and customers, which could have a material adverse effect on our operations and financial results. We currently do not have redundant, multiple site capacity in the event of a natural disaster or catastrophic event. In the event of such an occurrence, our business would suffer.

ACQUISITIONS MAY DISRUPT OR OTHERWISE HAVE A NEGATIVE IMPACT ON OUR BUSINESS.

We may acquire or make investments in complementary businesses, products, services or technologies on an opportunistic basis when we believe they will assist us in carrying out our business strategy. Growth through acquisitions has been a successful strategy used by other network control and management technology companies. We do not have any present understanding, nor is it having any discussions relating to any such acquisition or investment. If we buy a company, then we could have difficulty in assimilating that company's personnel and operations. In addition, the key personnel of the acquired company may decide not to work for us. An acquisition could distract our management and employees and increase our expenses. Furthermore, we may have to incur debt or issue equity securities to pay for any future acquisitions, the issuance of which could be dilutive to our existing shareholders.

ANTI-TAKEOVER PROVISIONS AND OUR RIGHT TO ISSUE PREFERRED STOCK COULD MAKE A THIRD-PARTY ACQUISITION OF IT DIFFICULT.

We are a Nevada corporation. Anti-takeover provisions of Nevada law could make it more difficult for a third party to acquire control of us, even if such change in control would be beneficial to stockholders. Our articles of incorporation provide that our Board of Directors may issue preferred stock without stockholder approval. The issuance of preferred stock could make it more difficult for a third party to acquire us. All of the foregoing could adversely affect prevailing market prices for our common stock.

OUR COMMON STOCK PRICE IS LIKELY TO BE HIGHLY VOLATILE.

The market price of our common stock is likely to be highly volatile as the stock market in general, and the market for small cap and micro cap technology companies in particular, has been highly volatile. Investors may not be able to resell their shares of our common stock following periods of volatility because of the market's adverse reaction to volatility. We cannot assure you that our stock will trade at the same levels of other stocks in our industry or that industry stocks, in general, will sustain their current market prices. Factors that could cause such volatility may include, among other things:

-	actual or anticipated fluctuations in our quarterly operating results;

-	announcements of technological innovations;

-	changes in financial estimates by securities analysts;

-	conditions or trends in the network control and management industry;

-	changes in the market valuations of other such industry related companies; and

-	the acceptance of market makers and institutional investors of us and our stock.

In addition, our stock is currently traded on the NASD O-T-C Market and it is uncertain that we will be able to successfully apply for listing on the American Stock Exchange or the NASDAQ National Market or SmallCap market in the foreseeable future due to the trading price for our Common Stock, market capitalization, our working capital and revenue history. Failure to list our shares on the American Stock Exchange or the National or SmallCap Markets will impair the liquidity for our common stock.

SHARES ELIGIBLE FOR FUTURE SALE BY OUR CURRENT STOCKHOLDERS MAY ADVERSELY AFFECT OUR STOCK PRICE.

To date, we have had a very limited trading volume in our common stock. Sales of substantial amounts of common stock, including shares issued upon the exercise of outstanding options and warrants, under Securities and Exchange Commission Rule 144 or otherwise could adversely affect the prevailing market price of our common stock and could impair our ability to raise capital at that time through the sale of our securities. See "Market For Common Equity and Related Stockholder Matters".

ADDITIONAL SHARES HELD BY EXISTING STOCKHOLDERS MAY BE SOLD INTO THE PUBLIC MARKET IN THE FUTURE, WHICH MAY CAUSE OUR STOCK PRICE TO DECLINE.

Sales of a substantial number of shares of common stock after the date of this report could adversely affect the market price of our common stock and could impair our ability to raise capital through the sale of additional equity securities. As of January 1, 2006, we had 30,945,317 shares of common stock outstanding. After the February Placement and as of March 30, 2006, we had 45,965,342 shares of common stock outstanding.

FORWARD LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 (the "Exchange Act"). We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends affecting the financial condition of our business. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including, among other things:

-	general economic and business conditions, both nationally and in our markets,
-	our history of losses,
-	our expectations and estimates concerning future financial performance, financing plans and the impact of competition,
-	our ability to implement our growth strategy,
-	anticipated trends in our business,
-	advances in technologies, and
-	other risk factors set forth under "Risk Factors" in this prospectus.

In addition, in this prospectus, we use words such as "anticipates," "believes," "plans," "expects," "future," "intends," and similar expressions to identify forward-looking statements.

We undertake no obligation to update publicly or revise any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this prospectus. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this prospectus may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling stockholders. We will receive no proceeds from the sale of shares of common stock in this offering. However, if those selling stockholders who have warrants decide to exercise those warrants, we will receive the proceeds from the exercise of those warrants. We expect to use the proceeds received from the exercise of the warrants if any, for general working capital purposes.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock is quoted on the OTC Bulletin Board under the symbol "PRNW". Our common stock has been traded on the OTC Bulletin Board since June 24, 2003. Prior to that date, our common stock was not actively traded in the public market. For the periods indicated, the following table sets forth the high and low bid prices per share of common stock as stated in the Over the Counter Bulletin Board Quarterly Trade. These prices represent inter-dealer quotations without retail markup, markdown, or commission and may not necessarily represent actual transactions.

	HIGH BID	LOW BID

First Quarter 2004	$3.74	$2.10
Second Quarter 2004	$3.20	$1.58
Third Quarter 2004	$1.83	$1.26
Fourth Quarter 2004	$2.09	$0.49
First Quarter 2005	$2.47	$1.22
Second Quarter 2005	$2.16	$0.88
Third Quarter 2005	$1.19	$0.42
Fourth Quarter 2005	$0.66	$0.35

On March 30, 2006, the closing price of our common stock on the OTCBB was $0.69.

HOLDERS

As of March 30, 2006, we had approximately 102 holders of record of our common stock. The number of record holders was determined from the records of our transfer agent and does not include beneficial owners of common stock whose shares are held in the names of various security brokers, dealers, and registered clearing agencies. Our transfer agent is Pacific Stock Transfer Company, 500 East Warm Springs Road, Suite 240, Las Vegas, Nevada 89119.

DIVIDEND POLICY

We have not declared or paid any cash dividends on our common stock or other securities and do not anticipate paying any cash dividends in the foreseeable future. Any future determination to pay cash dividends will be at the discretion of the Board of Directors and will be dependent upon our financial condition, results of operations, capital requirements, and such other factors as the Board of Directors deem relevant.

CAPITALIZATION

The following table sets forth our capitalization as of January 1, 2006:

This information should be read in conjunction with our Management's Discussion and Analysis of Financial Condition and Results of Operations and our Financial Statements and the related Notes appearing elsewhere in this prospectus.

January 1, 2006
Stockholders' equity:
Preferred stock, $0.001 par value, 15,000,000 shares authorized, none issued and outstanding, actual and pro forma	$-
Common stock, $0.001 par value, 100,000,000 share authorized, 30,945,317 shares issued and outstanding, as of January 1, 2006	30,945
Common stock subscriptions	1,310,917
Additional paid-in capital	17,362,468
Deficit accumulated during the development stage	(17,853,356)
Total stockholders' equity	850,974

Total capitalization	$850,974

SELECTED FINANCIAL DATA

The statements of operations data for the fiscal years ended January 1, 2006 and January 2, 2005, respectively, and for the cumulative period from May 1, 2002 (date of inception) to January 1, 2006 and the balance sheet data as of January 1, 2006 are derived from the audited financial statements which are included elsewhere in this prospectus. The balance sheet data as of January 2, 2005 is derived from our audited financial statements not included in this prospectus.

The historical results are not necessarily indicative of the operating results to be expected in the future. The data set forth below should be read in conjunction with, and is qualified in its entirety by reference to, our financial statements and notes thereto included elsewhere in this prospectus and with "Management's Discussion and Analysis of Financial Condition and Results of Operations".

	Fiscal Year Ended		Cumulative Period from May 1, 2002
	January 1,	January 2,	(Date of Inception)
	2006	2005	to January 1, 2006
STATEMENT OF OPERATIONS DATA:			________________
Sales	$254,809	$97,611	$559,873
Cost of sales	307,799	160,383	619,929
Gross profit	(52,990)	(62,772)	(60,056)
Operating expenses:
Engineering	2,604,897	2,156,998	6,692,452
Sales and marketing	1,752,886	900,952	3,318,988
General and administrative	2,338,720	3,227,098	7,355,927
Total operating expenses	6,696,503	6,285,048	17,367,367

Loss from operations	(6,749,493)	(6,347,820)	(17,427,423)

Interest and other income	11,724	6,376	30,462
Interest and other expense	(1,146)	(21,725)	(456,395)

Net loss	$(6,738,915)	$(6,363,169)	$(17,853,356)

Net loss per share -- basic and diluted	$(0.22)	$(0.27)

	January 1,	January 2,
	2006	2005
BALANCE SHEET DATA:
Cash and cash equivalents	$1,254,831	$4,147,930
Working capital	733,993	3,982,619
Total assets	1,697,531	4,652,771
Total liabilities	846,557	545,367
Shareholders' equity	$850,974	$4,107,404

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

Headquartered in Los Gatos, CA, we develop intelligent network appliances that provides a non-intrusive, wire-speed network overlay to protect, control and optimize internal IP-based networks. Proceras OptimIP(TM) family of network appliances enables businesses of every size and type to regain control over their internal networks.

We were formed as a result of a merger and plan of reorganization (the "Merger") between Zowcom, Inc. ("Zowcom"), a Nevada corporation incorporated on July 11, 2001, and Procera Networks, Inc. ("PNI"), a Delaware corporation incorporated on May 1, 2002. On October 16, 2003, PNI merged into Zowcom in a stock-for-stock transaction. As a result of the Merger, Zowcom continued as the surviving corporation, assumed the operations and business plan of PNI, the stockholders of PNI became stockholders of Zowcom, and Zowcom changed its name to Procera Networks, Inc. (trading symbol OTC: BB: PRNW.OB).

RECENT DEVELOPMENT

On February 28, 2006, we completed the sale of 15,000,025 shares of our restricted common stock for $0.40 per share for a total of $6,000,010 to thirty-three accredited investors (the “February 2006 Investors”). Chadbourn Securities served as the lead placement agent for the transaction. The February 2006 Investors purchased the shares pursuant to subscription agreements (each a “Subscription Agreement”). In conjunction with the transaction, we also issued warrants to Chadbourn Securities and other placement agents to purchase an aggregate of 1,500,000 shares of our common stock at a per share price of $0.40. The warrants are exercisable, in whole or in part, for three years following the effectiveness of the registration statement. Our Board of Directors accepted the terms for the sale of the shares after pursuing all financing alternatives and based upon advice from our lead placement agent. Each February 2006 Investor completed a subscription agreement and a registration rights agreement. The February 2006 Investors and the placement agents also received registration rights with respect to the shares of common stock issued and to the shares of common stock underlying the warrants, and the filing of our registration statement satisfies our obligations.

RESULTS OF OPERATIONS FOR THE YEAR ENDED JANUARY 1, 2006 AND THE YEAR ENDED JANUARY 2, 2005

Revenues

From the date of our inception on May 1, 2002 through January 1, 2006, we have operated as a development stage company, devoting all of our efforts and resources to developing and testing new products and preparing for introduction of our products into the market place. Accordingly, we have generated insignificant revenues from actual sales of our products during fiscal years ended January 2, 2005 and January 1, 2006, respectively.

During the fiscal year ended January 2, 2005, we recognized revenues of $97,611 from: (a) sales of 28 of our MLS-XP product at an average selling price of $2,234; (b) sales of 3 of our new and improved 12012 product, which it introduced in the fourth quarter of 2004, at an average selling price of $3,700; (c) sales of third party products totaling of $12,783; and (d) sales of product accessories totaling $11,176. During the fiscal year ended January 1, 2006, we recognized revenues of $254,809 from: (a) Sales of 12 of our OptimIP 2402 product at an average selling price of $3,093; (b) Sales of 13 of our OptimIP 12012 product at an average selling price of $6,755; (c) sales of 415 of our OptimIP 1000 product at an average selling price of $287; and (d) sales of Product accessories totaling $17,046; offset by an allowance for sales returns of $6,271.

Cost of Sales

Cost of sales of $307,799 and $160,383 reported for the fiscal years ended January 1, 2006 and January 2, 2005, respectively, include: (a) the direct cost of materials for products sold; (b) charges to write-down the value of our inventories;(c) transportation in costs; and (d) cost of warranty allowance for products sold. We follow the accounting policy of valuing inventories at the lower of cost or market, with standard FIFO cost used to determine inventory cost. Standard costs are evaluated at the end of each fiscal quarter and are adjusted, if necessary, to equate to actual costs. As a result of adjusting standard costs to equate with actual costs, cost of sales was charged $19,129 and 23,276 during the fiscal years ended January 1, 2006, and January 2, 2005, respectively.

We follow the accounting policy of charging cost of goods sold for an estimated inventory reserve against consigned inventory for products shipped to end users for evaluation purposes. For evaluation shipments, the end user has 30 days in which to decide to keep the consigned products and pay billed price for them or return them to us. If such products are returned to us, they are recorded as used inventory and are placed in the pool of products which may be used for future evaluation trials. Inventory reserve amounts of $59,229 and $101,217 where charged to cost of sales during the fiscal years ended January 1, 2006 and January 2, 2005, respectively.

Because volume sales have not been achieved, the majority of fixed and variable overhead costs have been expensed and reported as engineering operating expenses. During the fiscal year which ended January 1, 2006, one-half of labor charges for receiving and storekeeping, as well as facilities expenses related to square footage occupied by receiving and storekeeping totaling $36,531, were charged to cost of sales. No such charges were included in cost of sales in prior fiscal years. When volume sales are achieved, reported cost of sales will include 100% of fixed and variable manufacturing overhead costs.

Gross Losses and Margins

Gross losses reported for the fiscal years ended January 1, 2006 and January 2, 2005 were ($52,990) and ($62,772), respectively. These gross margins are not representative of margins expected by us when sales of our products in volume are achieved. Excluding inventory write-downs and reserves, which are not expected to occur on a regular basis, margins for the fiscal years ended January 1, 2006 and January 2, 2005 were 10% and 63%, respectively. During the fiscal year ended January 1, 2006, in anticipation of receiving multiple orders of product from an identified customer prospect, we purchased products from an outside vendor for re-work and re-sale to this prospect as OptimIP 1000. After shipping an initial order of 415 OptimIp 1000 units to this prospect, we failed to receive any further orders for this product during 2005. Due to our low volume sales of the OptimIp 1000 product, we lost a purchase discount of $20,000 and was required to pay for non-recurring engineering charges of $30,000 on this product; resulting in a gross loss of ($13,449) on the OptimIP 1000 transaction.

	Fiscal Year Ended
	January 1, 2006	January 2, 2005

Revenues	$254,809	$97,611
Cost of sales:
Direct material cost	184,878	30,237
Inventory write-downs	19,129	23,276
Inventory reserves	59,229	101,217
Applied manufacturing overhead	36,531	0
Warranty allowance	8,032	5,653
Total cost of sales	307,799	160,383
Gross Profit	$(52,990)	$(62,772)
Gross margin	-21%	-64%
Gross margin (excluding inventory write-downs and reserves)	10%	63%

Operating Expenses

Operating expenses for the fiscal year ended January 1, 2006 totaled $6,696,503 as compared to $6,285,048 incurred during the fiscal year ended January 2, 2005. These expenses increased by $411,000 during 2005 as a result of the following:

(a)	Increase in headcount during 2005	$505,000
(b)	Decrease in employee stock based compensation	(202,000)
(c)	Decrease in use of outside services	(142,000)
(d)	Increase in travel & entertainment expenses	113,000
(e)	Increase in sales and marketing expenses	53,000
(f)	Increase in facilities expenses	92,000
(g)	Increase in bad debt expense	118,000
(h)	Decrease in amortization of intellectual property	(178,000)
(i)	Increase in audit & legal expenses	20,000
(j)	Increase in administrative expenses	32,000

	Net increase in operating expenses	$411,000

(a)  During 2005, we employed the equivalent of 32 full-time employees and 4 independent sales contractors. Whereas, in 2004, we employed only 24 full-time employees and no independent sales contractors. This increase in headcount resulted in an increase of personnel expenses of $505,000 during the fiscal year ended January 1, 2006.

(b)  Employee stock based non-cash compensation expense decreased by approximately $202,000 during the fiscal year ended January 1, 2006 as a result of vesting amortization and employee turnover.

(c)  Outside service expenses decreased by approximately $142,000 as a result of our reducing the amount of outsourced hardware and software design services required during the fiscal year ended January 1, 2006.

(d)  Due to increased sales activities of the newly hired sales representatives and newly retained independent sales contractors, travel & entertainment expenses during the fiscal year ended January 1, 2006 increased by approximately $113,000.

(e)  Sales and marketing expenses increased approximately $53,000 to support the sales efforts of our newly hired and contracted sales representatives during the fiscal year ended January 1, 2006.

(f)  Until May 2005, we subleased 6,500 sq. ft. of facility space from a tenant in Campbell, CA at a cost of approximately $7,808 per month. Due to expiration of our sublease, in June 2005 we moved to a larger facility of 11,000 sq. ft. in Los Gatos, CA, at a cost of approximately $21,000 per month. Moving to the new facility cost us approximately $9,100. As a result, our facilities expenses for the fiscal year which ended January 1, 2006 totaled $195,291, an increase of $91,838 over the prior fiscal year.

(g)  During 2005, we shipped products on open account to 2 customers in Mexico who have not paid for their purchases, totaling approximately $118,000. We believe collection of these amounts is doubtful and has charged this amount to bad debt expense for the fiscal year ended January 1, 2006.

(h)  In 2004, we acquired intellectual property from Ezyte, Inc. in exchange for 65,000 shares of our common stock, which was valued at said stock's market value at the time of acquisition of approximately $178,000. This amount was amortized and expensed in its entirety during 2004. There was no similar expense item in 2005.

(i)   Legal and audit services expenses increased approximately $20,000 during the fiscal year which ended January 1, 2006, as a result of our filing an S-3 Registration Statement and a subsequent SB-2 Registration Statement with the Securities and Exchange Commission relating to our private placement financing transaction which closed in December 2004.

(j)   Administrative expenses increased by approximately $32,000 during the fiscal year ended January 1, 2006 primarily as a result of an increase in telephone expenses to support our expanded sales efforts during 2005.

Interest and Other Expense

During the fiscal year which ended January 1, 2006, we earned interest income of $11,724 on cash balances deposited in a money market account, compared to interest income of $6,176 earned on similar deposits during the prior fiscal year. During the fiscal year which ended January 2, 2005, we reported $21,725 of other expense resulting from a 1% penalty paid to shareholders. We had no such charges during the fiscal year which ended January 1, 2006. During the fiscal year which ended January 1, 2006, we accrued interest expense totaling $1,076 on two outstanding short-term notes payable in principal amounts of $90,000 and $150,000, respectively, which bear interest at the rate of 6% per annum. One of these notes, with a principal amount of $90,000, was paid in its entirety, together with interest of $562, on January 6, 2006. On February 28, 2006, at the option of the note holder, principal amount of $130,000 was used to purchase 325,000 shares of our common stock at a price of $0.40 per share. The remaining principal amount of $20,000 was paid in its entirety, plus accrued interest of $1,978, on March 24, 2006. We had no loans outstanding as of January 2, 2005.

Net Loss
We incurred a net loss of $6,738,915 for the fiscal year ended January 1, 2006, compared to a net loss of $6,363,169 for the fiscal year ended January 2, 2005. During our continuing development phase, we have sustained operating losses and it expects such losses to continue through most of the fiscal year of 2006. We plan to introduce new and improved versions of our hardware platform products during the first quarter of 2006 and it is optimistic that it will generate revenues from selling of these new products in the remainder of 2006.

Liquidity and Capital Resources

From our date of inception (May 1, 2002) through December 31, 2002, we obtained the majority of our cash resources from the issuance of convertible notes payable, totaling $1,080,000. The remainder of our cash resources came from sales of $175,368, and the sale of stock to our founders for $8,115.

During the first four months of 2003, we obtained cash resources from additional convertible loans, totaling $275,000.

In May 2003, the outstanding amount of unpaid salary of $560,194 owed to former employees was converted into 1,120,388 shares of our restricted common stock.

In June 2003, we completed a private placement of 808,000 shares of PNI restricted common stock at $0.50 per share and issued warrants to purchase 404,000 shares of restricted common stock at a purchase price of $0.75 per share, raising an aggregate of $404,000 in gross proceeds. The warrants are exercisable immediately and expire in June 2008.

In July 2003, the outstanding principal amount of the convertible notes payable of $1,355,000 and accrued interest and loan fees of $258,833 were converted into 3,227,666 shares of our restricted common stock using a conversion rate of $0.50 per share. In addition, 361,893 shares of our restricted common stock were issued to note holders in accordance with the terms of their agreements.

In August 2003, we completed a private placement sale of 1,695,000 shares of our restricted common stock at $1.00 per share, raising an aggregate of $1,695,000 in gross proceeds.

In October 2003, we issued an unsecured convertible promissory note in the amount of $500,000 to an investor, and a warrant to purchase 31,250 shares of our restricted common stock with an exercise price of $2.00 per share. The warrant is exercisable immediately and expires in October 2006. In December 2003, the outstanding principal amount of the convertible note payable and accrued interest of $5,918 were converted into 252,959 shares of our restricted common stock, using a conversion rate of $2.00 per share.

In December 2003, we completed a brokered private placement (the "Placement") of 2,172,500 shares of common stock. We raised a total of $4,345,000 in the Placement, receiving $2,172,500 in gross proceeds from the sale of 1,086,250 shares of common stock at $2.00 per share, and $2,172,500 from the sale of 1,086,250 shares of common stock to certain existing stockholders pursuant to the execution of special warrants in May 2004.

On May 24, 2004, we completed a private placement transaction with one of our shareholders, who purchased 250,000 shares of our common stock at $2.00 per share, providing us with additional gross proceeds of $500,000.

In December 2004, we completed a private placement of 5,762,500 shares of restricted common stock to 23 institutional and accredited investors (the "December 2004 Investors") at a price of $0.80 per share, providing us with gross proceeds of $4,610,000. In connection with this private placement, we granted warrants to purchase an aggregate of 1,728,750 shares of our common stock at a per share exercise price of $1.25 and warrants to purchase an aggregate of 1,728,750 shares of our common stock at a per share exercise price of $1.37. The warrants are exercisable, in whole or in part, for three years following the effectiveness of the registration statement that we filed in January 2005. The Seidler Companies and PacificWave Capital served as placement agents for the transaction. The agents received a total of $228,125 in cash, warrants to purchase 346,409 shares of our common stock, and 17,473 shares of our common stock as compensation to their services.

On February 28, 2006, we completed the sale of 15,000,025 shares of our restricted common stock for $0.40 per share for a total of $6,000,010 to thirty-three accredited investors (the “February 2006 Investors”). Chadbourn Securities served as the lead placement agent for the transaction. The February 2006 Investors purchased the shares pursuant to subscription agreements (each a “Subscription Agreement”). In conjunction with the transaction, we also issued warrants to Chadbourn Securities and other placement agents to purchase an aggregate of 1,500,000 shares of our common stock at a per share price of $0.40. The warrants are exercisable, in whole or in part, for three years following the effectiveness of the registration statement. Our Board of Directors accepted the terms for the sale of the shares after pursuing all financing alternatives and based upon advice from our lead placement agent. Each February 2006 Investor completed a subscription agreement and a registration rights agreement. The February 2006 Investors and the placement agents also received registration rights with respect to the shares of common stock issued and to the shares of common stock underlying the warrants, and the filing of our registration statement satisfies our obligations.

Our balance of cash and cash equivalents of $1,254,831 at January 1, 2006 represents primarily the net proceeds of $1,288,000 from the private placement sales of common stock to five accredited investors. Our private placement sales commenced on December 19, 2005 and closed on February 28, 2006 with total net proceeds of $5,520,010 being received by us from a total of thirty-three accredited investors. Chadbourn Securities served as lead placement agent, along with several other participating agents, for the transactions. The placement agents received a total of $480,000 in cash and warrants to purchase 1,500,000 shares of our common stock as compensation for their services.

We project that cash and cash equivalents on hand at January 1, 2006, together with additional net proceeds of $4,232,010 received through February 28, 2006 will be sufficient to support our operations growth through December 2006, without relying on incoming revenue from sales to customers. We expect that additional funds, from customer sales or equity financing, will need to be generated or located in order to sustain our operations beyond December 2006.

Material Commitments of Capital

We use third-party contract manufacturers to assemble and test our products. In order to reduce manufacturing lead-times and ensure an adequate supply of inventories, our agreements with some of these manufacturers allow them to procure long lead-time component inventory on our behalf based on a rolling production forecast provided by us. We may be contractually obligated to purchase long lead-time component inventory procured by certain manufacturers in accordance with our forecasts. In addition, we issue purchase orders to our third-party manufacturers that may not be cancelable at any time. As of January 1, 2006, we had no open non-cancelable purchase orders with our third-party manufacturers compared to $92,353 of open non-cancelable purchase orders as of January 2, 2005.

Off-Balance Sheet Arrangements

As of January 1, 2006, we had no off-balance sheet items as described by Item 303(a)(4)(ii) of Securities and Exchange Commission Regulation S-K.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

Our financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires us to make significant estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses and related disclosure of contingent assets and liabilities. We evaluate estimates, including those related to bad debts, inventories and income taxes, on an ongoing basis. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

We believe the following critical accounting policies, among others, involve the more significant judgments and estimates used in the preparation of our financial statements:

REVENUE

We recognize revenue in accordance with SEC Staff Accounting Bulletin No. 104, "Revenue Recognition in Financial Statements" (SAB 104). Under SAB 104, revenue is recognized when the title and risk of loss have passed to the customer, there is persuasive evidence of an arrangement, delivery has occurred or services have been rendered, the sales price is fixed or determinable and collectibility is reasonably assured. We recognize revenue from product sales upon shipment to the customer provided no significant obligations remain and collection of the receivable is probable. Upon shipment, we provide for estimated product returns and discounts.

We also provide a provision for estimated customer returns at the time product revenue is recognized. Our provision is based on best estimate at the time of sale and our return policies. Our resellers generally do not have a right of return, except for approved stock rotations of excess inventory which must be accompanied by a new order for products which is equivalent in amount to the products being returned. Our contracts with original equipment manufacturers only provide for rights of return in the event Our products do not meet specifications or there is an epidemic failure, as defined in the contracts. If historical data used by us to calculate estimated sales returns do not reasonably approximate future returns, revenue in future periods could be affected. For accounting arrangements that have multiple revenue generating activities, we recognized revenue from product shipments at the time of shipment under the terms of SAB 104.

ALLOWANCE FOR DOUBTFUL ACCOUNTS

We maintain an allowance for doubtful accounts for estimated bad debts. If the financial condition of our customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances might be required.

INVENTORIES

Inventories are recorded at the lower of cost or market on a first-in, first-out basis. On an ongoing basis, our reviews for estimated obsolete or excess inventories and writes down our inventories to their estimated net realizable value based upon our projections of future product demand and product lifecycle and product development plans. These write downs are reflected in our cost of revenue. Actual product demand may differ from our projections, in which case we may have understated or overstated the provision for excess and obsolete inventory, which would have an impact on our operating results.

WARRANTY RESERVE

We generally warrant our products for a specific period of time, usually three months for software and twelve months for hardware, against material defects. We provide for the estimated future costs of warranty obligations in costs of goods sold when the related revenue is recognized. The accrued warranty costs represent our best estimate at the time of sale of the total costs that we will incur to repair or replace product parts, which fail while still under warranty. Actual warranty costs could differ from the estimate amounts. On a quarterly basis, we review the accrued balances and updates the historical warranty cost trends. If we were required to accrue additional warranty cost in the future, it would negatively affect operating results.

DEFERRED TAX VALUATION ALLOWANCE

The carrying value of our deferred tax assets are dependent upon our ability to generate sufficient future taxable income in certain tax jurisdictions. Should we determine that we would not be able to realize all or part of our deferred tax assets in the future, an adjustment to the deferred tax assets would be charged to income in the period such determination was made. Currently, our deferred tax assets are fully reserved.

RECENT ACCOUNTING PRONOUNCEMENTS

In November 2004, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards No. 151, “Inventory Costs - An Amendment of ARB No. 43, Chapter 4” (“SFAS 151”). SFAS 151 amends the guidance in ARB No. 43, Chapter 4, “Inventory Pricing,” to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). Among other provisions, the new rule requires that items such as idle facility expense, excessive spoilage, double freight and re-handling costs must be recognized as current-period charges regardless of whether they meet the criterion of “so abnormal” as stated in ARB No. 43. Additionally, SFAS 151 requires that the allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. SFAS 151 is effective for fiscal years beginning after June 15, 2005 and is required to be adopted by us in the first quarter of 2006, beginning on January 2, 2006. We do not expect SFAS 151 to have a material financial statement impact.

In December 2004, the FASB issued Statement of Financial Accounting Standards No. 153, “Exchanges of Non-monetary Assets - An Amendment of APB Opinion No. 29” (“SFAS 153”). SFAS 153 eliminates the exception from fair value measurement for non-monetary exchanges of similar productive assets in paragraph 21(b) of APB Opinion No. 29, “Accounting for Non-monetary Transactions,” and replaces it with the exception for exchanges that do not have commercial substance. SFAS 153 specifies that a non-monetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. SFAS 153 is effective for the fiscal periods beginning after June 15, 2005 and is required to be adopted by us in the first quarter of fiscal 2006, beginning on January 2, 2006. We do not expect it to have a material financial statement impact.

In December 2004, the FASB issued Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment” (“SFAS 123R”), which requires the measurement of all share-based payments to employees, including grants of stock options, using a fair-value-based method and the recording of such expense in the consolidated statements of operations. The accounting provisions of SFAS 123R were originally effective for all reporting periods beginning after June 15, 2005. The pro forma disclosures previously permitted under SFAS 123 no longer will be an alternative to financial statement recognition. See “Stock-Based Compensation” above for the pro forma net income (loss) and net income (loss) per share amounts, as if we had used a fair-value-based method similar to the methods required under SFAS 123R to measure compensation expense for employee stock incentive awards.

In March 2005, the SEC issued Staff Accounting Bulletin (“SAB”) No. 107, providing supplemental implementation guidance for SFAS 123R. In April 2005, the Securities and Exchange Commission approved a rule that delayed the effective date of SFAS 123R to the first annual reporting period beginning after December 15, 2005 for companies that file as small business issuers. Although we have not yet determined whether the adoption of SFAS 123R will result in amounts that are similar to the current pro forma disclosures under SFAS 123, it is evaluating the requirements under SFAS 123R and SAB 107 and expects the adoption to have a significant adverse impact on our consolidated statements of operations and net loss per share. SFAS 123R will be effective for us beginning with the first quarter of 2006.

In May 2005, the FASB issued SFAS 154, “Accounting Changes and Error Corrections--a replacement of APB Opinion No. 20 and FASB Statement No. 3” (“SFAS 154”). SFAS 154 changes the requirements for the accounting for and reporting of a change in accounting principle, and applies to all voluntary changes in accounting principle. It also applies to changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. This statement requires retrospective application to prior periods' financial statements of changes in accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. SFAS 154 is effective for accounting changes made in fiscal years beginning after December 15, 2005. We do not expect the adoption of this statement will have a material impact on our results of operations or financial condition.

BUSINESS

HISTORY

Procera Networks, Inc., a Delaware corporation (“PNI”), was incorporated on May 1, 2002 to provide the corporate structure for a spinout of a small team of technologists, intellectual property and experienced managers led by Douglas J. Glader from Digi International of Eden Prairie, Minnesota (“Digi”). PNI's intended business was developing and marketing intelligent network products that provide a non-intrusive, wire-speed network overlay to protect, control and optimize IP-based network traffic. Initial operations were partially financed by Digi.

On October 16, 2003, PNI merged with Zowcom, Inc., a Nevada corporation previously founded on July 11, 2001, in a stock-for-stock transaction. After the merger, Zowcom was the surviving corporation and assumed the operations and the business plan of PNI and the stockholders of PNI became the stockholders of Zowcom. Zowcom changed its name to Procera Networks, Inc. Our trading symbol is: OTC: BB:PRNW.OB

We spent the years of 2002 through 2004 refining our product vision and implementing the first two commercial products that embodied our vision. These products were the OptimIP" 2402 (“2402”) and the OptimIP" 12012 (“12012”). Thus, by the end of 2004, we were ready to take our first two products to market.

The first significant action taken by us to prepare to take our current and new products to market was to recruit Mr. Gary Johnson as Senior Vice President of Sales and Marketing in November 2004. In the first half of 2005, Mr. Johnson hired and trained a sales team in North America, Latin America, Japan and Europe. Over the course of the second half of 2005, the sales team in conjunction with our technical staff worked closely with prospective customers to find the particular niches that were served best by our initial offerings of products. While we gained some attention in certain vertical markets/applications we did not in others. In general, the vertical markets that were most receptive to our product offerings, such as hospitality, multi-tenant residential and commercial, and wireless infrastructure, were looking for solutions that the 2402 and 12012 could fill with a very minimum of customization and systems integration work. The vertical markets that were least receptive to our initial products were those that had requirements that were too demanding for the 2402 and 12012 products. That is, we learned that our initial product offerings while built on the right concept, did not have sufficient value relative to entrenched competition to be useful in all applications originally envisioned by us. The 2402 and 12012 products were the first products to embody our vision, and contained many but not all of the product features needed to address all applications/vertical markets where our concept will ultimately be beneficial. As a result of this market feedback in 2005, we took two significant actions.

First, we commenced development of our next generation product, the converged platform product known as the 3600 family of products (the `3600'). This product tightly integrates a generic server with our intelligent switching capability. The integration is facilitated by using an XML transition layer that is operating system agnostic. The 3600 will run any number of “best of breed” software point products normally found in server based network appliances. By tightly coupling the functionality of software only products to our policy driven intelligent switching fabric, only packets that need to be processed by the software running on the server are processed at the slow server speeds. All other packets can be passed through the 3600 switch fabric at wire speed. This has the effect of vastly increasing the throughput and scalability of the software running in the 3600. The 3600 product has been reviewed by Gartner Group, the Yankee Group, Frost and Sullivan, a large system integrator and several small software companies, and all strongly affirmed the product concept. The first 3600 product to be extensively tested is being delivered for particular applications found extensively in Japan. This version of the 3600 is running third party software that can block a particularly invasive peer-to-peer software prevalent in Japan and was extensively tested at IT-4 Labs in Japan under the supervision of two large Japanese distributors in the summer and fall of 2005. We hope to enter into a business relationship with one of these Japanese distributors in the near term and discussions are progressing at the second distributor.  A second version of the 3600 product running third party software that provides true two-factor authentication for ultra secure internet transactions such as on line banking was released in January 2006.

Second, we have focused our sales effort for the 2402 and 12012 products on a substantially more select group of customers than in the past. We learned in 2005 that the 2402 and the 12012 have most if not all of the functionality needed to provide a compelling value proposition for many functions in the hospitality and multi-tenant environments and in some wireless installations. In these applications, many users are competing for limited bandwidth. For example in today's hotel operations, internet connection is provided to all guests at a fixed price regardless of how much bandwidth a particular guest ends up using. Yet there is a fixed bandwidth for all users in the hotel. In this environment, some users can “hog” the bandwidth by getting on the network and running applications, such as downloading movies, which use up most of the available bandwidth. The 2402 and 12012 allow hoteliers to customize the bandwidth received by each guest and allows the hotel operators, if they choose, to charge different amounts for different bandwidth availability. The situation is much the same in wireless “hot spots”.

Industry Background

The explosive growth of the Internet over the past decade has had many benefits for end users and the economy generally. Yet along with all of the good, some hitherto unimaginable problems have materialized. Corporations are faced with an ever-increasing need to protect their network from threats, which can compromise the integrity of the network. For example, in today's work environment, the Internet has enabled a significant amount of computer network usage completely unrelated to the business of the employer. The misuse and abuse of the corporate network asset is rampant and poses significant legal liabilities as employees play video games, download music, buy and sell stocks, visit gambling and pornographic websites, check their personal e-mail and use their employer's computer network for many other purposes unrelated to their employment or the business of their employer. Another “revolutionary” industry changing phenomenon has been the recently mandated requirement for public corporations to manage, and meet Sarbanes-Oxley compliance. The combination of these factors has driven the need for new levels of intelligence `inside' the network to eliminate, control or secure the content being passed through the corporate network. The costs of bandwidth, network management, lost productivity, and network misuse and abuse far outweigh the initial costs of the application and networking infrastructure. Following are some of the foremost problems that companies face in today's network-enabled business environments:

•
Compliance with government regulatory requirements and corporate policies requires archiving and retention of business communications. A network-driven compliance strategy can keep executives out of legal jeopardy while ensuring storage systems are not filled with junk data.

•	Network misuse and abuse causes significant costs from lost productivity and lost business. The average 100-employee firm loses over $750,000 per year from network misuse and abuse.

•
Companies may be liable for non-business and inappropriate use of network resources such as peer-to-peer music downloading, pornography, etc. Controlling or eliminating non-business usage has become a business imperative.

•
Most business networks are secured from the outside in, leaving corporate LANs, WANs and WLANs relatively open to attacks from the inside and insider misuse. Additional network security behind the firewall is required to control insider fraud as well as the introduction of viruses, worms and other network-borne abuse.

•
LAN/WAN speeds are miss-matched: WAN-width is more expensive than LAN-width, so many companies have implemented WAN-facing optimization schemes. However, real-world network performance is largely dependent on the latency and congestion of the underlying LAN/WAN infrastructure.

•
IP-based networks are being deployed as converged topologies for data, streaming, video and mission-critical business applications. Delay-sensitive and time-constrained applications such as VOIP (voice over IP), audio/video streaming media, etc. require high bandwidth and consistent performance. Meanwhile, the performance and response time of transactional ERP, database and Citrix applications are subject to network congestion and bottlenecks. Network optimization systems are required to intelligently optimize, prioritize and control these converged networks and the applications that run on them.

•
The cost and management complexity of network solutions to enable compliance, control content, provide security and optimize performance are increasing. Integrated solutions are required instead of disparate products.

As a result of these problems, many business applications do not perform efficiently or even reliably over IP-based networks without massive over-provisioning.

Our Product Vision

The foregoing problems represent the business opportunity that we identified early in our life and is now building out a series of progressively more sophisticated products to address. Our vision is to design and sell a family of products that identify application traffic being carried over a network at wire speed through hardware based deep-packet inspection of each packet and offer the user the ability to route and process each packet based on policies that can be revised in real time. The vision calls for products that seamlessly integrate with existing network infrastructures and equipment.

Our Initial Product Offerings

Our initial products combine wire-speed, port based networking hardware, with our software modules, available in a range of configurations for usage control, internal protection, archiving, compliance and application acceleration. The 2402 “edge product” provides up to 8.4 Gbps of throughput, while the 12012 gigabit “core product”, provides up to 24 Gbps of throughput. The proprietary value added for those products lies to some considerable degree in our three software modules that are sold in conjunction with the 2402 and the 12012. The OptimIP" Application Accelerator, OptimIP" Network Protector and the OptimIP" Compliance Executive feature sets are each described below. All products are managed through an intuitive graphical user interface that can implement and match companies' corporate content and security policies into their network.

OptimIP" Application Accelerator: The OptimIP" Application Accelerator works harmoniously with WAN network optimization and bandwidth-management systems enabling IT groups to transparently manage overall quality of service, bandwidth, and application prioritization to maximize the ROI of existing corporate and campus networks.

The OptimIP" Application Accelerator helps existing Ethernet networks run mission critical applications more efficiently when bandwidth is constrained within the LAN. Besides better business based usage of the network, it also has significant cost savings to organizations which can prioritize vital business data, instead of purchasing additional bandwidth. The OptimIP" solution enables multiple applications with different performance characteristics to work efficiently and interdependently. This ensures that internal networks perform with greatly reduced latency with existing bandwidth and equipment. Delay-sensitive and time-constrained applications such as VoIP and multimedia streaming require timely delivery and consistent network services. Additionally, ERP, CRM, database, Citrix, and other business applications are particularly sensitive to network congestion and thus dependent on the effective allocation of bandwidth. The OptimIP" Application Accelerator ensures that business-critical applications receive appropriate network priority, while less important network traffic can be rate limited in order to align the network usage with the organization's priorities (i.e. mission critical applications get top priority).

OptimIP" Network Protector: The OptimIP" Network Protector restricts the misuse of personal applications, controls network bandwidth abuse, and ensures that mission-critical applications, such as VoIP, Citrix, database and ERP systems, execute consistently and reliably with highest possible performance.

Our new OptimIP" Network Protector can process up to 24 Gbps of sustained throughput at network speeds without introducing latency and provide guaranteed service levels for VoIP, streaming media and business-critical applications, such as ERP/MRP, database and other transaction-intensive applications -- all using existing bandwidth, LAN topologies and network equipment.

Our OptimIP" Network Protector provides LAN/WAN bandwidth management through rate limiting, with granular flow control down to 64 Kbit increments, eight priority queues, and managed bandwidth for latency- and congestion-sensitive applications, quality of service compatible with 802.1p, TOS, and DiffServ QoS topologies, and per-port and per-flow expert policy control -- all easily configurable from a graphical dashboard.

OptimIP" Compliance Executive: The OptimIP" Compliance Executive includes the functionality of the OptimIP Application Accelerator and the Network Protector and adds selective surveillance, data retention and archiving to facilitate meeting the new regulatory and governmental compliance regulations. The OptimIP" Compliance Executive allows corporations to:

•	Archive business data and communications for compliance with government regulations and business policies;

•	Implement selective and cloaked surveillance of potential internal fraud or other breaches of corporate policies and retain critical information required for evidence and prosecution.

Our OptimIP Compliance Executive is a powerful software set that provides network administrators with the ability to define high-level policies for traffic mirroring to network analyzers, log servers, Intrusion Detection Systems, etc. Businesses can record everything employees do online with the OptimIP" Compliance Executive, including Websites visited, emails, and instant messages. Policies define which traffic to forward to the designated monitor port. The OptimIP filters traffic at wire-speed, so no latency is introduced and policies operate transparently to applications and users. Using the intuitive graphical user interface for our OptimIP Compliance Executive, even a non-technical administrator can define policies down to the packet, user, or application level to provide a new level of security and compliance.

The Converged Platform family of Products: As alluded to in the history section above, the OptimANA Convergence Platform Series, the CP3600, tightly couples our OptimIP intelligent networking routing and switching hardware with a standard Intel Zeon-based server. The new converged platform architecture integrates, in the standard 2U form factor, the intelligence and deep-packet inspection capabilities of server-based application software with the wire-speed performance and granular port-level control of our proprietary networking hardware. We have also produced the OptimANA XML APL which enables vendors of server software, security gateways and network appliances to increase the functionality of their software. The API can take calls specified by the application software to automatically translate and implement network policies, in hardware, to block, prioritize, or provide specific bandwidth management usage levels for data flowing within the LAN. The OtimANA platform is targeted at the rapidly emerging multi-billion dollar market for Application Oriented Networking.

The CP3600 comes in an easy-to-deploy and manage system that extends the functionality, performance and market research of server-based software vendors without requiring them to develop expensive ASIC-based systems or retooling their application architectures to work on proprietary platforms.

Applications

Our core technology of wire-speed information processing, based on the contents of the data packets, can be used as the foundation of many solutions - e.g., IT security, network performance management, storage archiving, hierarchical storage management, network traffic shaping, etc. Presently, the application that we are focused on is bandwidth management, particularly for hotels and multi-tenant (residential and commercial) facilities and for wireless infrastructure.

Distribution

We substantially modified our product distribution during the second half of 2005. Based on the results of our directly employed sales staff and our experience with VAR's, Systems Integrators, and the like (“third party resellers”), we are now working with a substantially smaller group of third party resellers, but such resellers are very well connected in a particular vertical market. The vertical markets are hospitality, multi-tenant housing, and wireless infrastructure for our 12012 and 2404 products. For our converged platform products. we are partnering with several “best of breed” software point solution companies (solutions that were originally intended to run solely on servers).

Competition

Our products and technology cut across several networking, security, and bandwidth management market segments, including servers and networking hardware devices that control how, when and where voice, data and video are transmitted and received. Thus, the OptimIP" and the OptimANA network products provide similar functionality as the major networking brand leaders such as Cisco Systems, Inc., Foundry Networks and Extreme Networks, Inc. Our products enable our customers to customize their networks to include functionality previously offered only on server based network appliances at much higher prices and much lower throughput rates.

Our core technology also offers functionality similar to that of some point solution software companies such as ServeGate, Packeteer and Surf Control. Our products can be deployed in most LAN infrastructures without any design changes to the LAN, resulting in a simple plug and play model.  The products also process traffic using an embedded chip that provides processing capacity in the multi-gigabit range.  This allows for wire speed inspection of each Ethernet packet without the addition of any network latency.  This contrasts with server based software solutions that have to use a standard processor to inspect each packet, which inherently has lower capacity for traffic handling and introduces significant latency in the data path.  The result is that server based companies can offer hundreds of megabits per second of throughput while we are capable of delivering multi-gigabits per second.

Manufacturing

We utilize a hybrid manufacturing model that provides tremendous flexibility and control while offering quick turn around for prototype and small production lots through contract manufacturing companies located in the San Francisco Bay Area. This local capability also offers our quick turn responses capability to any custom requirements that are often required by OEM customers and some foreign market opportunities. We utilize two turn-key off shore manufacturing companies located in the People's Republic of China and the Republic of Singapore. These operations are fully ISO9000 certified and have a history of producing very high quality products of a similar complexity. We have received 100% tested product from both manufacturers and has established gold standard models. By having two suppliers, located in different parts of the Pacific Rim, we have protection from any potential work stoppage or localized political situation that might arise. We also have the proven capacity to address rapid expansion of our business. These manufacturers are known for their quality and competitiveness and have the proven capital resources to sustain and grow their businesses as might be required.

INTELLECTUAL PROPERTY

We designed and developed what it believes was the industry's first hardware engine that can process network data based on deep packet inspection at wire-speed. A patent application was filed in May 2002 with the US Patent and Trademark Office covering the intellectual property (design, architecture and algorithms) of our core technology. A second patent application was filed in August 2002 to cover further aspects and details of the core technology and certain applications of that technology. Our management believes that the claims filed on these applications, if allowed, will cover a very rich combination of design and algorithms that will be fundamental to future solutions in the areas of IT security, network performance management, capacity planning, storage processing and archiving, and security surveillance.

We currently require all employees to sign confidentiality agreements as well as proprietary information and invention assignment agreements. All our design and architecture work is done at our headquarters in Los Gatos, California. Whereas, low-level protocol testing is outsourced to India to take advantage of low labor costs.

EMPLOYEES

As of March 30, 2006, we employed 24 people, of which 11 were employed in engineering, 3 in operations, 7 in sales and marketing, and 3 in management and administration. None of our employees are members of a labor union. Management believes that relations with our employees are good.

PROPERTIES

Our headquarters are located at 100 Cooper Court, Los Gatos, California, 95032. We have a 37-month lease starting from June 1, 2005 and the rent is $12,949 per month for the first year, $14,126 per month for the second year, and $15,304 per month for the third year for 11,772 square feet. We believe that our facilities are adequate for our needs and that additional suitable space will be available on acceptable terms as required.

LEGAL PROCEEDINGS

None.

MANAGEMENT

DIRECTORS, EXECUTIVE OFFICERS AND KEY EMPLOYEES

The following table sets forth certain information regarding our directors, executive officers and certain key employees as of  March 30, 2006:

NAME	AGE	POSITION
Douglas J. Glader	62	President, Chief Executive Officer and a Director
Anil Sahai, PhD	45	Executive Vice President and CTO
Jay R. Zerfoss (1)	71	Chief Accounting Officer
Gary J. Johnson	61	Senior Vice President of Sales and Marketing
Scott McClendon	66	Director
Thomas Saponas	56	Director
Thomas Williams (1)	67	Director, Chief Financial Officer and Secretary

(1) Effective March 20, 2006, Jay Zerfoss resigned as our Chief Financial Officer. On March 23, 2006, we appointed Thomas H. Williams as our Chief financial Officer, effective March 20, 2006.

DOUGLAS J. GLADER has served as President and Chief Executive Officer and as a member of Board of Directors since the October 2003 merger. He served as President and Chief Executive Officer of PNI since founding PNI in May 2002. Prior to founding PNI, Mr. Glader served from 1996 to 2002 in key senior executive positions at Digi International, Inc., including Executive Vice President, Chief Operating Officer, Senior Vice President of Worldwide Manufacturing and Operations, and General Manager of Milan Technology, Digi's LAN products division. Mr. Glader has more than 27 years of experience in general management with firms such as Memorex, Measurex Corporation, Altus Corporation and Direct Incorporated, all located in the San Francisco Bay Area. In addition to co-founding Greyhawk Systems, Inc., a manufacturer of electronic imaging hardware and software, Mr. Glader has managed manufacturing operations in Belgium, Ireland, Mexico and the Pacific Rim. Mr. Glader serves on the board of directors of Uromedica, a privately held company in Plymouth, Minnesota.

ANIL SAHAI has served as Chief Technology Officer since March 2004. From 1990 until 1994, Dr. Sahai was a core member of the engineering team at Amdahl which architected one of the first Redundant Array of Independent Drives ("RAID") products for mainframes using Small Computer System Interface ("SCSI") drives and Enterprise Systems Connection ("ESCON") channels. From 1997 until 1999 at Compaq Corporation Dr. Sahai managed the team that was responsible for the performance architecture of NT servers and SAN line of products based on Servernet technologies. In June 2000, Dr. Sahai founded Ezyte, Inc. whose intellectual property he sold to us in May 2004. He has a PhD in computer science with specialization in packet switching architecture from University of California, Santa Cruz, and a Masters from Sloan at MIT, with specialization in new product development and international corporate strategies. Dr. Sahai has published technical papers in many journals, and presented seminars at various conferences, tradeshows and universities all over the world in the areas of high performance packet switching, storage architecture, wireless Internet architectures, system performance modeling, and international corporate strategies.

JAY R. ZERFOSS served as Chief Financial Officer and Secretary from October 2003 to March 2006 and has served as our Chief Accounting Officer since the October 2003 merger. He served as the Chief Financial Officer and Secretary of PNI from May 2002 to October 2003. On March 23, 2006, Mr. Zerfoss resigned his positions as Chief Financial Officer and Secretary and assumed the position of Chief Accounting Officer. Mr. Zerfoss is an accomplished CPA with extensive experience as a Controller, Treasurer, Director of Finance, Vice President of Finance and Administration, and CFO for a variety of organizations. His areas of expertise include start-up high technology manufacturing companies with national and global concerns, rendering board of directors reporting, financial statement preparation, cash management reporting, planning and budgeting, policies and internal controls, attorney, auditor, and banking relationships. Prior to joining PNI, Mr. Zerfoss was Director of Finance at InnoWave Broadband Inc. From January 1998 until November 2001. From November 2001 until May 2002, Mr. Zerfoss was an independent financial consultant.

GARY J. JOHNSON has served as Senior Vice President of Sales & Marketing since October 2004.  Mr. Johnson has more than 25 years experience as an executive in the Silicon Valley high technology industry.  He is a highly respected senior executive, who has held positions as CEO and president, executive vice president of sales and marketing, vice president of operations and numerous other senior management roles. Prior to joining us, Mr. Johnson was CEO at Force Field, Inc. From November 1999 until June 2001, he served as president and CEO of Berkeley Software Design, Inc. (BSDi), where he pioneered the Internet server category, built the company with 1000 percent revenue growth, orchestrated the acquisition of two companies leading to the acquisition of BSDi by Wind River Systems Inc. From December 1996 to November 1999, he served as President of Click Software Inc. an enterprise service scheduling software provider, where he developed their presence in North America, developed relationships with numerous OEM and channel partners, grew the customer base with dozens of significant enterprise accounts and positioned the firm to raise over $50 million in its NASDAQ IPO.  Mr. Johnson also held various senior sales management positions at SCO (The Santa Cruz Operation, Inc.) now (Caldera/SCO), Convergent Technologies, now (Unisys), and Tandem Computers, now (Compaq/HP). He was also employed by Fairchild Semiconductor, and Measurex Corporation early in his career. Mr. Johnson holds a Bachelor's Degree in Business Administration from Michigan State University.

SCOTT MCCLENDON has served as a member of Board of Directors since March 1, 2004. He is currently a member of the Audit Committee. Mr. McClendon served as the President and Chief Executive Officer of Overland Storage, Inc. (NASDAQ: OVRL) from October 1991 to March 2001, when he was named Chairman, and was an officer and employee until June 2001. He was employed by Hewlett-Packard Company, a global manufacturer of computing, communications and measurement products and services, for over 32 years in various positions in engineering, manufacturing, sales and marketing. He last served as the General Manager of the San Diego Technical Graphics Division and Site Manager of Hewlett-Packard in San Diego, California. Mr. McClendon is a director of SpaceDev, Inc., an aerospace development company. Mr. McClendon has a BSEE and MSEE from Stanford University.

THOMAS SAPONAS has served as a member of Board of Directors since April 1, 2004 and has served as our Chief Financial Officer since March 2006. Mr. Saponas served as the Senior Vice President and Chief Technology Officer of Agilent Technologies, Inc. (NYSE: A) from August 1999 until he retired in October 2003. Prior to being named Chief Technology Officer, from June 1998 to April 1999, Mr. Saponas was Vice President and General Manager of Hewlett-Packard's Electronic Instruments Group. Mr. Saponas has held a number of positions since the time he joined Hewlett-Packard. Mr. Saponas served as General Manager of the Lake Stevens Division from August 1997 to June 1998 and General Manager of the Colorado Springs Division from August 1989 to August 1997. In 1986, he was a White House Fellow in Washington, D.C. Mr. Saponas has a BSEE/CS (Electrical Engineering and Computer Science) and an MSEE from the University of Colorado. Mr. Saponas is a director of nGimat, a nanotechnology company, a director of Time Domain, an ultra wideband communications company, and a director of Keithley Instruments (KEI on NYSE), an electronic instruments company. He also serves on the Visiting Committee on Advanced Technology at the National Institute of Standards and Technology. On March 23, 2006, Mr. Saponas filled the vacancy left by Tom Williams as a member of our Audit Committee.

THOMAS H. WILLIAMS has served as a member of Board of Directors since the October 2003 merger. On March 23, 2006, we appointed Thomas H. Williams as our Chief Financial Officer and Secretary, effective March 20, 2006. He is currently a member of the Compensation Committee. He served as a Director of PNI from May 2002 to October 2003. Mr. Williams has 20 years' experience as CFO and General Counsel in start-up and medium-sized venture capital-backed technology companies. Mr. Williams' early years were spent with IBM and Shell Oil Company in engineering and legal positions. In 1971, Mr. Williams joined the management team of Measurex Corp., a process control start-up, responsible for engineering project budgeting and patent matters as the company grew from $4 million to $50 million in revenues. In 1976, Mr. Williams and two partners took over management of Altus Corporation, guided the company through bankruptcy and raised venture capital. From 1984 though 1993, Mr. Williams was CFO and General Counsel for Greyhawk Systems, an innovator in high-resolution electronic imaging, which was sold in 1993. From 1993 to 1997, Mr. Williams was in the private practice of law. In 1997 he was appointed as CFO of IC WORKS, Inc., a venture capital-backed semiconductor company, on an interim basis to guide a financial turnaround. Within six months, the company was brought from near bankruptcy to a cash positive position, which allowed the company to be sold in 1998 for more than $100 million. Since 1999, Mr. Williams has been CFO at Bandwidth9, a company developing tunable lasers for the fiber optics industry. Mr. Williams holds a B.S. degree in electrical engineering, and a law degree from the University of Minnesota and a M.B.A. from the University of California at Berkeley. He is a member of the California, New York (inactive), Federal and Patent bars. On March 23, 2006, Mr. Williams joined our management team as Chief Financial Officer and Secretary. Early in fiscal 2006, Mr. Williams resigned his position on the Audit Committee but will continue to perform asone of our Directors.

Our executive officers are elected by the Board of Directors on an annual basis and serve at the discretion of the Board of Directors, subject to the terms of any employment agreements with us, until their successors have been duly elected and qualified or until their earlier resignation or removal. There are no family relationships between any directors and executive officers.

BOARD COMMITTEES

We currently have two committees of our Board of Directors: the Audit Committee and the Compensation Committee.

The Audit Committee reviews, acts on and reports to the Board of Directors regarding various auditing and accounting matters, including the selection of our independent auditors, the monitoring of the rotation of the partners of the independent auditors, the review of our financial statements, the scope of the annual audits, fees to be paid to the auditors, the performance of our independent auditors and our accounting practices. There are currently two members of the Audit Committee, Mr. McClendon and Mr. Saponas.

The Compensation Committee determines the salaries and incentive compensation of our officers and provides recommendations for the salaries and incentive compensation of our other employees. The Compensation Committee also administers our stock option plan. There is currently one member of the Compensation Committee, Mr. Williams. Mr. Glader, our Chief Executive Officer, participated in deliberations of the Board of Directors relating to his compensation.

Audit Committee Financial Expert

Our Board of Directors has determined that it does not have an audit committee financial expert serving on our audit committee. Under the applicable Securities and Exchange Commission standard, an audit committee financial expert means a person who has the following attributes:

-	An understanding of generally accepted accounting principles and financial statements;

-	The ability to assess the general application of such principles in connection with the accounting for estimates, accruals and reserves;

-
Experience preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can reasonably be expected to be raised by the registrant's financial statements, or experience actively supervising one or more persons engaged in such activities;

-	An understanding of internal controls and procedures for financial reporting; and

-	An understanding of audit committee functions.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

Section 16(a)of the Exchange Act requires our officers and directors, and persons who own more than 10% of the our common stock, to file reports of ownership and changes of ownership of such securities with the United States Securities and Exchange Commission. Based solely on the copies of such forms received by us, we believe that during the year ended January 1, 2006, Messrs Magnus Hansen, Scott McClendon and Thomas Saponas did not timely file certain Form 4's.

Code of Ethics

We do not have a code of ethics. The Board of Directors has decided to postpone the adoption of a code of ethics until we are able to develop a greater infrastructure. Once we have adopted a code of ethics a copy may be obtained by sending a written request to us.

DIRECTORS' COMPENSATION

Directors who are also our employees receive no additional compensation for serving on the Board. We reimburse non-employee Directors for all travel and other expenses incurred in connection with attending meetings of the Board of Directors. Our Directors who are also employees may participate in other incentive plans described under "Item 10. Executive Compensation."

EXECUTIVE COMPENSATION

The following table sets forth all compensation paid in respect of the individuals who served, during the year ended January 1, 2006, as our Chief Executive Officer and the next five mostly highly compensated executive officers (collectively the "NAMED EXECUTIVE OFFICERS") whose total salary and bonus was in excess of $100,000 per annum. Except as listed below, there are no bonuses, other annual compensation, restricted stock awards or stock options/SARS or any other compensation paid to executive officers.

		ANNUAL COMPENSATION
NAME AND PRINCIPAL POSITION	YEAR	SALARY ($)	BONUS ($)	OTHER ANNUAL COMPENSATION ($)

Douglas J. Glader, (1)	2005	$245,000	0	0
CEO	2004	$332,264	0	0
	2003	$222,203	0	0

Anil Sahai	2005	$180,000	0	0
Executive V.P. & CTO	2004	$143,308	0	0
	2003	0	0	0

Jay Zerfoss,	2005	$140,000	0	0
V.P. of Finance and CFO	2004	$140,000	0	0
	2003	$94,746	0	0

Gary Johnson	2005	$120,000	0	0
Sr. V.P. of Sales and Marketing	2004	$25,385	0	0
	2003	0	0	0

(1) Mr. Glader's employment letter provides that he will receive his then current base salary for an additional 18 months in the event that he is terminated without cause. There are no other severance provisions.

Option/SAR Grants in Last Fiscal Year

There were no option or stock appreciation rights granted to the Named Executive Officer during the year ended January 1, 2006.

Option Exercises and Year-End Option Values

No options were exercised by the Named Executive Officer during the year ended January 1, 2006.

Employment Agreements; Termination of Employment and Change of Control Arrangements

In September 2003, we entered into an offer letter with Mr. Douglas Gladder employing him as our Chief Executive Officer for a minimum term of one year. The agreement provides for a base salary of $245,000 per year. In addition, we granted to Mr. Glader the right to purchase 4,000,000 shares of our common stock at a price of $0.001 per share. In addition, Mr. Glader is entitled to the employee benefits available to all Company employees and is eligible for participation in any executive bonus program adopted by our board of directors. Mr. Gladder's offer letter provides that he will receive his then current base salary for an additional 18 months in the event that he is terminated without cause. There are no other severance provisions.

In May 2002, we entered into an offer letter with Mr. Jay R. Zerfoss employing him as our Vice-President--Finance and CFO on an at-will basis. The agreement provides for a base salary of $140,000 per year. In addition, we granted to Mr.Zerfoss the right to purchase 600,000 shares of our common stock at a price of $0.001 per share. In addition, Mr. Zerfoss is entitled to the employee benefits available to all Company employees. There are no severance provisions.

In March 2004, we entered into an offer letter with Mr. Anil Sahai employing him as our Executive Vice-President and Chief Technical Officer (CTO) on at-will basis. The agreement , as amended, provides for a base salary of $180,000 per year. In addition, we granted to Mr. Sahai an incentive stock option to purchase 2,300,000 shares of our common stock at a price of $1.50 per share. In addition, Mr. Sahai is entitled to the employee benefits available to all Company employees and is eligible for participation in any executive bonus program adopted by our board of directors. There are no severance provisions.

In October 2004, we entered into an offer letter with Mr. Gary J. Johnson employing him as our Sr. Vice-President of Sales and Marketing on at-will basis. The agreement provides for a base salary of $120,000 per year and an incentive to earn an additional $80,000 annually in commissions based on performance. In addition, we granted to Mr. Johnson an incentive stock option to purchase 500,000 shares of our common stock at a price of $0.92 per share. In addition, Mr. Johnson is entitled to the employee benefits available to all Company employees and is eligible for participation in any executive bonus program adopted by our board of directors. There are no severance provisions.

STOCK OPTION PLAN

In August 2003 and October 2004 our board of directors and stockholders adopted the 2003 Stock Option Plan and 2004 Stock Option Plan, respectively (collectively referred to as the "Plan"). The number of shares available for options under the 2003 Plan and 2004 Plan, as amended, is 2,500,000 and 5,000,000, respectively. The following description of our Plan is a summary and qualified in our entirety by the text of the Plan. The purpose of the Plan is to enhance our profitability and stockholder value by enabling us to offer stock based incentives to employees, directors and consultants. The Plan authorizes the grant of options to purchase shares of our common stock to employees, directors and consultants. Under the Plan, we may grant incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986 and non-qualified stock options. Incentive stock options may only be granted to our employees.

The number of shares available for options under the Plan is 7,500,000. As of January 1, 2006, 3,583,030 were shares were available for future grants. The options under the Plan vest over varying lengths of time pursuant to various option agreements that we have entered into with the grantees of such options. The Plan is administered by the board of directors. Subject to the provisions of the Plan, the board of directors has authority to determine the employees, directors and consultants who are to be awarded options and the terms of such awards, including the number of shares subject to such option, the fair market value of the common stock subject to options, the exercise price per share and other terms.

Incentive stock options must have an exercise price equal to at least 100% of the fair market value of a share on the date of the award and generally cannot have a duration of more than 10 years. If the grant is to a stockholder holding more than 10% of our voting stock, the exercise price must be at least 110% of the fair market value on the date of grant. Terms and conditions of awards are set forth in written agreements between us and the respective option holders. Awards under the Plan may not be made after the tenth anniversary of the date of our adoption but awards granted before that date may extend beyond that date.

Optionees have no rights as stockholders with respect to shares subject to option prior to the issuance of shares pursuant to the exercise thereof. An option becomes exercisable at such time and for such amounts as determined by the board of directors. An optionee may exercise a part of the option from the date that part first becomes exercisable until the option expires. The purchase price for shares to be issued to an employee upon his exercise of an option is determined by the board of directors on the date the option is granted. The Plan provides for adjustment as to the number and kinds of shares covered by the outstanding options and the option price therefor to give effect to any stock dividend, stock split, stock combination or other reorganization.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Cagan McAfee Capital Partners ("CMCP") received rights to purchase 2,000,000 shares of our common stock for its services as a finder in the December 2003 private placement. CMCP exercised the rights and purchased 2,000,000 shares of our restricted common stock at $0.001 per share in August 2003. Eric McAfee, a part-owner of CMCP, served on our Board of Directors during that time.

Douglas J. Glader has an employment agreement with us discussed elsewhere in this prospectus.

In August 2003, we and Douglas J. Glader entered into an Assignment and Assumption Agreement.

We believe that all of the transactions set forth above were made on terms no less favorable to us than could have been obtained from unaffiliated third parties. We intend that all future transactions with affiliated persons be approved by a majority of the Board of Directors, including a majority of the independent and disinterested outside directors on the Board of Directors, and be on terms no less favorable to us than could be obtained from unaffiliated third parties.

PRINCIPAL STOCKHOLDERS

The following table sets forth certain information known to us with respect to the beneficial ownership of our common stock as of March 30, 2006 and; (i) all persons who are known to us to be beneficial owners of five percent or more of the common shares; (ii) each of our directors, (iii) the Named Executive Officers; and (iv) all current directors and executive officers as a group.

NAME AND ADDRESS OF BENEFICIAL OWNER	SHARES BENEFICIALLY OWNED	PERCENT OF CLASS BENEFICIALLY OWNED
Douglas Glader (1)	4,148,970	9.0%

Linden Growth Partners (7)	3,652,834	7.9%

Anil Sahai (2)	1,858,790	4.0%

Jay Zerfoss	610,818	1.3%

Gary Johnson (3)	237,223	*

Thomas Williams (4)	132,000	*

Scott McClendon (5)	44,000	*

Thomas Saponas (6)	44,000	*

All officers and directors as a group (seven persons)	7,075,801	15.4%

* Indicates less than 1%
(1) Shares beneficially owned by Douglas Glader include 11,000 shares owned by Scott Glader, the son of Douglas Glader and 11,000 shares owned by Christine Glader, the daughter-in-law of Douglas Glader.
(2) Shares beneficially owned by Anil Sahai include options to purchase 1,790,000 shares of our common stock at $1.50 per share that are exercisable in whole or in part within 60 days of March 30, 2006, 20,790 shares issued in our acquisition of EZ2, and 48,000 shares issued to Ezyte, Inc., which is 100% owned by Anil Sahai.
(3) Shares beneficially owned by Gary Johnson include options to purchase 222,223 shares of our common stock at $0.92 per share and warrants to purchase 15,000 shares of our common stock at $2.05 per share that are exercisable in whole or in part within 60 days of March 30, 2006.
(4) Shares beneficially owned by Thomas H. Williams include options to purchase 16,000 shares of our common stock at $3.35 per share and options to purchase 16,000 shares of our common stock at $1.67 per share that are exercisable in whole or in part within 60 days of March 30, 2006.
(5) Shares beneficially owned by Scott McClendon include options to purchase 28,000 shares of our common stock at $3.35 per share and options to purchase 16,000 shares of our common stock at $1.67 per share that are exercisable in whole or in part within 60 days of March 30, 2006.
(6) Shares beneficially owned by Thomas Saponas include options to purchase 28,000 shares of our common stock at $1.70 per share and options to purchase 16,000 shares of our common stock at $1.67 per share that are exercisable in whole or in part within 60 days of March 30, 2006.
(7) Shares beneficially owned by Linden Growth Partners includes 502,959 previously registered shares, warrants to purchase 287,375 of our common stock which may be exercised in whole or in part  within 60 days of March 1, 2006, and 2,750,000 new shares of our common stock.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting or investment power with respect to the securities. Common shares subject to options or warrants that are currently exercisable or exercisable within 60 days of March 30, 2006 are deemed to be outstanding and to be beneficially owned by the person or group holding such options or warrants for the purpose of computing the percentage ownership of such person or group but are not treated as outstanding for the purpose of computing the percentage ownership of any other person or group. Unless otherwise indicated, the address for each of the individuals listed in the table is care of Procera Networks, Inc., 100 Cooper Court, Los Gatos, California 95032. Unless otherwise indicated by footnote, the persons named in the table have sole voting and sole investment power with respect to all common shares shown as beneficially owned by them, subject to applicable community property laws. Percentage of beneficial ownership is based on 45,965,342 shares of our common stock outstanding as of March 30, 2006.

SELLING STOCKHOLDERS

The following table sets forth information, as of March 1, 2006, with respect to the selling stockholders and the respective number of shares of common stock owned by each selling stockholder that may be offered pursuant to this prospectus together with the number of shares of common stock and the percentage of our issued and outstanding common stock owned by each selling stockholder prior to this offering. This information was supplied to us by the selling stockholders named in the table and may change from time to time. We have not sought to verify theinformation contained in the table. Because the selling stockholders may offerall or some portion of these securities pursuant to this prospectus, and becausewe are not currently aware of any agreements, arrangements or understandings with respect to the sale of these securities, we cannot predict the number of shares that will be held by the selling stockholders upon termination of this offering. In addition, some of the selling stockholders may have sold, transferred or otherwise disposed of all or a portion of their securities since the date on which they provided the information about themselves and the securities they were selling in transactions exempt from the registration requirements of the Securities Act.

See "Plan of Distribution."

Unless otherwise disclosed in the footnotes to the table below, no selling stockholder has, or within the past three years has had, any position, office or other material relationship with us or any of our predecessors or affiliates and owns less than 5% of our outstanding common stock.

Each selling stockholder listed below may, under this prospectus, from time to time offer and sell the number of shares of common stock listed below opposite its name. Prior to any use of this prospectus in connection with an offering of these securities by a beneficial owner not listed as a selling stockholder below or its transferee, pledgee, donee or other successor, this prospectus will be supplemented to set forth the name and information with respect to that person.

We have prepared this prospectus to allow the selling stockholders or their pledgees, donees, transferees or other successors in interest, to sell up to 16,886,025 shares of our common stock, 15,196,025 of which they have acquired and 1,540,000 of which they may acquire through the exercise of warrants and 150,000 of stock which they may acquire through the exercise of stock purchase rights. All of the common stock offered by this prospectus is being offered by the selling stockholders for their own accounts. All of these transactions are set forth in greater detail below.

THE FEBRUARY 2006 INVESTORS; EMPLOYEES AND SERVICE PROVIDERS

In February 2006, we completed the sale of 15,000,025 shares of restricted common stock for $0.40 per share for a total of $6,000,010 to 33 institutional and accredited investors (the "February 2006 Investors"). Chadbourn Securities, Inc. served as the primary placement agent for the transaction. The February 2006 Investors purchased the shares pursuant to subscription agreements (each a "Subscription Agreement"), the form of which is attached as an exhibit to this report. We issued as compensation to the placement agents cash fees totaling $480,000, and warrants to purchase an aggregate of 1,500,000 of the common stock at a per share price of $0.40. The warrants are exercisable, in whole or in part, for three years following the effectiveness of this registration statement. Our Board of Directors accepted the terms for the sale of the shares after pursuing all financing alternatives and based upon advice from our placement agents. Each February 2006 Investor completed a subscription agreement and a registration rights agreement. The February 2006 Investors and the placement agents also received registration rights with respect to the shares of common stock issued and to the shares of common stock underlying the warrants, and this registration statement satisfies our obligations.

We have also issued shares and warrants to certain service providers. We issued 150,000 shares to Liviakis Financial Communications for investment advisory services. We issued 7,500 and 7,500 shares to Michael J. Bayes and Frederick Cogan, respectively, for investment advisory services. We issued warrants to purchase 25,000 shares to Vasona Business Park, our landlord. The warrants are exercisable, in whole or in part, until thirty-six (36) months following the date this registration is declared effective at a per share exercise price of $1.42. We issued warrants to purchase 15,000 shares to Summit Technologies for sales services. The warrants are exercisable, in whole or in part, until thirty-six (36) months following the date this registration is declared effective at a per share exercise price of $0.68.

We have also issued the right to purchase 150,000 shares of our common stock to one of our employees, Greg Brunelle, for services performed. We issued 20,000 shares of our common stock to a former employee, Michael Yee, who exercised his stock purchase rights upon leaving the Company. We also issued 11,000 shares of shares of common stock to an employee, Jeffrey Gigoux, for services performed.

FEBRUARY 2006 INVESTORS; SERVICE PROVIDERS; EMPLOYEES

	Beneficial Ownership of			Number of	Beneficial Ownership of
	Common Shares prior to			Shares to be	Common Shares after
	the Offering			Sold Under	the Offering
	Number		Percent	This	Number	Percent
Selling Stockholder	Of Shares		of Class	Prospectus	of Shares	of Class
Linden Growth Partners (e)	3,540,334	(1)	7.7%	2,750,000	790,334	1.7%
David J. Lies	2,500,000		5.4%	2,500,000	0	--
Liviakis Financial Communications	2,160,000	(2)	4.7%	150,000	2,010,000	2.6%
Michael C. Brown Trust dated June 30, 2000	1,250,000		2.7%	1,250,000	0	--
Toibb Investment LLC	1,250,000		2.7%	1,250,000	0	--
Laird Cagan (f)	1,476,875	(3)	3.4%	1,476,875	0	--
Bradley N. Rotter Self Employed Pension Plan & Trust	1,200,000		2.6%	1,200,000	0	--
Proximity Fund LP	625,000		1.3%	625,000	0	--
Rotter Family Trust	500,000		1.0%	500,000	0	--
Crescent International LTD	500,000		1.0%	500,000	0	--
Kranenburg Fund LP	375,000		--	375,000	0	--
Steven Barnes	350,000	(4)	--	350,000	0	--
Brian Chisick	250,000		--	250,000	0	--
Brad Chisick	250,000		--	250,000	0	--
Mark Chisick	250,000		--	250,000	0	--
Geronimo LLC (a)	250,000		--	250,000	0	--
Eric B. Rodrick	250,000		--	250,000	0	--
Jacob Sverdlov	250,000		--	250,000	0	--
Ronald Stone Insurance Trust	250,000		--	250,000	0	--
McAfee Capital, LLC	395,135		--	250,000	145,135	--
Pascal Investment Partners Equity Fund LP	250,000		--	250,000	0	--
William A. Lewis IV (c)	200,025		--	200,025	0	--
Barry Fay	187,500		--	187,500	0	--
Jeffrey Gigoux	181,800	(5)	--	11,000	0	--
Greg E. Brunelle	150,000	(6)	--	150,000	0	--
Abundance Partners LP	125,000		--	125,000	0	--
Bear Stearns Cust FBO Akros Capital Fund LP (c)	125,000		--	125,000	0	--
Alan I. Kazden	125,000		--	125,000	0	--
George E. Johnson (d)	87,500	(7)	--	87,500	0	--
David C. Collins	62,500		--	62,500	0	--
Scott Elstein	62,500		--	62,500	0	--
Bradford H. Keatts	62,500		--	62,500	0	--
Richard Munitz & Deborah Seidman	62,500		--	62,500	0	--
John Pimentel (g)	136,200		--	62,500	73,700	--
S. Razza Samia	62,500		--	62,500	0	--
Leslie Eichenbaum Seidman Trust of April 30, 1999	62,500		--	62,500	0	--
Chicago Investment Group LLC (b)	62,500	(8)	--	62,500	0	--
Chadbourn Securities, Inc. (b)	60,625	(9)	--	60,625	0	--
Michael J. Bayes	32,500	(10)	--	7,500	25,000	--
Frederick Cogan	32,500	(11)	--	7,500	25,000	--
Kathleen Cole (c)	25,000		--	25,000	0	--
Vasona Business Park	25,000	(12)	--	25,000	0	--
Michael Y. Yee	20,000		--	20,000	0	--
Summit Technologies	15,000	(13)	--	15,000	0	--
Louis L. Perrotto (d)	7,500	(14)	--	7,500	0	--
Ramond E. Ambrosino (d)	7,500	(15)	--	7,500	0	--
Scott H. Sari (d)	7,500	(16)	--	7,500	0	--
Kevin J. DeRosa (d)	7,500	(17)	--	7,500	0	--
Vincent M. Bruno (d)	4,500	(18)	--	4,500	0	--
Thomas E. Egan (d)	3,000	(19)	--	3,000	0	--
TOTAL*	20,125,994			16,886,025	3,069,169	6.50%

-- Less than one percent.

(a)   Denotes a selling stockholder who is a registered broker-dealer who acquired the shares in the ordinary course of business and at the time of the acquisition had no plans or proposals, directly or with any other person, to distribute the shares.
(b)   Denotes a selling stockholder who is a registered broker-dealer who acquired the shares as compensation for services performed in the organizing of the offerings in which such selling stockholder received such shares. At the time of the acquisition, such selling stockholder had no plans or proposals, directly or with any other person, to distribute the shares.
(c)   Denotes a selling stockholder who is an affiliate of a registered broker-dealer and such affiliate acquired the shares in the ordinary course of business and at the time of the acquisition had no plans or proposals, directly or with any other person, to distribute the shares.
(d)   Denotes a selling stockholder who is an affiliate of a registered broker-dealer and such affiliate acquired the shares as compensation for services performed in the organizing of the offerings in which such affiliate received such shares. At the time of the acquisition, such selling stockholder had no plans or proposals, directly or with any other person, to distribute the shares.
(e)   This selling stockholder is an affiliate of a registered broker-dealer and such affiliate acquired 2,750,000 shares in the ordinary course of business and warrants to purchase 112,500 shares as compensation for services performed in the organizing of the offerings in which he received such shares. At the time of the acquisition, such selling stockholder had no plans or proposals, directly or with any other person to distribute the shares.
(f)    This selling stockholder is a registered broker-dealer who acquired 325,000 shares in the ordinary course of business and warrants to purchase 1,151,875 shares as compensation for services performed in the organizing of the offerings in which he received such shares. At the time of the acquisition, such selling stockholder had no plans or proposals, directly or with any other person to distribute the shares.
(g)   This selling stockholder is an affiliate of a registered broker-dealer and such affiliate acquired warrants to purchase 62,500 shares as compensation for services performed in the organizing of the offerings in which he received such shares. At the time of the acquisition, such selling stockholder had no plans or proposals, directly or with any other person to distribute the shares.

*      The total number of shares excludes those shares being registered listed above that are beneficially owned by controlling persons of entities.

(1)
Shares beneficially owned by Linden Growth Partners includes 502,959 previously registered shares, warrants to purchase 287,375 of our common stock which may be exercised in whole or in part within 60 days of March 1, 2006, and 2,750,000 new shares of our common stock.

(2)	Shares beneficially owned by Liviakis Financial Communications includes 150,000 new shares of our common stock.
(3)
Shares beneficially owned by Laird Cagan include warrants to purchase 1,151,875 shares of our common stock which may be exercised in whole or in part within 60 days of March 1, 2006 and 325,000 new shares of our common stock.

(4)
Shares beneficially owned by Steven Barnes include warrants to purchase 100,000 of our common stock which may be exercised in whole or in part within 60 days of March 1, 2006 and 250,000 new shares of our common stock.

(5)
Shares beneficially owned by Jeffrey Gigoux include 800 previously registered shares, 11,000 new shares, and options to purchase 170,000 shares of our common stock, of which options to purchase 61,943 shares may be exercised in whole or in part within 60 days of March 1, 2006.

(6)
Shares beneficially owned by Greg Brunelle include rights to purchase 150,000 shares of our common stock, of which rights to purchase 137,400 shares of our common stock may be exercised in whole or in part within 60 days of March 1, 2006.

(7)
Shares beneficially owned by George E. Johnson include warrants to purchase 87,500 shares of our common stock which may be exercised in whole or in part within 60 days of March 1, 2006. Such warrants were acquired as compensation for services performed in the organizing of the offerings in which such selling stockholder received such warrants.

(8)
Shares beneficially owned by Chicago Investment Group, LLC include warrants to purchase 62,500 shares of our common stock which may be exercised in whole or in part within 60 days of March 1, 2006. Such warrants were acquired as compensation for services performed in the organizing of the offerings in which such selling stockholder received such warrants.

(9)
Shares beneficially owned by Chadbourn Securities, Inc. include warrants to purchase 60,625 shares of our common stock which may be exercised in whole or in part within 60 days of March 1, 2006. Such warrants were acquired as compensation for services performed in the organizing of the offerings in which such selling stockholder received such warrants.

(10)
Shares beneficially owned by Michael J. Bayes include warrants to purchase 32,500 shares of our common stock which may be exercised in whole or in part within 60 days of March 1, 2006. Such warrants were acquired as compensation for services performed in the organizing of the offerings in which such selling stockholder received such warrants.

(11)
Shares beneficially owned by Frederick Cogan include warrants to purchase 32,500 shares of our common stock which may be exercised in whole or in part within 60 days of March 1, 2006. Such warrants were acquired as compensation for services performed in the organizing of the offerings in which such selling stockholder received such warrants.

(12)	Shares beneficially owned by Vasona Business Park include warrants to purchase 25,000 shares of our common stock which may be exercised in whole or in part within 60 days of March 1, 2006.
(13)
Shares beneficially owned by Summit Technologies include warrants to purchase 15,000 shares of our common stock which may be exercised in whole or in part within 60 days of March 1, 2006. Such warrants were acquired in exchange for services performed.

(14)
Shares beneficially owned by Louis L. Perrotto include warrants to purchase 7,500 shares of our common stock which may be exercised in whole or in part within 60 days of March 1, 2006. Such warrants were acquired as compensation for services performed in the organizing of the offerings in which such selling stockholder received such warrants.

(15)
Shares beneficially owned by Ramond E. Ambrosino include warrants to purchase 7,500 shares of our common stock which may be exercised in whole or in part within 60 days of March 1, 2006. Such warrants were acquired as compensation for services performed in the organizing of the offerings in which such selling stockholder received such warrants.

(16)
Shares beneficially owned by Scott H. Sari include warrants to purchase 7,500 shares of our common stock which may be exercised in whole or in part within 60 days of March 1, 2006. Such warrants were acquired as compensation for services performed in the organizing of the offerings in which such selling stockholder received such warrants.

(17)
Shares beneficially owned by Kevin J. DeRosa include warrants to purchase 7,500 shares of our common stock which may be exercised in whole or in part within 60 days of March 1, 2006. Such warrants were acquired as compensation for services performed in the organizing of the offerings in which such selling stockholder received such warrants.

(18)
Shares beneficially owned by Vincent M. Bruno include warrants to purchase 4,500 shares of our common stock which may be exercised in whole or in part within 60 days of March 1, 2006. Such warrants were acquired as compensation for services performed in the organizing of the offerings in which such selling stockholder received such warrants.

(19)
Shares beneficially owned by Thomas E. Egan include warrants to purchase 3,000 shares of our common stock which may be exercised in whole or in part within 60 days of March 1, 2006. Such warrants were acquired as compensation for services performed in the organizing of the offerings in which such selling stockholder received such warrants.

The number of shares set forth in the tables represents an estimate of the number of common shares to be offered by the selling stockholders. We have assumed the sale of all of the shares of common stock offered under this prospectus will be sold. However, as the selling stockholders can offer all, some or none of their common stock, no definitive estimate can be given as to the number of shares that the selling stockholders will offer or sell under this prospectus.

OTHER THAN AS SET FORTH ABOVE, NONE OF THE SELLING STOCKHOLDERS (I) HAS HAD A MATERIAL RELATIONSHIP WITH US OTHER THAN AS A STOCKHOLDER AT ANY TIME WITHIN THE PAST THREE YEARS; (II) OR HAS EVER BEEN ONE OF OUR OFFICERS OR DIRECTORS.

DESCRIPTION OF SECURITIES

The descriptions in this section and in other sections of this annual report of our securities and various provisions of our articles of incorporation and our bylaws are limited solely to descriptions of the material terms of our securities, articles of incorporation and bylaws. Our articles of incorporation and bylaws have been filed with the SEC as exhibits to this annual report.

Our authorized capital stock consists of 100,000,000 shares of common stock, par value $0.001 per share, and 15,000,000 shares of preferred stock, par value $0.001 per share. As of January 1, 2006, 30,945,317 shares of our common stock and no shares of our preferred stock were issued and outstanding. This excludes an aggregate of 14,968,081 shares of common stock reserved for issuance upon exercise of common stock subscription agreements, stock options, stock purchase rights and warrants. After the February Placement and as of March 30, 2006, 45,965,342 shares of our common stock and no shares of our preferred stock were issued and outstanding. This excludes an aggregate of 12,963,480 shares of common stock reserved for issuance upon exercise of common stock subscription agreements, stock options, stock purchase rights and warrants.

COMMON STOCK

The holders of our common stock are entitled to equal dividends and distributions per share with respect to the common stock when, and if declared by the Board of Directors from funds legally available therefore. No holder of any shares of our common stock has a pre-emptive right to subscribe for any of our securities, nor are any common stock subject to redemption or convertible into other of our securities. Upon liquidation, dissolution or winding up of our company, and after payment of creditors and preferred stockholders the assets will be divided pro-rata on a share-for-share basis among the holders of the shares of common stock. All shares of common stock now outstanding are fully paid, validly issued and non-assessable.

Each share of common stock is entitled to one vote with respect to the election of any Director or any other matter upon which stockholders are required or permitted to vote. Holders of the common stock do not have cumulative voting rights, so the holders of more than 50% of the combined shares voting for the election of Directors may elect all of the Directors if they choose to do so, and, in that event, the holders of the remaining shares will not be able to elect any members to the Board of Directors.

PREFERRED STOCK

We may issue shares of preferred stock in one or more classes or series within a class as may be determined by our Board of Directors, who may establish, from time to time, the number of shares to be included in each class or series, may fix the designation, powers, preferences and rights of the shares of each such class or series and any qualifications, limitations or restrictions thereof, and may increase or decrease the number of shares of any such class or series without any further vote or action by the stockholders. Any preferred stock so issued by the Board of Directors may rank senior to the common stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up of the company, or both. In addition, any such shares of preferred stock may have class or series voting rights. Moreover, under certain circumstances, the issuance of preferred stock or the existence of the unissued preferred stock might tend to discourage or render more difficult a merger or other change in control of us.

No shares of preferred stock are currently outstanding. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of our outstanding voting stock.

TRANSFER AGENT AND REGISTRAR

The Transfer Agent and Registrar for our common stock is Pacific Stock Transfer Company in Las Vegas, Nevada.

PLAN OF DISTRIBUTION

We are registering a total of 16,886,025 shares of our common stock that are being offered by the selling stockholders and placement agent. As used in this prospectus, "selling stockholders" includes the pledges, donees, transferees or others who may later hold the selling stockholders' interests in the common stock. We will pay the costs and fees of registering the common stock, but the selling stockholders will pay any brokerage commissions, discounts or other expenses relating to the sale of the common stock. We will not receive the proceeds from the sale of the shares by the selling stockholders. However, some of the shares we are registering will be issued upon the exercise of warrants held by the placement agent. Although the placement agent is not required to exercise the warrants, if they do so we will receive the proceeds from the exercise.

The selling stockholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. these sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

-	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

-	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

-	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

-	an exchange distribution in accordance with the rules of the applicable exchange;

-	privately negotiated transactions;

-	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

-	a combination of any such methods of sale; and

-	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus. Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares or common stock or warrants owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

LEGAL MATTERS

The validity of any common stock offered by this prospectus has been passed upon for us by Silicon ValleyLaw Group, San Jose, California. Silicon Valley Law Group holds a warrant to purchase 50,000 shares of our common stock for $0.50 per share that is exercisable, in whole or in part, until June 6, 2008.

EXPERTS

Our financial statements, for the fiscal year ended January 1, 2006, included in this registration statement have been so included in reliance upon the report of Burr, Pilger & Mayer LLP, an independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form SB-2 under the Securities Act, in connection with the offering of the common stock by the selling stockholders. This prospectus, which is part of the registration statement, does not contain all of the information included in the registration statement. Some information is omitted and you should refer to the registration statement and our exhibits. With respect to references made in this prospectus to any contract, agreement or other document of ours, such references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreement or other document. You may review a copy of the registration statement, including exhibits, at the SEC's public reference room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330.

We also file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information on file at the public reference rooms. You can also request copies of these documents, for a copying fee, by writing to the SEC.

Our SEC filings and the registration statement can also be reviewed by accessing the SEC's Web site at http://www.sec.gov, which contains reports, and information statements and other information regarding registrants that file electronically with the SEC.

FINANCIAL STATEMENTS

PROCERA NETWORKS, INC.
(a development stage enterprise

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders
of Procera Networks, Inc.

We have audited the accompanying balance sheet of Procera Networks, Inc. (a development stage enterprise) as of January 1, 2006 and the related statements of operations, stockholders' equity (deficit), and cash flows for each of the years in the two year period ended January 1, 2006, and for the period from May 1, 2002 (date of inception) to January 1, 2006. These financial statements are the responsibility of the Company management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Procera Networks, Inc. as of January 1, 2006, and the results of its operations and its cash flows for each of the years in the two year period ended January 1, 2006, and for the period from May 1, 2002 (date of inception) to January 1, 2006, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming Procera Networks, Inc. will continue as a going concern. As more fully described in Note 2, the Company has incurred net losses since its inception and has experienced severe liquidity problems. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Burr, Pilger & Mayer LLP

Palo Alto, California
February 13, 2006, except for Note 15 as to which the date is March 23, 2006

PROCERA  NETWORKS, INC.
(a development stage enterprise)

BALANCE SHEET

January 1, 2006

ASSETS

Current assets:
Cash and cash equivalents	$1,254,831
Accounts receivable, net	8,733
Inventories, net	139,816
Prepaid expenses and other current assets	160,941
Total current assets	1,564,321

Property and equipment, net	37,291
Other assets	95,919
Total assets	$1,697,531

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$291,034
Deferred revenue	7,319
Accrued liabilities	291,975
Notes payable - related party	240,000
Total current liabilities	830,328

Long Term Liabilities
Deferred rent	16,229
Total Liabilities	846,557

Commitments and contingencies

Stockholders' equity:
Preferred stock, $0.001 par value; 15,000,000 shares authorized; none issued and outstanding at January 1, 2006	-
Common stock, $0.001 par value, 100,000,000 shares authorized; 30,945,317 shares issued and outstanding at January 1, 2006	30,945
Common stock subscriptions	1,310,917
Additional paid-in-capital	17,362,468
Deficit accumulated during the development stage	(17,853,356)
Total stockholders' equity	850,974
Total liabilities and stockholders' equity	$1,697,531

The accompanying notes are an integral part of these financial statements

PROCERA NETWORKS, INC.
(a development stage enterprise)

STATEMENTS OF OPERATIONS

	Twelve Months Ended		Cumulative Period from May 1, 2002 (Date of Inception)
	January 1,	January 2,	To
	2006	2005	January 1, 2006

Sales	$254,809	$97,611	$559,873
Cost of sales	307,799	160,383	619,929
Gross margin	(52,990)	(62,772)	(60,056)

Operating expenses:
Engineering	2,604,897	2,156,998	6,692,452
Sales and marketing	1,752,886	900,952	3,318,988
General and administrative	2,338,720	3,227,098	7,355,927
Total operating expenses	6,696,503	6,285,048	17,367,367

Loss from operations	(6,749,493)	(6,347,820)	(17,427,423)

Interest and other income	11,724	6,376	30,462
Interest and other expense	(1,146)	(21,725)	(456,395)

Net loss	$(6,738,915)	$(6,363,169)	$(17,853,356)

Net loss per share - basic and diluted	$(0.22)	$(0.27)

Shares used in computing net loss per share-basic and diluted	30,445,423	23,592,522

The accompanying notes are an integral part of these financial statements

(a development stage enterprise)

STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

Period from May 1, 2002 (date of inception) to January 1, 2006

			Additional	Common stock
	Common Stock		paid-in	subscriptions
	Shares	Amount	capital	Shares	Amount
Issuance of common stock to founders at $0.001 per share from May - October 2002	8,115,000	$8,115	$-	-	$-
Common stock subscription issued in connection with advisory agreement at $0.001 per share in May 2002				1,200,000	1,200
Common stock subscription issued in connection with convertible notes payable at $0.001 and $0.01 per share from June - December 2002				190,360	1,004
Net loss
Balances, December 31, 2002	8,115,000	8,115	-	1,390,360	2,204

Issuance of common stock to founders at $0.001 per share from January - August 2003	3,750,000	3,750		(1,200,000)	(1,200)
Issuance of common stock to former employees for conversion of unpaid salary at $0.01 per share in May 2003	1,120,388	1,120	10,084
Issuance of common stock for cash at $0.50 per share in June 2003, less issuance costs of $7,500	808,000	808	395,692
Issuance of common stock for cash at $0.001 per share upon exercise of warrants in June 2003	500,000	500
Issuance of common stock upon conversion of notes payable at $0.50 per share in July 2003	3,227,666	3,228	1,610,605
Issuance of common stock to noteholders at $0.001 - $0.50 per share in January - July 2003	361,893	362	28,915	(190,360)	(1,004)
Issuance of common stock for services provided at $0.50 per share in July 2003	40,000	40	19,960
Issuance of common stock for cash at $1.00 per share in August 2003, less issuance costs of $5,500	1,695,000	1,695	1,687,805
Issuance of common stock in connection with merger with Zowcom at $0.001 in October 2003	1,610,000	1,610	(1,610)
Issuance of common stock for cash at $0.001 per share upon exercise of warrants in November 2003	5,000	5
Issuance of common stock upon conversion of notes payable at $2.00 per share in December 2003	252,959	253	505,665
Issuance of common stock for cash at $2.00 per share in December 2003, less issuance costs of $299,109	1,086,250	1,086	1,872,305
Fair value of common stock warrants issued to non-employees			324,852
Issuance of unsecured convertible promissory note with Beneficial conversion feature			69,470
Stock based employee compensation			84,688
Net loss
Balances, December 28, 2003	22,572,156	22,572	6,608,431	-	-

Issuance of common stock for cash at $0.075 per share upon exercise of warrants in January 2004	50,000	50	3,700
Additional stock issuance costs			(2,104)
Issuance of common stock to purchase EZ2, Inc. at $2.05 per share in April 2004	35,000	35	71,715
Issuance of common stock for cash at $2.00 per share upon exercise of special warrants in April & May 2004, less issuance cost of $172,054	1,086,250	1,086	1,999,360
Issuance of common stock for cash at $2.00 per share in May 2004	250,000	250	499,750
Issuance of common stock for cash at $0.075 per share upon exercise of warrants in May 2004	26,000	26	1,924
Issuance of common stock to purchase intellectual property of Ezyte, Inc. at $1.64 per share in May 2004	65,000	65	106,535
Issuance of common stock in connection with private placement at $0.001 in June 2004	20,000	20	(20)
Issuance of common stock for services provided at $0.92 per share in October 2004	11,000	11	10,109
Common stock subscription issued in connection with private placement of common stock at $0.80 per share in December 2004, less issuance costs of $285,625				5,762,500	4,324,375
Fair value of common stock warrants issued to non-employees			505,340
Stock based employee compensation			1,068,615
Net loss
Balances, January 2, 2005	24,115,406	$24,115	$10,873,355	5,762,500	4,324,375

Issuance of common stock in connection with private placement of common stock at $0.80 per share in December 2004, less issuance costs of $285,625	5,762,500	5,763	4,318,612	(5,762,500)	(4,324,375)
Issuance of common stock at $1.86 per share to charity organization in connection with private placement in December 2004	17,473	17	32,483
Issuance of common stock for cash at $0.075 per share upon exercise of warrants in March 2005	100,000	100	7,400
Issuance of common stock for cash at $2.00 per share upon exercise of warrants in March 2005, less issuance cost of $5,000	50,000	50	94,950
Issuance of common stock for cash at $0.075 per share upon exercise of warrants in April 2005	75,000	75	5,550
Issuance of common stock for cash at $1.50 per share upon exercise of warrants in April 2005, less issuance cost of $4,898	557,438	557	830,702
Issuance of common stock for cash at $1.40 per share upon exercise of warrants in April 2005	102,500	103	143,397
Issuance of common stock for services provided at $0.51 per share in November 2005	165,000	165	83,985
Fair value of common stock warrants issued to non-employees			542,648
Stock based employee compensation			429,386
Common stock subscribed, net of issuance costs of $112,000				3,500,000	1,288,000
Common stock subscribed for services to be rendered				45,833	22,917
Net loss
Balances, January 1, 2006	30,945,317	$30,945	$17,362,468	3,545,833	$1,310,917

The accompanying notes are an integral part of these financial statements

PROCERA NETWORKS, INC.
(a development stage enterprise)

STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT),(Continued)

Period from May 1, 2002 (date of inception) to January 1, 2006

	Receivable for stock	Deficit accumulated during the development stage	Total stockholders' equity(deficit)
Issuance of common stock to founders at $0.001 per share from May - October 2002	$-	$-	$8,115

Common stock subscription issued in connection with advisory agreement at $0.001 per share in May 2002	(1,200)
Common stock subscription issued in connection with convertible notes payable at $0.001 and $0.01 per share from June - December 2002			1,004
Net loss		(1,509,084)	(1,509,084)
Balances, December 31, 2002	(1,200)	(1,509,084)	(1,499,965)

Issuance of common stock to founders at $0.001 per share from January - August 2003	1,200		3,750
Issuance of common stock to former employees for conversion of unpaid salary at $0.01 per share in May 2003			11,204
Issuance of common stock for cash at $0.50 per share in June 2003, less issuance costs of $7,500			396,500
Issuance of common stock for cash at $0.001 per share upon exercise of warrants in June 2003			500
Issuance of common stock upon conversion of notes payable at $0.50 per share in July 2003			1,613,833
Issuance of common stock to noteholders at $0.001 - $0.50 per share in January - July 2003			28,273
Issuance of common stock for services provided at $0.50 per share in July 2003			20,000
Issuance of common stock for cash at $1.00 per share in August 2003, less issuance costs of $5,500			1,689,500
Issuance of common stock in connection with merger with Zowcom at $0.001 in October 2003			-
Issuance of common stock for cash at $0.001 per share upon exercise of warrants in November 2003			5
Issuance of common stock upon conversion of notes payable at $2.00 per share in December 2003			505,918
Issuance of common stock for cash at $2.00 per share in December 2003, less issuance costs of $299,109			1,873,391
Fair value of common stock warrants issued to non-employees			324,852
Issuance of unsecured convertible promissory note with Beneficial conversion feature			69,470
Stock based employee compensation			84,688
Net loss		(3,242,188)	(3,242,188)
Balances, December 28, 2003	-	(4,751,272)	1,879,731

Issuance of common stock for cash at $0.075 per share upon exercise of warrants in January 2004			3,750
Additional stock issuance costs			(2,104)
Issuance of common stock to purchase EZ2, Inc. at $2.05 per share in April 2004			71,750
Issuance of common stock for cash at $2.00 per share upon exercise of special warrants in April & May 2004, less issuance cost of $172,054			2,000,446
Issuance of common stock for cash at $2.00 per share in May 2004			500,000
Issuance of common stock for cash at $0.075 per share upon exercise of warrants in May 2004			1,950
Issuance of common stock to purchase intellectual property of Ezyte, Inc. at $1.64 per share in May 2004			106,600
Issuance of common stock in connection with private placement at $0.001 in June 2004			-
Issuance of common stock for services provided at $0.92 per share in October 2004			10,120
Common stock subscription issued in connection with private placement of common stocks at $0.80 per share in December 2004, less issuance costs of $285,625			4,324,375
Fair value of common stock warrants issued to non-employees			505,340
Stock based employee compensation			1,068,615
Net loss		(6,363,169)	(6,363,169)
Balances, January 2, 2005	-	(11,114,441)	4,107,404

Issuance of common stock in connection with private placement of common stocks at $0.80 per share in December 2004, less issuance costs of $285,625			-
Issuance of common stock at $1.86 per share to charity organization in connection with private placement in December 2004			32,500
Issuance of common stock for cash at $0.075 per share upon exercise of warrants in March 2005			7,500
Issuance of common stock for cash at $2.00 per share upon exercise of warrants in March 2005, less issuance cost of $5,000			95,000
Issuance of common stock for cash at $0.075 per share upon exercise of warrants in April 2005			5,625
Issuance of common stock for cash at $1.50 per share upon exercise of special warrants in April 2005, less issuance cost of $4,898			831,259
Issuance of common stock for cash at $1.40 per share upon exercise of special warrants in April 2005			143,500
Issuance of common stock for services provided at $0.51 per share in November 2005			84,150
Fair value of common stock warrants issued to non-employees			542,648
Stock based employee compensation			429,386
Common stock subscribed, net of issuance costs of $112,000			1,288,000
Common stock subscribed for services to be rendered			22,917
Net loss		(6,738,915)	(6,738,915)
Balances, January 1, 2006	$-	$(17,853,356)	$850,974

The accompanying notes are an integral part of these financial statements

PROCERANETWORKS, INC.
(a development stage enterprise)

STATEMENTS OF CASH FLOWS

	Fiscal Year Ended		Cumulative Period from May 1, 2002 (Date of Inception) to
	January 1, 2006	January 2, 2005	January 1, 2006
Cash flows from operating activities:
Net loss	$(6,738,915)	$(6,363,169)	$(17,853,356)
Adjustments to reconcile net loss to net cash used in operating activities:
Gain on disposal of property and equipment	-	-	(11,796)
Common stock issued for service rendered	84,150	10,120	125,474
Accrued interest on convertible notes payable	-		264,751
Common stock subscribed for services	22,917	-	22,917
Stock based compensation	429,387	1,068,615	1,582,690
Fair value of warrants issued to non-employee	542,647	505,340	1,442,309
Common stocks subscriptions issued in connection with convertible notes payable	-	-	29,277
Depreciation	32,214	62,850	117,502
Amortization of intangibles	-	178,350	178,350
Changes in assets and liabilities:
Accounts receivable	22,872	(31,605)	(8,733)
Inventory	(13,403)	(31,810)	109,387
Prepaid expenses and other assets	45,793	(109,178)	(256,860)
Accounts payable	221,910	37,520	291,034
Accrued liabilities, deferred revenue, deferred rent	(128,220)	81,181	48,023

Net cash used in operating activities	(5,478,648)	(4,591,786)	(13,919,031)

Cash flows from investing activities:
Purchase of property and equipment	(25,335)	(34,442)	(107,200)
Proceeds from sale of property and equipment	-	-	15,000
Decrease (increase) in restricted cash	-	10,000	-
Net cash used in investing activities	(25,335)	(24,442)	(92,200)

Cash flows from financing activities:
Proceeds from issuance of common stock, net	-	2,500,446	6,471,702
Proceeds from common stock subscription, net	1,288,000	4,324,375	5,612,375
Proceeds from exercise of warrants	1,082,884	3,596	1,086,985
Proceeds from convertible notes payable	-	-	1,855,000
Proceeds from notes payable-related party	240,000	-	240,000
Net cash provided by financing activities	2,610,884	6,828,417	15,266,062

Net increase in cash and cash equivalents	(2,893,099)	2,212,189	1,254,831

Cash and cash equivalents, beginning of period	4,147,930	1,935,741	-
Cash and cash equivalents, end of period	$1,254,831	$4,147,930	$1,254,831

Supplemental cash flow information:
Cash paid for income taxes	$830	$3,656	$5,286
Cash paid for interest	$1,076	-	$1,076

Non cash investing and financing activities:
Property and equipment acquired with accrued liabilities	-	-	$32,040
Transfer of inventory to property and equipment	-	-	$18,757
Inventory acquired with accrued liabilities	-	-	$267,960
Issuance of common stock in exchange for convertible notes payable and accrued interest	-	-	$2,199,751
Issuance of common stock in connection with merger with Zowcom, Inc.	-	-	$1,610
Issuance of common stock in connection with acquisition of intellectual property from Ezyte, Inc.	-	$106,600	$106,600
Issuance of common stock in connection with acquisition of EZ2, Inc.	-	$71,750	$71,750
Issuance of common stock in connection with note payable	-	-	$30,477
Issuance of common stock pursuant to common stock subscription agreements	-	-	$30,477
Issuance of common stock to charity organization in connection with the private placement in December 2004	$32,500	-	$32,500

The accompanying notes are an integral part of these financial statements

PROCERA NETWORKS, INC.
(a development stage enterprise)

Notes to Financial Statements

1.	FORMATION AND BUSINESS OF THE COMPANY

Procera Networks, Inc. (“Procera” or the “Company”), formerly Zowcom, Inc. (“Zowcom”), was incorporated in Nevada on July 11, 2001. On October 16, 2003, Procera Networks, Inc., a Delaware corporation (“PNI”) merged into Zowcom, Inc. in a stock-for-stock transaction, as a result of a merger and plan of reorganization agreement (the “Merger”) between Zowcom and PNI. Pursuant to the Merger, Zowcom assumed PNI's operations and business plan and changed its name to Procera Networks, Inc.

We are a development stage high technology company engaged in the development and marketing of a wire-speed smart switch family of products and a converged platform family of products, both for the enhancement of existing network performance. These products provide intelligent switching and routing based on deep packet inspection at wire speed and also the combination of the smart switching and routing with point software solutions for secure delivery of information and applications across wireless and wire line networks. We are in the development stage, devoting substantially all of our efforts to product development, initial sales penetration, and financing. We have funded our operations substantially from the proceeds from issuance of common stock.

In the course of our development activities, we have sustained operating losses and expects such losses to continue through the foreseeable future. We will finance our operations primarily through our cash and cash equivalents, future financing and future revenues. However, there can be no assurance that such efforts will succeed or that sufficient funds will be available.

FISCAL YEAR

We maintain our accounting records on a 52-53 week fiscal year. The fiscal year ends on the Sunday nearest to December 31 and, as a result, an extra week is added every five or six years. Fiscal year 2005, which ended January 1, 2006, had 52 weeks, whereas fiscal year 2004, which ended January 2, 2005, had 53 weeks instead.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplate continuation of our operations as a going concern. However, at January 1, 2006, we have an accumulated deficit of $17,853,356 and has sustained an operating cash flow deficiency of $13,919,031 since inception. In addition, we had insufficient cash at January 1, 2006 to fund our operations for the next fiscal year. our activities have been financed principally through borrowings and the issuance of equity.

We will require additional financing to fund ongoing operations. On February 28, 2006, we consummated the closure of a private placement financing transaction for total net proceeds of $5,520,010, of which $1,288,000 had been received prior to January 1, 2006. This financing was received from thirty-three individual and institutional investors. There can be no assurance that any new debt or equity financing could be successfully consummated. These factors raise substantial doubt about our ability to continue as a going concern. The financial statements do not include any adjustments relating to the recoverability and classification of the recorded asset amounts or amounts and classification of liabilities that might result from the outcome of this uncertainty.

USE OF ESTIMATES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect certain report amounts and disclosures. Accordingly, actual results could differ from those estimates.

PROCERA NETWORKS, INC.
(a development stage enterprise)

Notes to Financial Statements, continued

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, continued

FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying amounts of certain of our financial instruments including cash and cash equivalents, prepaid expenses, accounts payable and accrued liabilities approximate fair value due to their short maturities.

CONCENTRATION OF CREDIT RISK

Financial instruments that potentially subject us to a concentration of credit risk consist of cash and cash equivalents and accounts receivable. Cash and cash equivalents are deposited in demand and money market accounts in one financial institution in the United States. Deposits held with financial institutions may exceed the amount of insurance provided on such deposits. We have not experienced any material losses on our deposits of cash and cash equivalents.

Our accounts receivable are derived from revenue earned from customers located in the United States, Australia, Europe, Asia, Canada and the Middle East. There are a limited number of customers accounting for the majority of purchases in the industry worldwide. We maintain an allowance for doubtful accounts based upon the expected collection of our outstanding receivable balances.

On January 1, 2006, two customer(s) accounted for 51% and 41%, respectively, of total accounts receivable.

ADVERTISING COSTS

Advertising costs are expenses as incurred. Advertising expenses were not significant for the periods ended January 1, 2006 and January 2, 2005.

CASH AND CASH EQUIVALENTS

We consider all highly liquid investments to mature within three months or less to be cash equivalents. Restricted cash consists of a certificate of deposit in the amount of $30,000 held with a financial institution as a sales tax security deposit and is grouped with other assets on the balance sheet.

ACCOUNTS RECEIVABLE

Accounts receivable are stated at net realizable value. Customers are on cash on delivery until credit approval. Uncollectible receivables are recorded as bad debt expense when all efforts to collect have been exhausted and recoveries are posted as they are received.

INVENTORY

Inventory is stated at the lower of cost or market. Cost is determined on a standard cost basis which approximates actual cost on the first-in, first-out ("FIFO") method. Lower of cost or market is evaluated by considering obsolescence, excessive levels of inventory, deterioration and other factors.

PROPERTY AND EQUIPMENT

Property and equipment are stated at cost. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets, which is three years for computer, tooling, test and office equipment and two years for software. Leasehold improvements are amortized using the straight-line method over the estimated useful lives of the assets or the term of the lease, whichever is shorter. Whenever assets are retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts, and any resulting gain or loss is recognized in income for the period. The cost of maintenance and repairs is expensed as incurred; significant improvements are capitalized.

IMPAIRMENT OF LONG-LIVED ASSETS

We evaluate our long-lived assets for indicators of possible impairment by comparison of the carrying amounts to future net undiscounted cash flows expected to be generated by such assets when events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. Should an impairment exist, the impairment loss would be measured based on the excess carrying value of the asset over the asset's fair value or discounted estimates of future cash flows. We have not identified any such impairment losses to date.

STOCK BASED COMPENSATION

Our accounts for stock-based employee compensation using the intrinsic value method under Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"), and related interpretations and complies with the disclosure provisions of Statement of Financial Accounting Standards ("SFAS") No. 148, "Accounting for Stock-Based Compensation, Transition and Disclosure - an Amendment of FASB Statement No. 123." The following table illustrates the effect on net loss and net loss per share if we had applied the fair market recognition provisions of SFAS No. 123, "Accounting for Stock-Based Compensation," to stock-based employee compensation.

			Cumulative
			Period From
			May 1, 2002
	Fiscal Year Ended		(Date of Inception)
	January 1	January 2,	to
	2006	2005	January 1, 2006

Net loss as reported	$(6,738,915)	$(6,363,169)	$(17,853,356)
Add: Stock-based employee Compensation expense included in reported net loss, net of related tax effects	429,386	1,068,615	1,582,689
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(1,412,246)	(969,854)	(2,466,788)

Pro forma net loss	$(7,721,775)	$(6,264,408)	$(18,737,455)

Earnings per share basic and diluted:
As reported	$(0.22)	$(0.27)
Pro Forma	$(0.25)	$(0.27)

STOCK BASED COMPENSATION

The fair value of options granted was estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions used for grants in 2005:

2005
Weighted average risk-free rate	3.88%
Expected life (years)	3.89
Volatility	114.00%
Dividend yield	-

Stock options granted to non-employees are accounted for in accordance with SFAS 123 and the Emerging Issues Task Force Consensus No. 96-18, “Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling Goods or Services,” which are recorded at fair value of the consideration received or the fair value of the equity investments issued and they vest over a performance period. The fair value of such options is determined using the Black-Scholes option pricing model.

INCOME TAXES

Income taxes are recorded under the liability method, under which deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assts to the amount expected to be realized.

REVENUE RECOGNITION

Revenue is recognized when a purchase order has been received, the product has been shipped, the sales price is fixed or determinable and collection of the resulting receivable is probable.

Under standard terms, we provide products to direct customers under payment terms of net 30 days, with no right of return nor price protection provisions. Under standard terms, we provide initial products to indirect customers (value-added resellers) under payment terms of net 45 days, with the right to evaluate and return products in lieu of payment at the end of 45 days. Thereafter, under follow-on orders from value-added resellers we provide products under payment terms of net 30 days. Any terms other than those just described would be considered non-standard.

Products sold to an end-user customer have no rights of return, stock rotation rights, nor price protection rights. Products sold to an end-user customer may be returned for full credit or modification if, upon receipt by the customer, they do not satisfy the customer's expectations. Warranty liabilities are established based on historical experience of customer returns.

RESEARCH AND DEVELOPMENT

Research and development costs are charged to operations as incurred.

SHIPPING AND HANDLING COSTS

We include shipping and handling costs associated with inbound and outbound freight in costs of goods sold.

PRODUCT DEVELOPMENT COSTS

We account for internally-generated software development costs in accordance with SFAS No. 86, “Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed.” Capitalization of eligible product development costs begins upon the establishment of technological feasibility, which we have defined as completion of a working model. Internally-generated software related costs that were eligible for capitalization was approximately $75,000 of which approximately $37,500 and $26,000 has been amortized and charged to “Engineering” in the statements of operations for the years ended January 1, 2006 and January 2, 2005, respectively. For period from inception (May 1, 2002) to December 28, 2003, technical feasibility had not been established and thus all products development costs of $402,846 was charged to “Engineering” in the statements of operations.

COMPREHENSIVE INCOME

We have adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income," which establishes standards for reporting comprehensive income and our components in the financial statements. To date, our comprehensive income has equaled our net income.

NET LOSS PER SHARE

Basic earnings per share ("EPS") is computed by dividing net loss by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur from common shares issuable through stock options, warrants and other convertible securities, if dilutive.

The following table is a reconciliation of the numerator (net loss) and the denominator (number of shares) used in the basic and diluted EPS calculations and sets forth potential shares of common stock that are not included in the diluted net loss per share calculation as the effect is antidilutive:

	Fiscal Year Ended
	January 1,	January 2,
	2006	2005
Numerator - Basic and diluted	$(6,768,915)	$(6,363,169)

Denominator - basic and diluted
Weighted average common shares outstanding	30,445,423	23,592,522
Weighted average unvested common shares subject to repurchase	-	-

Total	30,445,423	23,592,522

Net loss per share - basic and diluted	$(0.22)	$(0.27)

Antidilutive securities:
Common stock subscriptions	3,545,833	5,762,500
Options	3,916,970	3,173,000
Warrants	7,213,178	8,808,160
Rights to purchase common stock	292,100	325,000

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, continued

RECENT ACCOUNTING PRONOUNCEMENTS

In November 2004, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards No. 151, “Inventory Costs - An Amendment of ARB No. 43, Chapter 4” (“SFAS 151”). SFAS 151 amends the guidance in ARB No. 43, Chapter 4, “Inventory Pricing,” to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). Among other provisions, the new rule requires that items such as idle facility expense, excessive spoilage, double freight and re-handling costs must be recognized as current-period charges regardless of whether they meet the criterion of “so abnormal” as stated in ARB No. 43. Additionally, SFAS 151 requires that the allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. SFAS 151 is effective for fiscal years beginning after June 15, 2005 and is required to be adopted by us in the first quarter of 2006, beginning on January 2, 2006. We do not expect SFAS 151 to have a material financial statement impact.

In December 2004, the FASB issued Statement of Financial Accounting Standards No. 153, “Exchanges of Non-monetary Assets - An Amendment of APB Opinion No. 29” (“SFAS 153”). SFAS 153 eliminates the exception from fair value measurement for non-monetary exchanges of similar productive assets in paragraph 21(b) of APB Opinion No. 29, “Accounting for Non-monetary Transactions,” and replaces it with the exception for exchanges that do not have commercial substance. SFAS 153 specifies that a non-monetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. SFAS 153 is effective for the fiscal periods beginning after June 15, 2005 and is required to be adopted by us in the first quarter of fiscal 2006, beginning on January 2, 2006. We do not expect it to have a material financial statement impact.

In December 2004, the FASB issued Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment” (“SFAS 123R”), which requires the measurement of all share-based payments to employees, including grants of stock options, using a fair-value-based method and the recording of such expense in the consolidated statements of operations. The accounting provisions of SFAS 123R were originally effective for all reporting periods beginning after June 15, 2005. The pro forma disclosures previously permitted under SFAS 123 no longer will be an alternative to financial statement recognition. See “Stock-Based Compensation” above for the pro forma net income (loss) and net income (loss) per share amounts, as if we had used a fair-value-based method similar to the methods required under SFAS 123R to measure compensation expense for employee stock incentive awards.

In March 2005, the SEC issued Staff Accounting Bulletin (“SAB”) No. 107, providing supplemental implementation guidance for SFAS 123R. In April 2005, the Securities and Exchange Commission approved a rule that delayed the effective date of SFAS 123R to the first annual reporting period beginning after December 15, 2005 for companies that file as small business issuers. Although we have not yet determined whether the adoption of SFAS 123R will result in amounts that are similar to the current pro forma disclosures under SFAS 123, it is evaluating the requirements under SFAS 123R and SAB 107 and expects the adoption to have a significant adverse impact on our consolidated statements of operations and net loss per share. SFAS 123R will be effective for our beginning with the first quarter of 2006.

In May 2005, the FASB issued SFAS 154, “Accounting Changes and Error Corrections--a replacement of APB Opinion No. 20 and FASB Statement No. 3” (“SFAS 154”). SFAS 154 changes the requirements for the accounting for and reporting of a change in accounting principle, and applies to all voluntary changes in accounting principle. It also applies to changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. This statement requires retrospective application to prior periods' financial statements of changes in accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. SFAS 154 is effective for accounting changes made in fiscal years beginning after December 15, 2005. We do not expect the adoption of this statement will have a material impact on our results of operations or financial condition.
.
3.	MERGER WITH ZOWCOM, INC.

On October 16, 2003, Zowcom, Inc., a Nevada corporation and public shell ("Zowcom"), merged with Procera Networks, Inc. a Delaware corporation ("PNI") (the "Merger") pursuant to an Agreement and Plan of Merger between Zowcom and PNI (the "Agreement").

In the Merger, Zowcom issued 19,617,947 shares of its restricted common stock and warrants to purchase 1,479,000 shares of our restricted common stock to the stockholders of PNI in exchange for 100% of PNI's issued and outstanding shares of common stock and warrants. In addition, Zowcom's management, which held 6,000,000 shares of Zowcom's restricted common stock, tendered all of their shares for redemption by Zowcom in exchange for $88,000.

As a result of the Merger, Zowcom continued as the surviving corporation, assumed the operations and business plan of PNI, the stockholders of PNI became stockholders of Zowcom and Zowcom changed its name to Procera Networks, Inc.

For accounting purposes, the merger is considered a capital transaction rather than a business combination and a recapitalization of PNI since Zowcom has only a minor amount of net assets and no operations. The transaction was valued based on the value of Zowcom's net tangible assets, with no goodwill recognized. The net tangible asset value was zero as we did not receive any of the assets or assume any of the liabilities of Zowcom. The statement of stockholder's equity (deficit) reflects the issuance of 1,610,000 shares of common stock which represents the outstanding shares of Zowcom's common stock at the time of the merger. The historical financial statements prior to October 16, 2003 are those of PNI.

The following unaudited pro forma summary is provided for illustrative purposes only and is not necessarily indicative of the consolidated results of operations for future periods or that actually would have been realized had Zowcom and PNI been a consolidated entity during the periods presented. The summary combines the results of operations as if the merger between Zowcom and PNI had taken place as of the beginning of the periods presented.

	2003	2002
SALES	$32,085	$177,413
NET LOSS	$(3,284,163)	$(1,590,276)
NET LOSS PER SHARE - BASIC AND DILUTED	$(0.27)	$(0.38)

4.	BALANCE SHEET DETAILS

Accounts receivable consist of the following at January 1, 2006:

Accounts receivable	$133,520
Less: allowance for bad debts	(124,787)
Accounts receivable, net	$8,733

Inventory consist of the following at January 1, 2006:

Raw Material	$3,375
WIP inventory	22,996
Finished goods inventory	139,428
Consignment inventory	134,463
Less: inventory reserve for obsolescence	(160,446)
Inventories, net	$139,816

Prepaid expenses and other current assets consist of the following at January 1, 2006:

Prepaid insurance premiums	$34,299
Prepaid software licenses	55,319
Prepaid maintenance	27,686
Other receivables	43,637
Total prepaid expenses and other current assets	$160,941

Property and equipment consists of the following at January 1, 2006:

Tooling and test equipment	$27,826
Office equipment	33,898
Computer equipment	71,296
Software	19,686
Furniture and fixtures	2,085
Total	154,791
Less: accumulated depreciation	(117,500)
Property and equipment, net	$37,291

Other assets consist of the following at January 1, 2006:

Security deposit - HR and payroll services	$50,615
Security deposit - Sales taxes collateral	30,000
Security deposit - Facility lease	15,304
Total other assets	$95,919

Accrued liabilities consist of the following at January 1, 2006:

Payroll and related expenses	$95,038
Accrued audit, tax & legal fees	64,124
Accrued stock issuance cost	112,000
Contingent warranty liability	14,237
Other accrued expenses	6,576
Total accrued liabilities	$291,975

5.	ASSET PURCHASES

On April 22, 2004, we completed the acquisition of 100% of the outstanding stock of EZ2, Inc. ("EZ2"), a development stage company located in Saratoga, California, for 35,000 shares of our restricted common stock valued at $71,750. EZ2 has been designing and developing a switching platform for XML (Extensible Mark-up Language) and Web Services based applications. XML is a mark-up language or mechanism that identifies structured information in a data format, such as a document, graph, equation, or e-commerce transaction. Structured information contains both content (for example, words or pictures) and some indication of what role that content plays (for example, a heading, footnote, caption, or table). We plan to develop products for the XML market by taking advantage of the core technology of the EZ-2-XML platform to perform as a wire-speed packet processing engine. The acquisition has been accounted for as an asset purchase since EZ2 did not meet the criteria of a business as defined in Statement of Financial accounting Standards No. 141, Business Combinations, and Emerging Issues Task Force No. 98-3, Determining Whether a Nonmonetary Transaction Involves Receipt of Productive Assets of a Business. The purchase price has been allocated to purchased technology as EZ2 had no tangible assets and has been fully amortized as of January 2, 2005.

On May 20, 2004, we completed the acquisition of the intellectual property of Ezyte, Inc. ("Ezyte"), a system performance management company located in Saratoga, California for 65,000 shares of our restricted common stock valued at $106,600. Ezyte offered products and services for system performance management of packet switching networks, high performance routers, Internet architecture, wireless Internet and storage systems. Ezyte has developed high performance algorithms and architectures for storage systems like RAID (redundant array of disks), SAN (storage area network), Remote Copy, Disaster Recovery, Cache Servers, etc. We plan to use Ezyte's technology to expedite new offerings for storage applications and content filtering. The acquisition has been accounted for as an asset purchase since Ezyte did not meet the criteria of a business as defined in Statement of Financial accounting Standards No. 141, Business Combinations, and Emerging Issues Task Force No. 98-3, Determining Whether a Nonmonetary Transaction Involves Receipt of Productive Assets of a Business. The purchase price has been allocated to purchased technology and has been fully amortized as of January 2, 2005.

6.	INTANGIBLE ASSETS, NET

Intangible assets consist of the following at January 1, 2006:

	Gross		Net
	Intangible	Accumulated	Intangible
	Assets	Amortization	Assets

Purchased technology acquired from EZ2, Inc.	$71,750	$(71,750)	$-
Purchased technology acquired from Ezyte, Inc.	106,600	(106,600)	-

Total intangible assets	$178,350	$(178,350)	$-

Amortization expense for those intangible assets still required to be amortized under Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, was zero for fiscal year ended January 1, 2006 and $178,350 for the fiscal year ended January 2, 2005.

7.	NOTES PAYABLE

Convertible Notes Payable

The convertible notes payable disclosure is presented due to our development stage nature and requirements to show the historical equity transactions since inception.

In May, June, July, September and November 2002, we issued $1,080,000 in convertible notes payable to certain investors. The principal amount of the convertible notes payable, together with interest at 0.5% per month is due and payable upon demand by the holders of the note on or after March 31, 2003. The outstanding principal and accrued interest of the notes are convertible, at the option of the holders, into Series B preferred stock at the purchase price paid for the Series B preferred stock at the first closing. We must also pay a monthly fee of 1.5% of the outstanding principal amount of the note. Additionally, the holders of the notes are entitled to 2% of the outstanding principal amount of each note per month in shares of our common stock. For example, this provision provides for two shares of common stock to be earned for each $100 of principal outstanding each month. These notes are collateralized by a senior security interest in all of our assets held pro rata with the other outstanding senior secured creditors and solely subordinate to senior bank financing or senior secured financing from a corporate strategic partner.

In connection with the convertible notes payable issued in November 2002, we granted warrants to purchase common stock (Note 10).

In January 2003, we issued a convertible note payable in the amount of $25,000 to an investor. The principal amount of the convertible note payable, together with interest at 0.5% per month is due and payable upon demand by the holders of the note on or after March 31, 2003. The outstanding principal and accrued interest of the note is convertible, at the option of the holder, into Series B preferred stock at the purchase price paid for the Series B preferred stock at the first closing. We must also pay a monthly fee of 1.5% of the outstanding principal amount of the note. Additionally, the holder of the note is entitled to 2% of the outstanding principal amount of the note per month in shares of our common stock.

The note is collateralized by a senior security interest in all of our assets held pro rata with the other outstanding senior secured creditors and solely subordinate to senior bank financing or senior secured financing from a corporate strategic partner we.

In April 2003, we issued a convertible note payable in the amount of $250,000 to an investor. The principal amount of the convertible note payable, together with interest at 0.5% per month is due and payable on or after March 31, 2004. The outstanding principal and accrued interest of the note is convertible, at the option of the holder, into Series B preferred stock at the purchase price paid for the Series B preferred stock at the first closing. The note is collateralized by a senior security interest in all of our assets held pro rata with the other outstanding senior secured creditors and solely subordinate to senior bank financing or senior secured financing from a corporate strategic partner.

In July 2003, the outstanding principal amount of the convertible notes payable of $1,355,000 and accrued interest and loan fees of $258,833 was converted into 3,227,666 shares of common stock using a conversion rate of $0.50 per share. Additionally, we issued 361,893 shares of common stock to the note holders in accordance with the agreements. In October 2003, we issued an unsecured convertible promissory note in the amount of $500,000 to an investor. The principal amount of the convertible note payable, together with interest at 8% per annum, was originally due and payable on April 22, 2004. The outstanding principal and accrued interest of the note is convertible, at the option of the holder, into common stock at a conversion rate of $2.00 per share. In connection with the unsecured convertible promissory note, we granted warrants to purchase common stock (Note 10). We have accounted for a beneficial conversion feature embedded in the unsecured convertible promissory note in accordance with the provisions of Emerging Issues Task Force No. 00-27, Application of Issue No. 98-5 to Certain Convertible Instruments. The beneficial conversion feature, amounting to $69,470, represents an additional interest yield on the debt which may be converted at any time at the option of the holder into common stock. Accordingly, the beneficial conversion feature has been recorded as an immediate charge to interest expense in October 2003. In determining the amount of the beneficial conversion feature, we first allocated the gross proceeds from the unsecured convertible promissory note and the warrants based on their relative fair values; resulting in $430,530 of the proceeds assigned to the unsecured convertible promissory note and $69,470 assigned to the warrants. The warrants were valued at the issuance date using the Black Scholes option pricing model. Interest expense of $69,470 relating to the discount on the unsecured convertible promissory note associated with the warrants was recognized as interest expense over the period that the unsecured convertible promissory note was outstanding.

In December 2003, the outstanding principal amount of the unsecured convertible note payable of $500,000 and accrued interest of $5,918 was converted into 252,959 shares of common stock at $2.00 per share.

At January 1, 2006, we had no long-term or convertible debt outstanding.

Notes Payable-Related Party

On November 29, 2005, we received loan proceeds of $90,000 from Cagan McAfee Capital Partners, a related party, and issued a promissory note in that amount, bearing interest of 6% per annum, and maturing on April 1, 2006. This loan, together with accrued interest of $562, was paid in full on January 6, 2006.

On December 13, 2005, we received loan proceeds of $150,000 from Laird Cagan, a related party who is a partner with Chadbourn Securities, Inc., and issued a promissory note in that amount, bearing interest of 6% per annum, and maturing on April 1, 2006. On February 28, 2006, Mr. Cagan requested that $130,000 of the loan principal owed to him by us be converted to a purchase of 325,000 shares of our common stock in conjunction with the private placement sales of our common stock that closed on this date. The remaining loan principal of $20,000, together with accrued interest of $1,971, was paid in full by us on March 22, 2006.

8.	COMMITMENTS AND CONTINGENCIES

In June 2003, we entered into a six month agreement for the sublease of 3,200 square feet of space for $1.00 per square foot plus $2,300 in monthly common area expenses and a one time deposit of $3,200. Upon expiration, the sublease will renew monthly, therefore there are no future minimum payments under this lease. In January 2004, we reached an agreement with the sub landlord to sublease an additional 1,332 square feet of space for $1.00 per square foot. The monthly rent increased to $4,532 plus $2,300 in monthly common area expenses. In July 2004, we subleased an additional 1,000 square feet of space for $1.00 per square foot from the sub landlord. The monthly rent increased to $5,532 plus $2,800 in monthly common area expenses.

On May 31, 2005, we terminated our sublease of 5,532 square feet of space in Campbell, California, at a monthly rental of $5,532 plus $2,800 of monthly common area expenses. On June 1, 2005, we entered into a 37-month lease for 11,772 square feet of space in Los Gatos, California at a rent expense of $12,949 per month for the first 12 months, $14,126 per month for the second 12 months, and $15,304 per month for the third 12 months, with the first month's rent under the lease at no charge. Rent expense for the year ended January 1, 2006, the year ended January 2, 2005 and for the cumulative period from May 1, 2002 (date of inception) to January 1, 2006 was $127,521, $61,297, and $374,294, respectively.

9.	GUARANTEES

INDEMNIFICATION AGREEMENTS

We enter into standard indemnification arrangements in our ordinary course of business. Pursuant to these arrangements, we indemnify, hold harmless, and agree to reimburse the indemnified parties for losses suffered or incurred by the indemnified party, generally our business partners or customers, in connection with any U.S. patent, or any copyright or other intellectual property infringement claim by any third party with respect to our products. The term of these indemnification agreements is generally perpetual anytime after the execution of the agreement. The maximum potential amount of future payments we could be required to make under these agreements is unlimited. We have never incurred costs to defend lawsuits or settle claims related to these indemnification agreements. As a result, we believe the estimated fair value of these agreements is minimal.

We have entered into indemnification agreements with our directors and officers that may require us to indemnify our directors and officers against liabilities that may arise by reason of their status or service as directors or officers, other than liabilities arising from willful misconduct of a culpable nature; to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified; and to obtain directors' and officers' insurance if available on reasonable terms, which we currently have in place.

PRODUCT WARRANTY

We warrant our products for a specific period of time, generally twelve months, against material defects. We provide for the estimated future costs of warranty obligations in cost of sales when the related revenue is recognized. The accrued warranty costs represents the best estimate at the time of sale of the total costs that we expect to incur to repair or replace product parts, which fail while still under warranty. The amount of accrued estimated warranty costs are primarily based on current information on repair costs. We periodically review the accrued balances and updates the historical warranty cost trends. The following table reflects the change in our warranty accrual during the year ended January 1, 2006:

Warranty accrual, January 2, 2005	$6,206
Charged to cost of sales	8,031
Actual warranty expenditures	0
Warranty accrual, January 1, 2006	$14,237

10.	STOCKHOLDERS' EQUITY (DEFICIT)

COMMON STOCK

During 2002, we issued 8,115,000 shares of our common stock to founders and certain employees for cash under stock purchase agreements, some of which contain repurchase provisions. During 2003, we issued 3,750,000 shares of our common stock to certain directors, consultants and employees under stock purchase agreements, some of which contain repurchase provisions. These shares are generally released from repurchase provisions ratably over three years.

In connection with the termination and rehiring of employees all restricted shares were vested.

In June 2003, we completed a private placement of 808,000 shares of our common stock at $0.50 per share. We received net proceeds of $396,500 after deducting the offering expenses. In connection with the private placement, we granted warrants to purchase common stock (Note 10 - Warrants).

In July 2003, we issued 40,000 shares of common stock to a professional advisor for services rendered. We recorded a charge of $20,000 for the estimated fair value of the common stock on the date of issuance.

In August 2003, we completed a private placement of 1,695,00 shares of our common stock at $1.00 per share. We received net proceeds of $1,689,500 after deducting the offering expenses.

In December 2003, we completed a brokered private placement of 1,086,250 shares of our common stock at $2.00 per share. We received net proceeds of $1,873,391 after deducting the offering expenses. In connection with the private placement, we granted warrants and special warrants to purchase common stock (Note 10 - Warrants and Special Warrants).

On April 26, 2004, the registration statement filed with the Securities and Exchange Commission covering the shares issued in the December 2003 private placement is declared effective by the Securities and Exchange Commission. Certain investors exercised the special warrants to purchase 1,086,250 shares of common stock at $2.00 per share. We received net proceeds of $2,000,446 after deducting the offering expenses. In connection with the exercise of Special Warrants, we granted warrants to purchase common stock (Note 10 - Warrants).

In May 2004, we completed a private placement of 250,000 shares of common stock for $2.00 per share. We received proceeds of $500,000. In connection with the private placement, we granted warrants to purchase common stock (Note 10 - Warrants).

In March 2005, we issued 17,473 shares of our common stock to a charity organization in connection with the private placement of December 2004.

In November, 2005, we issued 165,000 shares of our restricted common stock for services valued at $0.51 per share.

COMMON STOCK SUBSCRIPTIONS

In connection with the convertible notes payable (Note 7), we agreed to issue 190,360 shares of common stock in 2002 and 171,533 shares of common stock in 2003 to the holders of the notes. We have recorded the earned shares as a common stock subscription which resulted in a charge to interest expense of $1,004 in 2002 and $28,273 in 2003. In May 2002, we entered into an advisory agreement with a director and agreed to issue 1,200,000 shares of common stock at $0.001 per share.

In August and September 2003, we issued 1,200,000 shares and 361,893 shares of common stock in satisfaction of the common stock subscriptions, respectively.

In December 2004, 23 institutional and accredited investors (the "December 2004 Investors"), each signed a Subscription Agreement, applied to purchase a total of 5,762,500 shares of our restricted common stock for $0.80 per share for a total of $4,324,375, net of issuance cost of $285,625. Under the Subscription Agreements, we granted warrants to purchase common stock (Note 10 - Warrants).

In January 2005, we issued 5,762,500 shares of common stock in satisfaction of the common stock subscriptions.

In December 2005, five accredited investors each signed a Subscription Agreement, applied to purchase a total of 3,500,000 shares of our restricted common stock for $0.40 per share for a total of $1,288,000, net of issuance costs of $112,000.

In November 2005, we agreed to issue 825,000 shares of our restricted common stock to a financial adviser as compensation for services to be provided over 18 months, beginning in December 2005 and vests ratably over the service term. At January 1, 2006, we recognized and reported as common stock subscriptions 45,833 shares of our restricted common stock as compensation for financial services for the month of December 2005.

WARRANTS

In November 2002, we issued warrants to purchase 50,000 and 20,000 shares of common stock with an exercise price of $0.075 per share, respectively, in connection with the convertible notes payable (Note 7). The warrants are exercisable immediately and expire in November 2007. Warrants to purchase 50,000 shares of common stock were exercised and the shares were purchased in December 2003 at an exercise price of $0.075 per share. The fair value of warrants calculated using the Black-Scholes option pricing model was not considered material, and accordingly, no value was ascribed to them for financial reporting purposes.

In December 2002, we issued warrants to purchase 100,000 shares and 75,000 shares of common stock to two advisory board members with an exercise price of $0.075 per share. The vesting terms of the warrants are based on completion of service on the advisory board over a two year period, with the initial vesting occurring upon signing of the agreement. The warrants expire in December 2007. One of the agreements was signed in 2002 and the other in 2003. The fair value of the warrants will be calculated quarterly using the Black-Scholes option pricing model and we will record quarterly charges over the vesting period of the warrants. During the year ended January 1, 2006, warrants to purchase 100,000 shares and 75,000 shares were exercised and the shares were purchased for a price of $0.075 per share. We did not record any charges relating to these warrants in 2005. For the year ended January 2, 2005, we recorded charges of $(8,840) and $(386) relating to these warrants. For the year ended December 28, 2003, we recorded charges of $135,975 and $104,340 relating to these warrants. The fair value of the warrants was not considered material in 2002, and accordingly, we did not record any charges relating to these warrants in 2002.

In December 2002, we issued warrants to purchase 400,000 shares of common stock for advisory services with an exercise price of $0.01 per share. The vesting terms of the warrant are based on completion of advisory services and the attainment of certain milestones relating to OEM customers. The warrants expire in June 2004 unless the advisor has not exercised his vested warrant then the advisor shall have an additional three years to exercise the vested warrants. At January 1, 2006, warrants to purchase 301,268 shares had vested and warrants to purchase 98,732 shares were cancelled. We calculated the fair value of the vested warrants using the Black-Scholes option pricing model and recorded a charge of $151,243. At December 28, 2003, 200,000 of the warrants had vested in connection with advisory services. We calculated the fair value of the vested warrants using the Black-Scholes option pricing model and recorded a charge of $1,075 relating to this warrant.

In June and July 2003, we issued warrants to purchase 770,000 shares and 6,000 shares of common stock with exercise prices between $0.001 and $0.075 per share to placement agents in connection with the private placement of common stock in June 2003. The warrants are exercisable immediately and expire in June and July 2008. The fair value of warrants calculated using the Black-Scholes option pricing model was $319,083 and has been recorded as additional issuance costs of the transaction. In June 2003, warrants to purchase 500,000 shares of common stock were exercised for $500. In December 2003, warrants to purchase 250,000 shares of common stock were cancelled. In April 2004, warrants to purchase 20,000 shares and 6,000 shares, respectively, were exercised and said shares were purchased for a price of $0.075 per share.

In June 2003, we issued warrants to purchase 50,000 shares of common stock with an exercise price of $0.50 per share to a legal firm in connection with their engagement to provide legal services to us. The warrants are exercisable immediately and expire in June 2008. The fair value of the warrants calculated using the Black-Scholes option pricing model was $13,992 and was recognized as legal fees in the year ended December 28, 2003.

In June 2003, we issued warrants to purchase 404,000 shares of common stock with an exercise price of $0.75 per share to certain investors in connection with the private placement in June 2003. The warrants are exercisable immediately and expire in June 2008. The fair value of the warrants calculated using the Black-Scholes option pricing model was $93,663. Since the warrants related to capital raising activities, there was no charge recorded in the financial statements for these warrants.

In October 2003, we issued warrants to purchase 6,125 shares of common stock for advisory services with an exercise price of $2.00 per share. The warrants are exercisable immediately and expire in October 2006. The fair value of warrants calculated using the Black-Scholes option pricing model was $27,232 and has been recorded as additional issuance costs of the transaction.

In October 2003, we issued warrants to purchase 31,250 shares of common stock with an exercise price of $2.00 per share in connection with the unsecured convertible notes payable (Note 7). The warrants are exercisable immediately and expire in October 2006. The fair value of warrants calculated using the Black-Scholes option pricing model was $69,470 and was recorded as a discount on the debt and amortized to interest expense over the life of the debt. During the year ended December 28, 2003, $138,940 was charged to interest expense.

In December 2003, we issued warrants to purchase 110,188 shares of common stock with an exercise price of $2.00 per share to the placement gents in connection with the private placement in December 2003. The warrants are exercisable immediately and expire one year following the date on which the registration statement for the shares has been declared effective by the Securities and Exchange Commission. The fair value of warrants calculated using the Black-Scholes option pricing model was $207,553 and has been recorded as additional issuance costs of the transaction. In April 2005, warrants to purchase 47,438 shares of common stock were exercised and said shares were purchased at a reduced price of $1.50 per share and warrants to purchase 62,750 shares of common stock expired.

In December 2003, we issued warrants to purchase 2,172,500 shares of common stock with an exercise price of $2.00 per share to certain investors in connection with the private placement in December 2003. The warrants are exercisable immediately and expire one year following the date on which the registration statement for the shares has been declared effective by the Securities and Exchange Commission. The fair value of warrants calculated using the Black-Scholes option pricing model was $4,109,900. Since the warrants related to capital raising activities, there was no charge recorded in the financial statements for these warrants. In May 2004, special warrants to purchase 1,086,250 shares of common stock were exercised and said shares were purchased for a price of $2.00 per share. In April 2005, warrants to purchase 560,000 shares of common stock were exercised and said shares were purchased at a reduced price of $1.50 per share and warrants to purchase 526,250 of common stock expired.

In April 2004, we issued warrants to purchase 15,000 shares of our restricted common stock at a price of $2.05 per share to an independent contractor as additional compensation to perform sales and marketing services. The warrants were 50% exercisable on July 15, 2004 and the remaining 50% were exercisable on January 15, 2005. The warrants expire on January 5, 2007. The fair value of vested warrants calculated using the Black-Scholes option pricing model was $16,219 and has been recorded as expense for consulting service for the year ended January 2, 2005.

In May 2004, we issued warrants to purchase 250,000 shares of common stock with an exercise price of $2.00 per share to a certain investor in connection with the private placement in May 2004. The warrants are exercisable immediately and expire on June 30, 2006. The fair value of warrants calculated using the Black-Scholes option pricing model was $82,171. Since the warrants related to capital raising activities, there was no charge recorded in the financial statements for these warrants.

In May 2004, we issued warrants to purchase 1,086,250 shares of common stock with an exercise price of $2.00 per share to certain investors in connection with the exercise of Special Warrants in May 2004. The warrants are exercisable immediately and expire on June 30, 2006, which is two years following the date on which the registration statement for the shares was declared effective by the Securities and Exchange Commission. The fair value of warrants calculated using the Black-Scholes option pricing model was $539,691. Since the warrants related to capital raising activities, there was no charge recorded in the financial statements for these warrants. In April 2005, warrants to purchase 102,500 shares of common stock were exercised and said shares were purchased for a reduced price of $1.40 per share.

In May 2004, we issued warrants to purchase 110,188 shares of common stock with an exercise price of $2.00 per share to the placement agents in connection with the exercise of Special Warrants in May 2004. The warrants are exercisable immediately and expire on June 30, 2006, which is two years following the date on which the registration statement for the shares was declared effective by the Securities and Exchange Commission. The fair value of warrants calculated using the Black-Scholes option pricing model was $55,516 and has been recorded as additional issuance costs of the transaction.

In August 2004, we issued warrants to purchase 400,000 shares of our restricted common stock at a price of $1.40 per share to a financial communication firm, as compensation to perform marketing and promotional services. The warrants are exercisable in one-third increments, the initial 33% were exercisable on August 2, 2004, the second 33% were exercisable on November 2, 2004, and the remaining warrants were exercisable on February 2, 2005. The warrants expire on August 2, 2006. The fair value of warrants calculated using the Black-Scholes option pricing model have been recorded as consulting expenses in the amount of $195,351 and $253,144 for the years ended January 1, 2006 January 2, 2005, respectively.

In August 2004, we issued warrants to purchase 100,000 shares of our restricted common stock at a price of $1.56 per share to a consulting firm, as compensation to perform marketing and promotional services. The warrants are exercisable immediately and expire on August 12, 2007. The fair value of warrants calculated using the Black-Scholes option pricing model was $76,094 and has been recorded as consulting expenses for the year ended January 2, 2005.

In August 2004, we issued warrants to purchase 60,000 shares of our restricted common stock at a price of $1.60 per share to consulting firm, as additional compensation to perform marketing and promotional services. The warrants vest over a five-month period with the initial 50% occurring in September 2004, 25% in October 2004 and 25% in December 2004. The warrants expire on August 4, 2006. The fair value of warrants calculated using the Black-Scholes option pricing model was $54,026 and has been recorded as consulting expenses for the year ended January 2, 2005.

In August 2004, we issued the following warrants: (a) a warrant to purchase 300,000 shares of our restricted common stock at a price of $1.50 per share, with a net exercise option, exercisable on or before September 1, 2006; (b) a warrant to purchase 200,000 shares of our restricted common stock at a price of $2.50 per share, exercisable on or before September 1, 2005; and (c) a warrant to purchase 200,000 shares of our restricted common stock at a price of $3.00 per share, exercisable on or before September 1, 2005 to a consulting firm, as compensation to perform marketing and promotional services over a twelve month period. The fair value of warrants calculated using the Black-Scholes option pricing model was $132,207 and has been recorded as consulting expenses for the year ended January 2, 2005. As of September 1, 2005, warrants to purchase 400,000 shares of our restricted common stock have expired.

In December 2004, we issued warrants to purchase 1,728,750 shares of the common stock at a per share exercise price of $1.25 and warrants to purchase 1,728,750 shares of the common stock at a per share exercise price of $1.37 to certain investors in connection with the private placement in December 2004. The warrants are exercisable immediately and expire July 15, 2008, which is three years following the date on which the registration statement for the shares was declared effective by the Securities and Exchange Commission. The fair value of warrants calculated using the Black-Scholes option pricing model was $4,873,580. Since the warrants related to capital raising activities, there was no charge recorded in the financial statements for these warrants.

In December 2004, we issued warrants to purchase 173,206 shares of common stock with an exercise price of $1.25 per share and warrants to purchase 175,891 shares of common stock with an exercise price of $1.37 per share to the placement agents in connection with the private placement in December 2004. The warrants are exercisable immediately and expire three years following the date on which the registration statement for the shares has been declared effective by the Securities and Exchange Commission. The fair value of warrants calculated using the Black-Scholes option pricing model was $488,287 and has been recorded as additional issuance costs of the transaction.

In February 2005, we issued warrants to purchase 100,000 shares of common stock with an exercise price of $1.78 per share to independent sales representative number one as an incentive to secure orders from prospective customers to purchase Company products. The warrants are exercisable in relation to cash payments received by us from customers who have purchased our products under orders secured by the independent representative. The warrants expire on February 23, 2010. Since there were no cash collections relating to these warrants during 2005, there was no charge recorded in the financial statements for these warrants.

In February 2005, we issued warrants to purchase 100,000 shares of common stock with an exercise price of $1.78 per share to independent sales representative number two as an incentive to secure orders from prospective customers to purchase Company products. The warrants are exercisable in relation to cash payments received by us from customers who have purchased our products under orders secured by the independent representative. The warrants expire on February 23, 2010. The fair value of warrants calculated using the Black-Scholes option pricing model was $42 and has been recorded as marketing consulting expenses for the year ended January 1, 2006.

In February 2005, we issued warrants to purchase 50,000 shares of common stock with an exercise price of $1.78 per share to independent sales representative number three as an incentive to secure orders from prospective customers to purchase Company products. The warrants are exercisable in relation to cash payments received by us from customers who have purchased our products under orders secured by the independent representative. The warrants expire on February 23, 2010. Since there were no cash collections relating to these warrants during 2005, there was no charge recorded in the financial statements for these warrants.

In February 2005, we issued warrants to purchase 50,000 shares of common stock with an exercise price of $1.78 per share to independent sales representative number four as an incentive to secure orders from prospective customers to purchase our products. The warrants are exercisable in relation to cash payments received by us from customers who have purchased Company products under orders secured by the independent representative. In April 2005, we terminated our agreement with the independent sales representative and the warrants to purchase 50,000 shares of common stock were cancelled. Since there were no cash collections relating to these warrants during 2005, there was no charge recorded in the financial statements for these warrants.

In April 2005, we issued warrants to purchase 10,000 shares of common stock with an exercise price of $1.86 per share to one of our directors for successfully directing and completing an equity raising initiative on behalf of us. The warrants are exercisable immediately and expire on April 13, 2008. The fair value of warrants calculated using the Black-Scholes option pricing model was $14,854 and has been recorded as administrative consulting expenses for the year ended January 1, 2006.

In May 2005, we issued warrants to purchase 25,000 shares of common stock at a price of $1.22 per share to our landlord as compensation for assisting us in securing a facility lease that satisfies our current requirements at a reasonably competitive cost. The warrants vested immediately and expire 36 months from the date that the shares supporting these warrants are declared effectively registered by the Securities and Exchange Commission. The fair value of warrants calculated using the Black-Scholes option pricing model was $22,569. We will record quarterly charges over the 37-month term of the lease and $4,595 has been recorded as an addition to rent expenses for the year ended January 1, 2006.

In June 2005, we issued warrants to purchase 75,000 shares of common stock with an exercise price of $1.42 per share to one of our directors as partial compensation for successfully directing and coordinating activities to complete a strategic business relationship with a high profile partner(s) and/or investors. Fifty percent of the warrants became exercisable on October 14, 2005 and the remainder will vest upon completion of a PIPE or strategic investment with a minimum value of five million dollars. The warrants expire on June 14, 2008. The fair value of warrants calculated using the Black-Scholes option pricing model was $8,102 and has been recorded as administrative consulting expenses for the year ended January 1, 2006.

In September 2005, we issued warrants to purchase 15,000 shares of common stock with an exercise price of $0.68 per share to independent sales representative number five as compensation for assisting us in finalizing the specification and definition of a new product and other services. The warrants vest upon completion of mutually agreed upon milestones. As of January 1, 2006, milestones have not been completed and no warrant shares have vested. The warrants expire 36 months from the date that the shares supporting these warrants are declared effectively registered by the Securities and Exchange Commission.

In December 2005, we received subscriptions from five accredited investors to purchase 3,500,000 shares of our common stock at a price of $0.40 per share as part of our private placement sale of common shares which closed on February 28, 2006. As partial compensation to placement agents for obtaining these December subscriptions, as of January 1, 2006 we were obligated to issue warrants to said agents to purchase 350,000 shares of our common stock at a price of $0.40 per share. These warrants vest immediately upon issuance and expire on February 28, 2011.

At January 1, 2006, warrants to purchase 7,213,178 shares of common stock are outstanding.

The following table sets forth the key terms of these outstanding warrants:

DATE OF GRANT	UNDERLYING SECURITY	SHARES OUTSTANDING		VESTING OF GRANT	EXPIRATION DATE	WEIGHTED AVERAGE EXERCISE PRICE	REASONS FOR GRANT OF WARRANTS
11/2002	Common stock	20,000	(1)	Immediate	11/2007	$0.075	Raising capital
12/2002	Common stock	301,268	(2)	Milestones	06/2007	$0.010	Customer base
06/2003	Common stock	404,000	(3)	Immediate	06/2008	$0.750	Raising capital
06/2003	Common stock	50,000	(4)	Immediate	06/2008	$0.500	Legal services
10/2003	Common stock	6,125	(5)	Immediate	10/2006	$2.000	Raising capital
10/2003	Common stock	31,250	(6)	Immediate	10/2006	$2.000	Raising capital
04/2004	Common stock	15,000	(7)	Over 9 months period	01/2007	$2.050	Consulting services
05/2004	Common stock	1,093,938	(7)	Immediate	06/2006	$2.000	Raising capital
05/2004	Common stock	250,000	(8)	Immediate	06/2006	$2.000	Raising capital
08/2004	Common stock	400,000	(10)	Over 6 months period	08/2006	$1.400	Investor/Public elations services
08/2004	Common stock	60,000	(11)	Over 5 months period	08/2006	$1.600	Investor/Public Relations services
08/2004	Common stock	100,000	(12)	Immediate	08/2007	$1.560	Investor/Public Relations services
08/2004	Common stock	300,000	(13)	Immediate	09/2006	$1.500	Investor/Public Relations services
12/2004	Common stock	1,901,956	(14)	Immediate	07/2008	$1.250	Raising capital
12/2004	Common stock	1,904,641	(15)	Immediate	07/2008	$1.370	Raising capital
02/2005	Common stock	100,000	(16)	Based on sales performance	02/2010	$1.78	Sales services
02/2005	Common stock	100,000	(17)	Based on sales performance	02/2010	$1.78	Sales services
02/2005	Common stock	50,000	(18)	Based on sales performance	02/2010	$1.78	Sales services
04/2005	Common stock	10,000	(19)	Immediate	04/2008	$1.86	Raising capital
05/2005	Common stock	25,000	(20)	Immediate	3 years after effective date of SB-2	$1.22	Real estate services
06/2005	Common stock	75,000	(21)	Milestones	06/2008	$1.42	Strategic investment
09/2005	Common stock	15,000	(22)	Milestones	3 years after effective date of SB-2	$0.68	Sales services
		7,213,178

(1) The fair value of the warrants granted was estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions: (i) current stock price of $0.01 per share; (ii) exercise price of $0.075 per share; (iii) expected life of five years; (iv) volatility of 65%; (v) risk-free rate of 3.05%; and (vi) annual dividend of 0%.

(2) The fair value of the warrants granted was estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions: (i) current stock price of $0.01 per share; (ii) exercise price of $0.01 per share; (iii) expected life of four and half years; (iv) volatility of 65%; (v) risk-free rate of 2.70%; and (vi) annual dividend of 0%.

(3) The fair value of the warrants granted was estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions: i) current stock price of $0.50 per share; (ii) exercise price of $0.75 per share; (iii) expected life of five years; (iv) volatility of 65%; (v) risk-free rate of 2.28%; and (vi) annual dividend of 0%.

(4) The fair value of the warrants granted was estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions: (i) current stock price of $0.50 per share; (ii) exercise price of $0.50 per share; (iii) expected life of five years; (iv) volatility of 65%; (v) risk-free rate of 2.35%; and (vi) annual dividend of 0%.

(5) The fair value of the warrants granted was estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions: (i) current stock price of $6.05 per share; (ii) exercise price of $2.00 per share; (iii) expected life of three years; (iv) volatility of 65%; (v) risk-free rate of 2.35%; and (vi) annual dividend of 0%.

(6) The fair value of the warrants granted was estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions: (i) current stock price of $2.00 per share; (ii) exercise price of $2.00 per share; (iii) expected life of three years; (iv) volatility of 65%; (v) risk-free rate of 2.35%; and (vi) annual dividend of 0%.

(7) The fair value of the warrants granted was estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions: (i) current stock price of $1.64 per share; (ii) exercise price of $2.05 per share; (iii) expected life of three years; (iv) volatility of 92%; (v) risk-free rate of 2.37%; and (vi) annual dividend of 0%.

(8) The fair value of the warrants granted was estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions: (i) current stock price of $1.95 per share; (ii) exercise price of $2.00 per share; (iii) expected life of one year; (iv) volatility of 65%; (v) risk-free rate of 2.33%; and (vi) annual dividend of 0%.

(9) The fair value of the warrants granted was estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions: (i) current stock price of $1.66 per share; (ii) exercise price of $2.00 per share; (iii) expected life of one year; (iv) volatility of 65%; (v) risk-free rate of 2.59%; and (vi) annual dividend of 0%.

(10) The fair value of the warrants granted was estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions: (i) current stock price of $1.63 per share; (ii) exercise price of $1.40 per share; (iii) expected life of two years; (iv) volatility of 103%; (v) risk-free rate of 2.78%; and (vi) annual dividend of 0%.

(11) The fair value of the warrants granted was estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions: (i) current stock price of $1.63 per share; (ii) exercise price of $1.60 per share; (iii) expected life of two years; (iv) volatility of 103%; (v) risk-free rate of 2.78%; and (vi) annual dividend of 0%.

(12) The fair value of the warrants granted was estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions: (i) current stock price of $1.40 per share; (ii) exercise price of $1.56 per share; (iii) expected life of three years; (iv) volatility of 87%; (v) risk-free rate of 2.85%; and (vi) annual dividend of 0%.

(13) The fair value of the warrants granted was estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions: (i) current stock price of $1.40 per share; (ii) exercise price of $1.50 per share; (iii) expected life of two years; (iv) volatility of 87%; (v) risk-free rate of 2.48%; and (vi) annual dividend of 0%.

(14) The fair value of the warrants granted was estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions: (i) current stock price of $1.86 per share; (ii) exercise price of $1.25 per share; (iii) expected life of three years; (iv) volatility of 118%; (v) risk-free rate of 3.25; and (vi) annual dividend of 0%.

(15) The fair value of the warrants granted was estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions: (i) current stock price of $1.86 per share; (ii) exercise price of $1.37 per share; (iii) expected life of three years; (iv) volatility of 118%; (v) risk-free rate of 3.25; and (vi) annual dividend of 0%.

(16) Because no warrants vested during 2005, no charges were recorded on the financial statements for the year ended January 1, 2006.

(17) The fair value of the warrants granted was estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions: (i) current stock price of $0.69 per share; (ii) exercise price of $1.78 per share; (iii) expected life of five years; (iv) volatility of 111%; (v) risk-free rate of 4.18%; and (vi) annual dividend of 0%.

(18) Because no warrants vested during 2005, no charges were recorded on the financial statements for the year ended January 1, 2006.

(19) The fair value of the warrants granted was estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions: (i) current stock price of $1.86 per share; (ii) exercise price of $1.86 per share; (iii) expected life of three years; (iv) volatility of 109%; (v) risk-free rate of 4.03%; and (vi) annual dividend of 0%.

(20) The fair value of the warrants granted was estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions: (i) current stock price of $1.34 per share; (ii) exercise price of $1.22 per share; (iii) expected life of five years; (iv) volatility of 109%; (v) risk-free rate of 3.88%; and (vi) annual dividend of 0%.

(21) The fair value of the warrants granted was estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions: (i) current stock price of $0.46 per share; (ii) exercise price of $1.42 per share; (iii) expected life of three years; (iv) volatility of 109%; (v) risk-free rate of 4.30%; and (vi) annual dividend of 0%.

(22) Because no warrants vested during 2005, no charges were recorded on the financial statements for the year ended January 1, 2006.

In December 2003, we issued special warrants to purchase 1,086,250 shares of common stock with an exercise price of $2.00 per share to certain investors in connection with the private placement of common stock in December 2003. The special warrants were to be automatically exercised immediately upon the declaration of the effectiveness of our registration statement filed with the Securities and Exchange Commission covering the shares issued in the December 2003 private placement. The special warrants were to terminate if the effective date for the registration statement occurred after June 6, 2004.

On April 26, 2004, the registration statement filed with the Securities and Exchange Commission covering the shares issued in the December 2003 private placement was declared effective by the Securities and Exchange Commission. Certain investors exercised the special warrants to purchase 1,086,250 shares of common stock at $2.00 per share. We received net proceeds of $2,000,446 after deducting the offering expenses. In connection with the exercise of Special Warrants, we granted warrants to purchase common stock (Note 10 - Warrants).

On March 30, 2005, the Board of Directors approved an offer by us to amend the 1,177,688 shares of investor warrants issued on December 9, 2003, to reduce the exercise price of such warrants from $2.00 to $1.50 per share, and to change the expiration date of such warrants from April 26, 2005 to April 13, 2005. In addition, we offered to amend 1,446,438 investor warrants issued on June 27, 2004, to reduce the exercise price of such warrants from $2.00 to $1.40 per share and to change the expiration date of such warrants from June 30, 2006 to April 13, 2005. On or about April 13, 2005, certain holders of our December 2003 Warrants and June 2004 Warrants exercised warrants to purchase 557,438 and 102,500 shares of our common stock at $1.50 and $1.40 per share, respectively, and we received net proceeds of $974,759 from the exercise of such exchange warrants. The Black-Scholes fair value of the warrant re-pricing is estimated to be $1,926,330.

At January 1, 2006, there are no special warrants outstanding.

RIGHT TO PURCHASE COMMON STOCK

In July, August and September 2003, we granted the right to purchase 250,000 shares, 175,000 shares and 150,000 shares with exercise prices of $0.075, $0.10 and $0.25 per share, respectively, to employees in connection with employment agreements. The rights vest over a three year period and expire in July, August and September 2006. We will record stock compensation expense for the excess of the deemed fair market value over the exercise price at the date of issuance. The compensation expense is being recognized over the vesting period of three years using the straight line method. For the years ended January 1, 2006, January 2, 2005 and December 28, 2003, we recorded stock compensation expense of $429,387, $1,068,615 and $84,688, respectively.

In September 2004, one employee terminated his employment with us and 119,800 shares of unvested rights to purchase common stock expired. In November 2004, sixty days after the termination of employment for this employee, 130,200 shares of vested rights to purchase common stock expired.

In November 2005, a second employee terminated his employment with us and 32,900 additional shares of unvested rights to purchase common stock expired. At January 1, 2006, this employee had vested the right to purchase 142,100 shares of our common stock at a price of $0.10 per share, provided such purchase be made on or before January 17, 2006. On January 13, 2006 the employee purchased 20,000 shares of our common stock at $0.10 per share and on January 17, 2006 rights to purchase 122,100 shares expired.

Stock compensation to be recorded in future periods will be $18,750 in 2006. The amount of stock compensation expense to be recorded in future periods could decrease if the stock purchase rights do not fully vest.

At January 1, 2006, there are 292,100 shares of the above rights to purchase common stock outstanding.

TRANSACTIONS WITH EMPLOYEES

Due to our cash position and lack of ability to obtain additional financing, we were forced to terminate all of our employees on March 31, 2003. In April 2003, we rehired our chief executive officer and our chief financial officer to restart our operations and to continue to search for financing or a possible merger transaction.

In April 2003, we reached agreement with our former employees and executed Settlement and Release Agreements whereby the former employees gave up their right to their accrued unpaid salary in exchange for our common stock equal to two times their accrued salary with a fair value of $0.01 per share. For example, for each dollar of accrued salary the employee earned, they received 2 shares of common stock with a fair value of $0.01 per share. In July 2003, we issued 1,120,388 shares of our common stock to former employees for their unpaid accrued salary through March 2003. The value of the common stock issued was $11,204. In addition, all shares of restricted common stock were vested upon rehire.

STOCK OPTION PLANS

Under our 2003 Stock Option Plan and our 2004 Stock Option Plan (the "Option Plans"), 7,500,000 shares of Common Stock are authorized for issuance to our employees, officers, consultants, and directors. Stock options are granted at fair market value on the date of grant with terms up to ten years. Under the terms of the Option Plans, 16.7% of the stock options granted to employees will vest six months after the date of employment, and the remaining stock options will continue to vest ratably over the remainder of the three-year vesting period. Certain grants of options to employees after the initial grant of options to employees vest over three years. Stock option grants to members of our Board of Directors in compensation for their services vest over four calendar quarters.

The following table summarizes stock option activity:

		Options Outstanding
	Shares Available for Grant	Number of Shares	Weighted Average Exercise Price
Balance at December 31, 2002	-	-	-
Authorized	2,500,000	-	-
Granted	-	-	-
Exercised	-	-	-
Canceled	-	-	-

Balance at December 28, 2003	2,500,000	-	-
Authorized	2,500,000	-	-
Granted	(3,173,000)	3,173,000	$1.41
Exercised	-	-	-
Cancelled	-	-	-

Balance at January 2, 2005	1,827,000	3,173,000	$1.41
Authorized	2,500,000
Granted	(1,263,000)	1,263,000	$1.27
Exercised	-	-	-
Cancelled	519,030	(519,030)	$1.36

Balance at January 1, 2006	3,583,030	3,916,970	$1.38

The following table summarizes outstanding and exercisable options at January 1, 2006:

	Options Outstanding			Options Exercisable
Exercise Prices	Number of Options Outstanding	Weighted Average Remaining Life in Years	Weighted Average Exercise Price	Number of Options Exercisable	Weighted Average Exercise Price
$0.45 to $1.00	1,102,776	9.21	$0.82	272,515	$0.90
$1.01 to $2.00	2,669,194	8.44	$1.54	1,910,442	$1.53
$2.01 to $3.00	85,000	8.81	$2.21	34,303	$2.16
$3.01 to $4.00	60,000	8.18	$3.35	60,000	$3.35

$0.92 to $4.00	3,916,970	8.66	$1.38	2,277,260	$1.51

During fiscal years ended January 1, 2006 and January 2, 2005, we granted options with a weighted-average fair value of approximately $0.98 and $1.97 per share, respectively.

11.	INCOME TAXES

There is no provision for income taxes because we have incurred operating losses. Deferred income taxes reflect the net tax effects of net operating loss and tax credit carryovers and temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of our deferred tax assets are as follows:

	Fiscal Year Ended
	January 1,	January 2,
	2006	2005
Deferred tax assets:
Federal and state net operating losses	$5,468,362	$3,449,120
Research credits	529,974	382,803
Non-deductible accrued expenses	1,209,378	976,895
Other	-	-
Total deferred tax assets	7,207,714	4,808,818

Valuation allowance	(7,207,714)	(4,808,818)
Net deferred tax assets	$-	$-

As of January 1, 2006, we had net operating loss carryforwards for federal income tax purposes of approximately $14,260,462 which expires beginning after the year 2020. We also have California net operating loss carryforwards of approximately $10,631,305 which expire beginning after the year 2012. We also has federal and California research and development tax credits of $255,132 and $274,842. The federal research credits will begin to expire in the year 2021 and the California research credits have no expiration date.

The change in the valuation allowance was a net increase of $2,398,896 and $2,737,110 for the years ended January 1, 2006 and January 2, 2005, respectively.

Utilization of our net operating loss may be subject to substantial annual limitation due to the ownership change limitations provided by the Internal Revenue Code and similar state provisions. Such an annual limitation could result in the expiration of the net operating loss before utilization.

12.	RELATED PARTY TRANSACTIONS

On May 1, 2002, we entered into an Advisory Agreement with an individual, a partner in a company, located in Cupertino, CA. The individual was also serving as a Director on our Board of Directors. The initial term of the Agreement was May 1, 2002 through October 31, 2002 and was subsequently extended for a period of six months, as was provided for in the Agreement, through April 30, 2003.

In his capacity as Advisor, the individual agreed to provide us with the following advisory services:

w	Advisory services related to the structure of financings by us, including the initial funding;

w	Introductions to potential individual, corporate, and institutional investors.

w	Introductions to investment banking and private equity firms;

w	Introductions and advice related to the recruitment of Board members and advisory board members;

w	Introductions and advice related to our engagement of accounting and law firms as the CEO shall direct from time to time;

w	Advice in the preparation of a Form S-1 and other documents required for an initial public offering;

w	Advice related to a merger with an existing public company, if such transaction is sought by the CEO; and

w	Such other matters as may be required from time-to-time by the President/CEO with the consent of Advisor, provided that such consent shall not be unreasonably withheld.

As part of his compensation for Advisory Services rendered under the Agreement, the Advisor was permitted to purchase from us 1,200,000 founder's common shares at a price of $.001 per share which was deemed fair value of the stock at the time the agreement was executed. The number of shares granted were determined based on the nature of services being provided.

In August 2003, the individual exercised the common stock subscription to purchase 1,200,000 shares of common stock at $0.001 per share. Additionally, the individual held a convertible note payable in the amount of $150,000, which is included in the convertible notes payable amount of $1,355,000 that was converted into our common stock in July 2003.

In May 2003, we entered into an advisory agreement with Cagan McAfee Capital Partners, LLC ("CMCP") to assist in a $5,000,000 financing. One of the owners of CMCP is one of our directors. In connection with the advisory agreement, we agreed to sell CMCP 2,000,000 shares of our common stock at $0.001 per share, which was purchased in August 2003 by CMCP. This amount was recorded as part of common stock issued to founders for $2,000 and charged to miscellaneous expense.

In August 2003, we entered into an Assignment and Assumption Agreement with Douglas J. Glader, our president and chief executive officer, whereby Douglas J. Glader assigned his option to purchase certain tangible property, finished goods inventory, furniture, capital equipment and intellectual property rights from Digi International, Inc. ("Digi") to us with the consent of Digi (Note 13).

On November 29, 2005, we received loan proceeds of $90,000 from Cagan McAfee Capital Partners, a related party, and issued a promissory note in that amount, bearing interest of 6% per annum, and maturing on April 1, 2006. This loan, together with accrued interest of $562, was paid in full on January 6, 2006.

On December 13, 2005, we received loan proceeds of $150,000 from Laird Cagan, a related party who is a partner with Chadbourn Securities, Inc., and issued a promissory note in that amount, bearing interest of 6% per annum, and maturing on April 1, 2006. On February 28, 2006, Mr. Cagan requested that $130,000 of the loan principal owed to him by us be converted to a purchase of 325,000 shares of our common stock in conjunction with the private placement sales our common stock that closed on this date. The remaining loan principal of $20,000, together with accrued interest of $1,971, was paid in full by us on March 22, 2006.

13.	TRANSACTIONS WITH DIGI INTERNATIONAL, INC.

In May 2002, we entered into a Purchase and License Agreement with Digi whereby we desired to acquire or license all of Digi's tangible and intangible assets, intellectual property and personal property related to the business of layer 2 through layer 7 switches in exchange for issuing shares of our stock, representing 19.9% of our fully diluted capitalization. The Agreement was set to close on July 31, 2002 but was amended to close on March 31, 2003. As we did not have an equity financing, no shares were issued to Digi. However, we did have full use of the related assets and intellectual property.

In May 2002, we entered into a Distribution Agreement with Digi whereby we became the exclusive, worldwide distributor of Digi's product, as defined.

In March 2003, Digi and Douglas J. Glader entered into an Option and License Agreement whereby Digi terminated our Purchase and License Agreement with us and granted Douglas J. Glader the right to purchase the right, title and interest in the tangible and intangible assets, intellectual property and personal property related to the business which was previously covered by the Purchase Agreement between us and Digi for $300,000.

In August 2003, we entered into an Assignment and Assumption Agreement with Douglas J. Glader whereby Douglas J. Glader assigned his option to purchase certain tangible property, finished goods inventory, furniture, capital equipment and intellectual property rights from Digi to us with the consent of Digi.

In September 2003, we exercised the option and paid Digi $300,000 for the rights, title and interest in the assets described in the Assignment and Assumption Agreement. The $300,000 purchase price included $267,960 of inventory and $32,040 of fixed assets.

14.	SEGMENT INFORMATION

We operate in one segment, using one measure of profitability to manage our business. Revenues for geographic regions are based upon the customer's location. The following is a summary of revenue by geographical region:

	Year Ended		Cumulative Period from May 1, 2002
	January 1,	January 2,	(date of inception)
	2006	2005	to January 1, 2006
United States (1)	$208,786	$87,463	$461,218
Australia	-	280	16,180
Asia	36,466	-	49,905
Europe	9,557	2,273	19,030
Canada	-	6,795	6,795
Middle East	-	800	6,745
Total	$254,809	$97,611	$559,873

(1) Includes Mexico and Panama.

All of our long-lived assets are located in the United States.

Our accounts receivable are derived from revenue earned from customers located in the United States, Australia, Asia, Europe, Canada and the Middle East. We perform ongoing credit evaluations of certain customers' financial condition and, generally, requires no collateral from our customers. For the year ended January 1, 2006, two customers accounted for 46% and 15% of revenues, respectively. For the year ended January 2, 2005, three customers accounted for 29%, 18%, and 12% of revenues, respectively.

15.	SUBSEQUENT EVENTS

On February 28, 2006, we closed private placement sales of 15,000,025 shares of our restricted commons stock to thirty-three accredited individual and institutional investors for proceeds of $6,000,010, less financing expenses of $480,000 and warrants to purchase 1,500,000 shares of our common stock at a price of $0.40 per share.

On March 23, 2006, we appointed Thomas H. Williams as our Chief Financial Officer, effective March 20, 2006. Mr. Williams has been one of our directors since our inception in 2002. Mr. Williams' compensation consists of a salary of $160,000 per annum and an option to purchase 450,000 shares of our common stock under our shareholder approved stock option plan, which options are subject to immediate vesting if there is a change of control of us and an involuntarily termination of Mr. Williams' employment within twelve months of such change of control. In addition, Mr. Williams is entitled to the employee benefits available to all Company employees and is eligible for participation in any executive bonus program adopted by our Board of Directors.

PROCERA NETWORKS, INC.

16,886,025 Shares of

Common Stock

PROSPECTUS

Subject to Completion April 28, 2006

PART II

ITEM 24.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Article Seventh of our Articles of Incorporation provides, among other things, that our Directors shall not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

-	for any breach of such Director's duty of loyalty to us or our stockholders;

-	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

-	liability for unlawful payments of dividends or unlawful stock purchase or redemption by us; or

-	for any transaction from which such Director derived any improper personal benefit.

Accordingly, our Directors may have no liability to our stockholders for any mistakes or errors of judgment or for any act of omission, unless the act or omission involves intentional misconduct, fraud, or a knowing violation of law or results in unlawful distributions to our stockholders.

Section 10 of our Bylaws also provides that our officers and directors shall be indemnified and held harmless by us to the fullest extent permitted by the provisions of Section 78.7502 of the Nevada Revised Statutes.

ITEM 25.	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth an itemization of various expenses, all of which we will pay, in connection with the sale and distribution of the securities being registered. All of the amounts shown are estimates, except the SEC registration fee.

SEC Registration Fee	$2,000
Accounting Fees and Expenses	$8,000
Legal Fees and Expenses	$12,000
Miscellaneous	$2,000
Total	$24,000

ITEM 26.	RECENT SALES OF UNREGISTERED SECURITIES

COMMON STOCK

In June 2003, the we completed a private placement of 808,000 shares of our common stock at $0.50 per share to several investors. We received net proceeds of $396,500 after deducting the offering expenses. In connection with the private placement, we granted warrants to purchase common stock as set forth below. These issuances were made in reliance on Section 4(2) of the Act and/or Regulation D and were made without general solicitation or advertising. The recipients were sophisticated investors with access to all relevant information necessary to evaluate the investments, who represented to us that the shares were being acquired for investment purposes.

In July 2003, we issued 40,000 shares of common stock to a professional advisor for services rendered. These issuances were made in reliance on Section 4(2) of the Act and/or Regulation D and were made without general solicitation or advertising. The recipients were sophisticated investors with access to all relevant information necessary to evaluate the investments, who represented to us that the shares were being acquired for investment purposes.

In August 2003, we completed a private placement of 1,695,00 shares of our common stock at $1.00 per share. We received net proceeds of $1,689,500 after deducting the offering expenses. These issuances were made in reliance on Section 4(2) of the Act and/or Regulation D and were made without general solicitation or advertising. The recipients were sophisticated investors with access to all relevant information necessary to evaluate the investments, who represented to us that the shares were being acquired for investment purposes.

In December 2003, we completed a brokered private placement of 1,086,250 shares of our common stock at $2.00 per share. We received net proceeds of $1,873,391 after deducting the offering expenses. In connection with the private placement, we granted warrants and special warrants to purchase common stock as set forth below. These issuances were made in reliance on Section 4(2) of the Act and/or Regulation D and were made without general solicitation or advertising. The recipients were sophisticated investors with access to all relevant information necessary to evaluate the investments, who represented to us that the shares were being acquired for investment purposes.

On April 22, 2004, we completed the acquisition of 100% of the outstanding stock of EZ2, Inc. ("EZ2"), a development stage company located in Saratoga, California, for 35,000 shares of our restricted common stock valued at $71,750. EZ2 was co-founded by Dr. Anil Sahai who we hired as our Chief Technology officer on May 24, 2004. These issuances were made in reliance on Section 4(2) of the Act and/or Regulation D and were made without general solicitation or advertising. The recipients were sophisticated investors with access to all relevant information necessary to evaluate the investments, who represented to us that the shares were being acquired for investment purposes.

On April 26, 2004, the registration statement filed with the Securities and Exchange Commission covering the shares issued in the December 2003 private placement is declared effective by the Securities and Exchange Commission

In May 2004, certain investors exercised the special warrants to purchase 1,086,250 shares of common stock at $2.00 per share. We received net proceeds of $2,000,446 after deducting the offering expenses. In connection with the exercise of Special Warrants, we granted warrants to purchase common stock as set forth below. These issuances were made in reliance on Section 4(2) of the Act and/or Regulation D and were made without general solicitation or advertising. The recipients were sophisticated investors with access to all relevant information necessary to evaluate the investments, who represented to us that the shares were being acquired for investment purposes.

In May 2004, we completed a private placement of 250,000 shares of common stock for $2.00 per share to one investor.. We received proceeds of $500,000. In connection with the private placement, we granted warrants to purchase common stock as set forth below. These issuances were made in reliance on Section 4(2) of the Act and/or Regulation D and were made without general solicitation or advertising. The recipients were sophisticated investors with access to all relevant information necessary to evaluate the investments, who represented to us that the shares were being acquired for investment purposes.

On May 20, 2004, we completed the acquisition of the intellectual property of Ezyte, Inc. ("Ezyte"), a development stage company located in Saratoga, California, for 65,000 shares of our restricted common stock valued at $106,600. Ezyte was co-founded by Dr. Anil Sahai who we hired as our Chief Technology officer on May 24, 2004. These issuances were made in reliance on Section 4(2) of the Act and/or Regulation D and were made without general solicitation or advertising. The recipients were sophisticated investors with access to all relevant information necessary to evaluate the investments, who represented to us that the shares were being acquired for investment purposes.

In June 2004, we issued 20,000 shares of our restricted common stock at $0.001 per share to a consultant as compensation for consulting services in connection with private placement of common stock. These issuances were made in reliance on Section 4(2) of the Act and/or Regulation D and were made without general solicitation or advertising. The recipients were sophisticated investors with access to all relevant information necessary to evaluate the investments, who represented to us that the shares were being acquired for investment purposes.

In October 2004, we issued 11,000 shares of our restricted common stock at $0.92 per share to a marketing consultant as compensation for consulting services in connection with marketing and communications. These issuances were made in reliance on Section 4(2) of the Act and/or Regulation D and were made without general solicitation or advertising. The recipients were sophisticated investors with access to all relevant information necessary to evaluate the investments, who represented to us that the shares were being acquired for investment purposes.

In March 2005, we issued 17,473 shares of common stock to a charity organization in connection with the private placement of December 2004. These issuances were made in reliance on Section 4(2) of the Act and/or Regulation D and were made without general solicitation or advertising. The recipients were sophisticated investors with access to all relevant information necessary to evaluate the investments, who represented to us that the shares were being acquired for investment purposes.

In November 2005, we issued 165,000 shares of restricted common stock to a service provider for services valued at $0.51 per share.. These issuances were made in reliance on Section 4(2) of the Act and/or Regulation D and were made without general solicitation or advertising. The recipients were sophisticated investors with access to all relevant information necessary to evaluate the investments, who represented to us that the shares were being acquired for investment purposes.

COMMON STOCK SUBSCRIPTIONS

In connection with the convertible notes entered into in 2002, we agreed to issue 190,360 shares of common stock in 2002 and 171,533 shares of common stock in 2003 to the holders of the notes. These issuances were made in reliance on Section 4(2) of the Act and/or Regulation D and were made without general solicitation or advertising. The recipients were sophisticated investors with access to all relevant information necessary to evaluate the investments, who represented to us that the shares were being acquired for investment purposes.

In August and September 2003, we issued 1,200,000 shares and 361,893 shares of common stock in satisfaction of the common stock subscriptions, respectively. These issuances were made in reliance on Section 4(2) of the Act and/or Regulation D and were made without general solicitation or advertising. The recipients were sophisticated investors with access to all relevant information necessary to evaluate the investments, who represented to us that the shares were being acquired for investment purposes.

In December 2004, 23 institutional and accredited investors, each signed a Subscription Agreement, applied to purchase a total of 5,762,500 shares of our restricted common stock for $0.80 per share for a total of $4,324,375, net of issuance cost of $285,625. In January 2005, we issued the 5,762,500 shares of common stock in satisfaction of the common stock subscriptions. Under the Subscription Agreements, we granted warrants to purchase common stock as set forth below. These issuances were made in reliance on Section 4(2) of the Act and/or Regulation D and were made without general solicitation or advertising. The recipients were sophisticated investors with access to all relevant information necessary to evaluate the investments, who represented to us that the shares were being acquired for investment purposes.

In November 2005, we agreed to issue 825,000 shares of our restricted common stock to a financial adviser as compensation for services to be provided over 18 months, beginning in December 2005 and vests ratably over the service term. At January 1, 2006, we recognized and reported as common stock subscriptions 45,833 shares of its restricted common stock as compensation for financial services for the month of December 2005. These issuances were made in reliance on Section 4(2) of the Act and/or Regulation D and were made without general solicitation or advertising. The recipients were sophisticated investors with access to all relevant information necessary to evaluate the investments, who represented to us that the shares were being acquired for investment purposes.

On February 28, 2006, we completed the sale of 15,000,025 shares of our restricted common stock for $0.40 per share for a total of $6,000,010 to thirty-three accredited investors (the “February 2006 Investors”). Chadbourn Securities served as the lead placement agent for the transaction. The February 2006 Investors purchased the shares pursuant to subscription agreements (each a “Subscription Agreement”). In conjunction with the transaction, we also issued warrants to Chadbourn Securities and other placement agents to purchase an aggregate of 1,500,000 shares of our common stock at a per share price of $0.40. The warrants are exercisable, in whole or in part, for three years following the effectiveness of the registration statement. Our Board of Directors accepted the terms for the sale of the shares after pursuing all financing alternatives and based upon advice from our lead placement agent. Each February 2006 Investor completed a subscription agreement and a registration rights agreement. The February 2006 Investors and the placement agents also received registration rights with respect to the shares of common stock issued and to the shares of common stock underlying the warrants, and the filing of our registration statement satisfies our obligations. These issuances were made in reliance on Section 4(2) of the Act and/or Regulation D and were made without general solicitation or advertising. The recipients were sophisticated investors with access to all relevant information necessary to evaluate the investments, who represented to us that the shares were being acquired for investment purposes.

WARRANTS

In June and July 2003, we issued warrants to purchase 770,000 shares and 6,000 shares of common stock with exercise prices between $0.001 and $0.075 per share to placement agents in connection with the private placement of common stock in June 2003. The warrants are exercisable immediately and expire in June and July 2008. These issuances were made in reliance on Section 4(2) of the Act and/or Regulation D and were made without general solicitation or advertising. The recipients were sophisticated investors with access to all relevant information necessary to evaluate the investments, who represented to us that the shares were being acquired for investment purposes.

In June 2003, we issued warrants to purchase 50,000 shares of common stock with an exercise price of $0.50 per share to a legal firm in connection with their engagement to provide us with legal services. The warrants are exercisable immediately and expire in June 2008. These issuances were made in reliance on Section 4(2) of the Act and/or Regulation D and were made without general solicitation or advertising. The recipients were sophisticated investors with access to all relevant information necessary to evaluate the investments, who represented to us that the shares were being acquired for investment purposes.

In June 2003, we issued warrants to purchase 404,000 shares of common stock with an exercise price of $0.75 per share to certain investors in connection with the private placement in June 2003. The warrants are exercisable immediately and expire in June 2008. These issuances were made in reliance on Section 4(2) of the Act and/or Regulation D and were made without general solicitation or advertising. The recipients were sophisticated investors with access to all relevant information necessary to evaluate the investments, who represented to us that the shares were being acquired for investment purposes.

In October 2003, we issued warrants to purchase 6,125 shares of common stock for advisory services with an exercise price of $2.00 per share. The warrants are exercisable immediately and expire in October 2006. These issuances were made in reliance on Section 4(2) of the Act and/or Regulation D and were made without general solicitation or advertising. The recipients were sophisticated investors with access to all relevant information necessary to evaluate the investments, who represented to us that the shares were being acquired for investment purposes.

In October 2003, we issued warrants to purchase 31,250 shares of common stock with an exercise price of $2.00 per share in connection with the unsecured convertible notes payable. The warrants are exercisable immediately and expire in October 2006. These issuances were made in reliance on Section 4(2) of the Act and/or Regulation D and were made without general solicitation or advertising. The recipients were sophisticated investors with access to all relevant information necessary to evaluate the investments, who represented to us that the shares were being acquired for investment purposes.

In December 2003, we issued warrants to purchase 110,188 shares of common stock with an exercise price of $2.00 per share to the placement gents in connection with the private placement in December 2003. The warrants are exercisable immediately and expire one year following the date on which the registration statement for the shares has been declared effective by the Securities and Exchange Commission. These issuances were made in reliance on Section 4(2) of the Act and/or Regulation D and were made without general solicitation or advertising. The recipients were sophisticated investors with access to all relevant information necessary to evaluate the investments, who represented to us that the shares were being acquired for investment purposes.

In December 2003, we issued warrants to purchase 1,086,250 shares of common stock with an exercise price of $2.00 per share to certain investors in connection with the private placement in December 2003. The warrants are exercisable immediately and expire one year following the date on which the registration statement for the shares has been declared effective by the Securities and Exchange Commission. These issuances were made in reliance on Section 4(2) of the Act and/or Regulation D and were made without general solicitation or advertising. The recipients were sophisticated investors with access to all relevant information necessary to evaluate the investments, who represented to us that the shares were being acquired for investment purposes.

In December 2003, we issued special warrants to purchase 1,086,250 shares of common stock with an exercise price of $2.00 per share to certain investors in connection with the private placement of common stock in December 2003. The special warrants were to be automatically exercised immediately upon the declaration of the effectiveness of our registration statement filed with the Securities and Exchange Commission covering the shares issued in the December 2003 private placement. The special warrants were to terminate if the effective date for the registration statement occurred after June 6, 2004. These issuances were made in reliance on Section 4(2) of the Act and/or Regulation D and were made without general solicitation or advertising. The recipients were sophisticated investors with access to all relevant information necessary to evaluate the investments, who represented to us that the shares were being acquired for investment purposes.

On April 26, 2004, the registration statement filed with the Securities and Exchange Commission covering the shares issued in the December 2003 private placement was declared effective by the Securities and Exchange Commission.

In April 2004, we issued warrants to purchase 15,000 shares of our restricted common stock at a price of $2.05 per share to an independent contractor as additional compensation to perform sales and marketing services. These issuances were made in reliance on Section 4(2) of the Act and/or Regulation D and were made without general solicitation or advertising. The recipients were sophisticated investors with access to all relevant information necessary to evaluate the investments, who represented to us that the shares were being acquired for investment purposes.

In May 2004, certain investors exercised the special warrants to purchase 1,086,250 shares of common stock at $2.00 per share. We received net proceeds of $2,000,446 after deducting the offering expenses. In connection with the exercise of Special Warrants, we granted warrants to purchase common stock. These issuances were made in reliance on Section 4(2) of the Act and/or Regulation D and were made without general solicitation or advertising. The recipients were sophisticated investors with access to all relevant information necessary to evaluate the investments, who represented to us that the shares were being acquired for investment purposes.

In May 2004, we issued warrants to purchase 250,000 shares of common stock with an exercise price of $2.00 per share to a certain investor in connection with the private placement in May 2004. The warrants are exercisable immediately and expire on June 30, 2006. These issuances were made in reliance on Section 4(2) of the Act and/or Regulation D and were made without general solicitation or advertising. The recipients were sophisticated investors with access to all relevant information necessary to evaluate the investments, who represented to us that the shares were being acquired for investment purposes.

In May 2004, we issued warrants to purchase 1,086,250 shares of common stock with an exercise price of $2.00 per share to certain investors in connection with the exercise of Special Warrants in May 2004. The warrants are exercisable immediately and expire on June 30, 2006, which is two years following the date on which the registration statement for the shares was declared effective by the Securities and Exchange Commission. These issuances were made in reliance on Section 4(2) of the Act and/or Regulation D and were made without general solicitation or advertising. The recipients were sophisticated investors with access to all relevant information necessary to evaluate the investments, who represented to us that the shares were being acquired for investment purposes.

In May 2004, we issued warrants to purchase 110,188 shares of common stock with an exercise price of $2.00 per share to the placement agents in connection with the exercise of Special Warrants in May 2004. The warrants are exercisable immediately and expire on June 30, 2006, which is two years following the date on which the registration statement for the shares was declared effective by the Securities and Exchange Commission. These issuances were made in reliance on Section 4(2) of the Act and/or Regulation D and were made without general solicitation or advertising. The recipients were sophisticated investors with access to all relevant information necessary to evaluate the investments, who represented to us that the shares were being acquired for investment purposes.

In August 2004, we issued warrants to purchase 400,000 shares of our restricted common stock at a price of $1.40 per share to a financial communication firm, as compensation to perform marketing and promotional services. The warrants are exercisable in one-third increments, the initial 33% were exercisable on August 2, 2004, the second 33% were exercisable on November 2, 2004, and the remaining warrants were exercisable on February 2, 2005. The warrants expire on August 2, 2006. These issuances were made in reliance on Section 4(2) of the Act and/or Regulation D and were made without general solicitation or advertising. The recipients were sophisticated investors with access to all relevant information necessary to evaluate the investments, who represented to us that the shares were being acquired for investment purposes.

In August 2004, we issued warrants to purchase 100,000 shares of our restricted common stock at a price of $1.56 per share to a consulting firm, as compensation to perform marketing and promotional services. The warrants are exercisable immediately and expire on August 12, 2007. These issuances were made in reliance on Section 4(2) of the Act and/or Regulation D and were made without general solicitation or advertising. The recipients were sophisticated investors with access to all relevant information necessary to evaluate the investments, who represented to us that the shares were being acquired for investment purposes.

In August 2004, we issued warrants to purchase 60,000 shares of our restricted common stock at a price of $1.60 per share to consulting firm, as additional compensation to perform marketing and promotional services. The warrants vest over a five-month period with the initial 50% occurring in September 2004, 25% in October 2004 and 25% in December 2004. The warrants expire on August 4, 2006. These issuances were made in reliance on Section 4(2) of the Act and/or Regulation D and were made without general solicitation or advertising. The recipients were sophisticated investors with access to all relevant information necessary to evaluate the investments, who represented to us that the shares were being acquired for investment purposes.

In August 2004, we issued the following warrants: (a) a warrant to purchase 300,000 shares of our restricted common stock at a price of $1.50 per share, with a net exercise option, exercisable on or before September 1, 2006; (b) a warrant to purchase 200,000 shares of our restricted common stock at a price of $2.50 per share, exercisable on or before September 1, 2005; and (c) a warrant to purchase 200,000 shares of our restricted common stock at a price of $3.00 per share, exercisable on or before September 1, 2005 to a consulting firm, as compensation to perform marketing and promotional services over a twelve month period. These issuances were made in reliance on Section 4(2) of the Act and/or Regulation D and were made without general solicitation or advertising. The recipients were sophisticated investors with access to all relevant information necessary to evaluate the investments, who represented to us that the shares were being acquired for investment purposes.

In December 2004, we issued warrants to purchase 1,728,750 shares of the common stock at a per share exercise price of $1.25 and warrants to purchase 1,728,750 shares of the common stock at a per share exercise price of $1.37 to certain investors in connection with the private placement in December 2004. The warrants are exercisable immediately and expire July 15, 2008. These issuances were made in reliance on Section 4(2) of the Act and/or Regulation D and were made without general solicitation or advertising. The recipients were sophisticated investors with access to all relevant information necessary to evaluate the investments, who represented to us that the shares were being acquired for investment purposes.

In December 2004, we issued warrants to purchase 173,206 shares of common stock with an exercise price of $1.25 per share and warrants to purchase 175,891 shares of common stock with an exercise price of $1.37 per share to the placement agents in connection with the private placement in December 2004. The warrants are exercisable immediately and expire three years following the date on which the registration statement for the shares has been declared effective by the Securities and Exchange Commission. These issuances were made in reliance on Section 4(2) of the Act and/or Regulation D and were made without general solicitation or advertising. The recipients were sophisticated investors with access to all relevant information necessary to evaluate the investments, who represented to us that the shares were being acquired for investment purposes.

In February 2005, we issued warrants to purchase 100,000 shares of common stock with an exercise price of $1.78 per share to independent sales representative number one as an incentive to secure orders from prospective customers to purchase our products. The warrants are exercisable in relation to cash payments received by us from customers who have purchased our products under orders secured by the independent representative. The warrants expire on February 23, 2010. These issuances were made in reliance on Section 4(2) of the Act and/or Regulation D and were made without general solicitation or advertising. The recipients were sophisticated investors with access to all relevant information necessary to evaluate the investments, who represented to us that the shares were being acquired for investment purposes.

In February 2005, we issued warrants to purchase 100,000 shares of common stock with an exercise price of $1.78 per share to independent sales representative number two as an incentive to secure orders from prospective customers to purchase our products. The warrants are exercisable in relation to cash payments received by us from customers who have purchased our products under orders secured by the independent representative. The warrants expire on February 23, 2010. These issuances were made in reliance on Section 4(2) of the Act and/or Regulation D and were made without general solicitation or advertising. The recipients were sophisticated investors with access to all relevant information necessary to evaluate the investments, who represented to us that the shares were being acquired for investment purposes.

In February 2005, we issued warrants to purchase 50,000 shares of common stock with an exercise price of $1.78 per share to independent sales representative number three as an incentive to secure orders from prospective customers to purchase our products. The warrants are exercisable in relation to cash payments received by us from customers who have purchased our products under orders secured by the independent representative. The warrants expire on February 23, 2010. These issuances were made in reliance on Section 4(2) of the Act and/or Regulation D and were made without general solicitation or advertising. The recipients were sophisticated investors with access to all relevant information necessary to evaluate the investments, who represented to us that the shares were being acquired for investment purposes.

In February 2005, we issued warrants to purchase 50,000 shares of common stock with an exercise price of $1.78 per share to independent sales representative number four as an incentive to secure orders from prospective customers to purchase our products. The warrants are exercisable in relation to cash payments received by us from customers who have purchased our products under orders secured by the independent representative. In April 2005, we terminated our agreement with the independent sales representative and the warrants to purchase 50,000 shares of common stock were cancelled. These issuances were made in reliance on Section 4(2) of the Act and/or Regulation D and were made without general solicitation or advertising. The recipients were sophisticated investors with access to all relevant information necessary to evaluate the investments, who represented to us that the shares were being acquired for investment purposes.

On March 30, 2005, the Board of Directors approved an offer by us to amend the 1,177,688 shares of investor warrants issued on December 9, 2003, to reduce the exercise price of such warrants from $2.00 to $1.50 per share, and to change the expiration date of such warrants from April 26, 2005 to April 13, 2005. In addition, we offered to amend 1,446,438 investor warrants issued on June 27, 2004, to reduce the exercise price of such warrants from $2.00 to $1.40 per share and to change the expiration date of such warrants from June 30, 2006 to April 13, 2005. On or about April 13, 2005, certain holders of our December 2003 Warrants and June 2004 Warrants exercised warrants to purchase 557,438 and 102,500 shares of its common stock at $1.50 and $1.40 per share, respectively, and we received net proceeds of $974,759 from the exercise of such exchange warrants. These issuances were made in reliance on Section 4(2) of the Act and/or Regulation D and were made without general solicitation or advertising. The recipients were sophisticated investors with access to all relevant information necessary to evaluate the investments, who represented to us that the shares were being acquired for investment purposes.

In April 2005, we issued warrants to purchase 10,000 shares of common stock with an exercise price of $1.86 per share to one of our directors for successfully directing and completing an equity raising initiative on our behalf. The warrants are exercisable immediately and expire on April 13, 2008. These issuances were made in reliance on Section 4(2) of the Act and/or Regulation D and were made without general solicitation or advertising. The recipients were sophisticated investors with access to all relevant information necessary to evaluate the investments, who represented to us that the shares were being acquired for investment purposes.

In May 2005, we issued warrants to purchase 25,000 shares of common stock at a price of $1.22 per share to its landlord as compensation for assisting us in securing a facility lease that satisfies our current requirements at a reasonably competitive cost. The warrants vested immediately and expire 36 months from the date that the shares supporting these warrants are declared effectively registered by the Securities and Exchange Commission. These issuances were made in reliance on Section 4(2) of the Act and/or Regulation D and were made without general solicitation or advertising. The recipients were sophisticated investors with access to all relevant information necessary to evaluate the investments, who represented to us that the shares were being acquired for investment purposes.

In June 2005, we issued warrants to purchase 75,000 shares of common stock with an exercise price of $1.42 per share to one of our directors as partial compensation for successfully directing and coordinating activities to complete a strategic business relationship with a high profile partner(s) and/or investors. Fifty percent of the warrants became exercisable on October 14, 2005 and the remainder will vest upon completion of a PIPE or strategic investment with a minimum value of five million dollars. The warrants expire on June 14, 2008. These issuances were made in reliance on Section 4(2) of the Act and/or Regulation D and were made without general solicitation or advertising. The recipients were sophisticated investors with access to all relevant information necessary to evaluate the investments, who represented to us that the shares were being acquired for investment purposes.

In September 2005, we issued warrants to purchase 15,000 shares of common stock with an exercise price of $0.68 per share to independent sales representative number five as compensation for assisting us in finalizing the specification and definition of a new product and other services. The warrants vest upon completion of mutually agreed upon milestones. As of January 1, 2006, milestones have not been completed and no warrant shares have vested. The warrants expire 36 months from the date that the shares supporting these warrants are declared effectively registered by the Securities and Exchange Commission. These issuances were made in reliance on Section 4(2) of the Act and/or Regulation D and were made without general solicitation or advertising. The recipients were sophisticated investors with access to all relevant information necessary to evaluate the investments, who represented to us that the shares were being acquired for investment purposes.

In December 2005, we received subscriptions from five accredited investors to purchase 3,500,000 shares of our common stock at a price of $0.40 per share as part of our private placement sale of common shares which closed on February 28, 2006. As partial compensation to placement agents for obtaining these December subscriptions, as of January 1, 2006 we have been obligated to issue warrants to said agents to purchase 350,000 shares of our common stock at a price of $0.40 per share. These warrants vest immediately upon issuance and expire on February 28, 2011. These issuances were made in reliance on Section 4(2) of the Act and/or Regulation D and were made without general solicitation or advertising. The recipients were sophisticated investors with access to all relevant information necessary to evaluate the investments, who represented to us that the shares were being acquired for investment purposes.

RIGHT TO PURCHASE COMMON STOCK

In July, August and September 2003, we granted the right to purchase 250,000 shares, 175,000 shares and 150,000 shares with exercise prices of $0.075, $0.10 and $0.25 per share, respectively, to employees in connection with employment agreements. The rights vest over a three year period and expire in July, August and September 2006. These issuances were made in reliance on Section 4(2) of the Act and/or Regulation D and were made without general solicitation or advertising. The recipients were sophisticated investors with access to all relevant information necessary to evaluate the investments, who represented to us that the shares were being acquired for investment purposes.

In September 2004, one employee terminated his employment with us and 119,800 shares of unvested rights to purchase common stock expired. In November 2004, sixty days after the termination of employment for this employee, 130,200 shares of vested rights to purchase common stock expired. These issuances were made in reliance on Section 4(2) of the Act and/or Regulation D and were made without general solicitation or advertising. The recipients were sophisticated investors with access to all relevant information necessary to evaluate the investments, who represented to us that the shares were being acquired for investment purposes.

In November 2005, a second employee terminated his employment with us and 32,900 additional shares of unvested rights to purchase common stock expired. At January 1, 2006, this employee had vested the right to purchase 142,100 shares of our common stock at a price of $0.10 per share, provided such purchase be made on or before January 17, 2006. On January 13, 2006 the employee purchased 20,000 shares of our common stock at $0.10 per share and on January 17, 2006 rights to purchase 122,100 shares expired. These issuances were made in reliance on Section 4(2) of the Act and/or Regulation D and were made without general solicitation or advertising. The recipients were sophisticated investors with access to all relevant information necessary to evaluate the investments, who represented to us that the shares were being acquired for investment purposes.

SETTLEMENT AGREEMENT

In April 2003, we reached agreement with our former employees and executed Settlement and Release Agreements whereby the former employees gave up their right to their accrued unpaid salary in exchange for our common stock equal to two times their accrued salary with a fair value of $0.01 per share. For example, for each dollar of accrued salary the employee earned, they received 2 shares of common stock with a fair value of $0.01 per share. In July 2003, we issued 1,120,388 shares of its common stock to former employees for their unpaid accrued salary through March 2003. These issuances were made in reliance on Section 4(2) of the Act and/or Regulation D and were made without general solicitation or advertising. The recipients were sophisticated investors with access to all relevant information necessary to evaluate the investments, who represented to us that the shares were being acquired for investment purposes.

ITEM 27.	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(A)	EXHIBITS

The following Exhibits are attached hereto and incorporated herein by reference:

2.1* Agreement and Plan of Merger included in our Preliminary Proxy Statement on Schedule 14A filed on August 25, 2003 and incorporated herein by reference.
3.1* Articles of Incorporation included as Exhibit 3.1 to our form SB-2 filed on February 11, 2002 and incorporated herein by reference.
3.2* Bylaws included as Exhibit 3.2 to our form SB-2 filed on February 11, 2002 and incorporated herein by reference.
4.1* Form of Subscription Agreement for February 28, 2006 offering included as Exhibit 10.1 to our current report on form 8-K filed on March 1, 2006 and incorporated herein by reference.
4.2* Form of Registration Rights Agreement for February 2006 offering included as Exhibit 10.2 to our current report on Form 8-K filed on March 1, 2006 and incorporated herein by reference.
5.1 Opinion of Silicon Valley Law Group
10.1* 2003 Stock Option Plan
10.2* Sublease Agreement
10.3* Employee Offer Letter for Douglas J. Glader
10.4* 2004 Stock Option Plan
10.5* Employee Offer Letter for Thomas H. Williams
10.6* Employee Offer Letter for Jay Zerfoss
10.7* Employee Offer Letter for Anil Sahai
10.8* Employee Offer Letter for Gary Johnson
23.1 Consent of Independent Registered Public Accounting Firm
23.2 Consent of Silicon Valley Law Group (included in Exhibit 5.1)
24.1 Powers of Attorney (included on signature page)

*	Previously filed.

(B)	FINANCIAL STATEMENT SCHEDULES

Financial Statement Schedules have been omitted because the information is included in the Financial Statements or Notes thereto.

ITEM 28.	UNDERTAKINGS

(a)	The undersigned registrant hereby undertakes:

 (1)       To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)       To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)       To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii)       To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

  (2)       That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3)       To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)            The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(c)            Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d)            The undersigned registrant hereby undertakes that:

  (1)       for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

  (2)       For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Gatos, State of California, on April 28, 2006.

PROCERA NETWORKS, INC.

/s/ Douglas J. Glader
Douglas J. Glader
President and CEO

/s/ Jay R. Zerfoss
Jay R. Zerfoss
Chief Accounting Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Douglas J. Glader and Jay Zerfoss, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to the registration statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact or agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Douglas J. Glader	President, Director, and Chief Executive Officer	April 28, 2006
Douglas J. Glader	Chief Executive Officer

/s/ Jay R. Zerfoss	Chief Accounting Officer	April 28, 2006
Jay R. Zerfoss

Director
Scott McClendon

Director
Thomas Saponas

/s/ Thomas Williams	Director and Chief Financial Officer and Secretary	April 28, 2006
Thomas Williams

EXHIBIT INDEX

EXHIBIT NO.	DESCRIPTION
__________
2.1*	Agreement and Plan of Merger included in our Preliminary Proxy Statement on Schedule 14A filed on August 25, 2003 and incorporated herein by reference.
3.1*	Articles of Incorporation included as Exhibit 3.1 to our form SB-2 filed on February 11, 2002 and incorporated herein by reference.
3.2*	Bylaws included as Exhibit 3.2 to our form SB-2 filed on February 11, 2002 and incorporated herein by reference.
4.1*	Form of Subscription Agreement for February 28, 2006 offering included as Exhibit 10.1 to our current report on form 8-K filed on March 1, 2006 and incorporated herein by reference.
4.2*	Form of Registration Rights Agreement for February 2006 offering included as Exhibit 10.2 to our current report on Form 8-K filed on March 1, 2006 and incorporated herein by reference.
5.1	Opinion of Silicon Valley Law Group
10.1*	2003 Stock Option Plan
10.2*	Sublease Agreement
10.3*	Employee Offer Letter for Douglas J. Glader
10.4*	2004 Stock Option Plan
10.5*	Employee Offer Letter for Thomas H. Williams
10.6*	Employee Offer Letter for Jay Zerfoss
10.7*	Employee Offer Letter for Anil Sahai
10.8*	Employee Offer Letter for Gary Johnson
23.1	Consent of Independent Registered Public Accounting Firm
23.2	Consent of Silicon Valley Law Group (included in Exhibit 5.1)
24.1	Powers of Attorney (included on signature page)

*	Previously filed.